   As filed with the Securities and Exchange Commission on February 26, 1999
                                                     Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                   NORTHPOINT COMMUNICATIONS HOLDINGS, INC.
            (Exact name of Registrant as specified in its charter)
                                ---------------

              Delaware                                  4813                            52-214-7716
  (State or other jurisdiction of                (Primary Standard                    (I.R.S. Employer
   incorporation or organization)      Industrial Classification Code Number)      Identification Number)

                               222 Sutter Street
                        San Francisco, California 94108
                                (415) 403-4003
            (Address, including zip code, and telephone number of
                   Registrant's principal executive offices)
                                ---------------
                               Michael W. Malaga
                     President and Chief Executive Officer
                   NorthPoint Communications Holdings, Inc.
                               222 Sutter Street
                        San Francisco, California 94108
                                (415) 403-4003
                              Fax: (415) 403-4004
           (Name, addess, including ZIP code, and telephone number,
                  including area code, of agent for service)
                                ---------------
                                  Copies to:

               Michael W. Hall, Esq.                          Frank H. Golay, Jr., Esq.
              Gregory K. Miller, Esq.                         Joshua A. Kreinberg, Esq.
               Karen E. Eberle, Esq.                            Ondraus Jenkins, Esq.
                  Latham & Watkins                               Sullivan & Cromwell
               135 Commonwealth Drive                     1888 Century Park East, 21st Floor
            Menlo Park, California 94025                    Los Angeles, California 90067
                   (650) 328-4600                                   (310) 712-6600
                Fax: (650) 463-2600                              Fax: (310) 712-8800

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                          Proposed maximum
    Title of shares to be                                    aggregate                Amount of
         registered                                      offering price(1)         registration fee
---------------------------------------------------------------------------------------------------
Common Stock, $.001 par value......................         $125,000,000               $34,750
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuantto Rule 457(o) under the Securities Act of 1933.
                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this preliminary prospectus is not complete and  +
+may be changed. These securities may not be sold until the registration       +
+statement filed with the Securities and Exchange Commission is effective. The + +preliminary prospectus is not an offer to sell nor does it seek an offer to +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                Subject to Completion. Dated February 26, 1999.

                                           Shares

                    NorthPoint Communications Holdings, Inc.

                                  Common Stock

                                 ------------

  This is an initial public offering of shares of common stock of NorthPoint
Communications Holdings, Inc. All of the          shares of common stock are
being sold by NorthPoint.

  Prior to this offering, there has been no public market for the common stock. We currently estimate that the initial public offering price will be between
$    and $    per share. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "NPNT".

  See "Risk Factors" on page 10 to read about certain factors you should consider before buying shares of the common stock.

                                 ------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                               Per Share Total
                                                               --------- ------
   Initial public offering price..............................  $        $
   Underwriting discount......................................  $        $
   Proceeds, before expenses, to NorthPoint...................  $        $

  The underwriters may, under certain circumstances, purchase up to an
additional    shares from NorthPoint at the initial public offering price less the underwriting discount.

                                 ------------

  The underwriters expect to deliver the shares against payment in New York,
New York on          , 1999.

Goldman, Sachs & Co.

               Morgan Stanley Dean Witter

                                                      Credit Suisse First Boston

                                 ------------

                         Prospectus dated      , 1999.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully. Unless the context otherwise requires, in this prospectus "NorthPoint," "we," "us" and "our" refer to NorthPoint Communications Holdings, Inc. and its subsidiaries. We have assumed in this prospectus that the merger of NorthPoint Communications, Inc. with and into NorthPoint Merger Sub, Inc., a wholly owned subsidiary of NorthPoint Communications Holdings, Inc., has been completed. We expect to complete this reorganization in March 1999. Unless we indicate otherwise, the information in this prospectus assumes the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering and that the underwriters will not exercise their over-allotment option. You should refer to the Appendix starting on page A-1 for definitions of technical and industry terms we use in the prospectus.

                                  The Company

  We are a national, facilities-based provider of high speed, local data network services. Our networks use digital subscriber line, or DSL, technology to transport data at guaranteed speeds up to 25 times faster than common dial-up modems. We market our network and data transport services to Internet service providers, broadband data service providers and long-distance and local telephone companies, whom we call network service providers, or NSPs. Our NSP customers can use our fast, secure and reliable data networks to provide economical, "always on" Internet access and other data-intensive applications to end users, who are typically small- and medium-sized businesses, people who work in home offices and telecommuters.

  We are currently providing services in 12 metropolitan areas in the United States and intend to offer service in a total of 28 metropolitan areas by the end of this year. We have been and expect to be the first, or one of the first, to offer DSL services in these markets. Our networks consist principally of digital communications equipment that we own and install in telephone company offices known as "central offices" and existing copper telephone lines that we lease to connect our equipment with end users' premises. We will initially
install our equipment in the    central offices with the highest density of
small- and medium-sized businesses in our 28 markets. We have already secured
and purchased space in    of those central offices and intend to expand the
coverage of our networks in these markets over time by installing equipment in additional central offices.

  Upon completion of our planned expansion, our networks will be able to reach approximately four million businesses and 30 million households, including more than 80% of the small- and medium-sized businesses in our 28 markets. We have already obtained required regulatory approvals, including competitive local exchange carrier, or CLEC, authorizations, to offer services in each of those markets. We are currently providing or have entered into agreements to provide
our services to more than   NSPs and have connected over   of their end users
to our networks.

  NorthPoint was founded in May 1997 by former MFS/WorldCom executives who developed and implemented the first commercial DSL service. We began offering our network services in March 1998 and have since entered into strategic relationships with @Work (a division of @Home), Intel and Verio. Each of these companies and The Carlyle Group, Vulcan Ventures, Accel Partners, Benchmark Capital, Greylock and others have invested in our company.

Demand for Data Networks

  Data communications is the fastest growing segment of the telecommunications industry. Businesses and other end users are increasingly using data-intensive applications such as Internet access, intranets, extranets, telecommuting, virtual private networks, IP telephony, e-commerce, e-mail, video conferencing and multimedia. Forrester Research projects that the total market for data networking services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002, of which approximately $27.9 billion will be generated from services to businesses. To take full advantage of these productivity-enhancing applications, small- and medium-sized businesses need fast, secure and dedicated data connectivity. People using computers from their homes to connect to corporate networks or to the Internet for in-home business purposes have similar needs. We believe that local data transport solutions commonly used by these end users, such as dial-up modems, ISDN lines and T1 service, are inadequate because they are either too slow or too expensive, or both.

Our Solution

  Unlike traditional telephone networks, which were originally designed to carry voice traffic, our local networks are designed to carry data and provide end users with:

  . A range of fast data transport options, each of which has price-performance characteristics superior to traditional options;

  . the ability to upgrade data transmission speed, without adding hardware;

  . ""always-on", dedicated connections to the Internet or other data services;

  . reliable performance over our continuously monitored network; and

  . secure transport of sensitive business data.

  Our networks and services offer a number of advantages to our NSP partners:

  . access to end users in a wide geographic footprint through a single point of interconnection in each market, enabling accelerated, capital-efficient market entry;

  . an electronic interface to our national pre-qualification, order entry, customer support, provisioning, accounting and billing systems;

  . assured data throughput and service level guarantees; and

  . monitoring of our entire network from our control center.

Competitive Strengths

  . We Are Rapidly Expanding to 28 Markets. We have initially targeted those central offices in our 28 metropolitan areas with the highest density of small- and medium-sized businesses. By focusing on these dense business districts, we believe we can secure scarce central office space, launch services in new markets more rapidly, maximize the return from network deployment capital costs and enable our NSP customers to address a significant portion of their target end users in each geographic market quickly. We have already secured and purchased central office space in
    of these central offices and are operational in    central offices. We
    intend to provide local data networks in each of our 28 markets by the end of this year and expect to be the first, or one of the first, data network providers to enter these markets.

  . Our Networks are Designed for Business Needs. Our DSL equipment is well-suited for business applications, because it provides fast data transmission at symmetrical speeds to and from the end user. And as an end user's needs evolve, we can remotely upgrade the speed of the connection with no additional capital cost. Business end users expect their connections to be reliable and their data to be secure. Our networks provide these features.

  . Our Network Architecture is Capital-Efficient and Modular. In deploying our networks we do not rebuild elements, such as the copper wire infrastructure, that we can lease inexpensively. Instead, we purchase only the equipment that converts these elements into sophisticated data networks. We are also able to achieve substantial cost savings because our networks in each metropolitan area are based upon a common blueprint. A significant portion of our capital expenditures are also "success-based" because we incur them only as we add customers or end users. We can extend the coverage of our network within our markets as demand warrants by adding central offices with relatively modest incremental capital and effort.

  . Our Indirect Sales Model Enables Rapid Growth and Utilization of Our
    Network. There are thousands of NSPs, most of whom do not own their own local data transport networks, and who are, therefore, potential NorthPoint customers. Many of these NSPs have substantial sales and marketing organizations. We expect that our NSP customers will collectively sell our services to more end users than we could on our own, helping us to reach economies of scale more rapidly.

  . We Offer Our Customers a Compelling Value Proposition. In order to provide dedicated data services, NSPs would be required to make significant investments to establish local infrastructures in each metropolitan area. As a NorthPoint customer, however, an NSP can reduce the capital investment required to reach its end users in our markets.

  . Our Systems Support Our Customers. Our operational support systems, known in the industry as OSS, serve as a single point of contact for our NSP customers, providing easy pre-qualification of prospective end users, efficient upgrades in service and rapid identification of service problems. Our OSS is also designed to interface seamlessly with existing NSP systems and provide a secure Web-based interface for order entry, order tracking, trouble-ticketing, billing, network management, reporting and marketing support.

  . Our Partners Provide Added Expertise. We have strategic relationships with @Work, Intel and Verio, which provide us with additional technological, marketing and distribution expertise. We are working with these partners and others to expand our product offerings by developing enhanced transport solutions and providing additional value-added services over our networks.

  . Our Management and Board Have Relevant Experience. NorthPoint was founded by a team of six data communications executives from MFS/WorldCom and has attracted officers and employees with substantial experience in data networking, sales and marketing, regulatory affairs and operations. In addition, our Board members, including the former Chairman of the Federal Communications Commission, have significant experience in the telecommunications and technology industries.

                                  The Offering

 Common stock offered.............         shares

 Common stock to be outstanding
  after the offering..............         shares

 Use of proceeds..................  We will use the net proceeds from the offering to continue the buildout of our
                                    networks and for working capital and
                                    general corporate purposes. See "Use of
                                    Proceeds."

 Dividend Policy..................  We intend to retain all future earnings to fund the development and growth of our
                                    business. Therefore, at this time we do not
                                    anticipate paying cash dividends. See
                                    "Dividend Policy."

 Proposed Nasdaq National Market
  symbol..........................  NPNT

  The shares of common stock to be outstanding after the offering are stated as of February 24, 1999 and include shares of common stock to be issued upon automatic conversion of preferred stock and convertible debt upon completion of this offering. The shares of common stock outstanding exclude:

  . 7,500,000 shares of common stock reserved for issuance under our 1997
    Stock Option Plan, of which 7,044,237 shares were subject to outstanding options;

  .        shares of common stock reserved for issuance under our 1999
    Employee Stock Purchase Plan; and

  . 2,029,426 shares of common stock issuable upon exercise of outstanding and contingent warrants.

  NorthPoint is a Delaware corporation. The address of our principal executive office is 222 Sutter Street, San Francisco, California 94108, and our telephone number is (415) 403-4003. NorthPoint maintains a corporate website at http://www.northpointcom.com.

  NorthPoint Communications is our servicemark. This prospectus contains other product names, trade names, trademarks and servicemarks of NorthPoint and of other organizations.

                                  Risk Factors

  An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 9 to read about certain factors you should consider before buying shares of our common stock, including competitive, financial, developmental, operational, technological, regulatory and other risks associated with an emerging business.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
            (dollars in thousands, except share and per share data)

  The following summary consolidated financial data for the period from May 16, 1997 to December 31, 1997 and for the year ended December 31, 1998 have been derived from our audited financial statements and the related notes, which are included elsewhere in this prospectus. You should read the following consolidated summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                      Inception to  Year Ended
                                                      December 31, December 31,
                                                          1997         1998
                                                      ------------ ------------
Consolidated Statement of Operations Data:
Revenues(1).........................................   $      --   $       931
Operating expenses:
  Network expenses..................................           56        3,970
  Selling, marketing, general and administrative....        1,374       18,339
  Amortization of deferred compensation.............           29          844
  Depreciation and amortization.....................           27        1,319
                                                       ----------  -----------
    Total operating expenses........................        1,486       24,472
                                                       ----------  -----------
Income (loss) from operations.......................       (1,486)     (23,541)
Interest income (expense)...........................          190       (2,366)
                                                       ----------  -----------
Net income (loss)...................................   $   (1,296) $   (25,907)
                                                       ==========  ===========
Net income (loss) per common share..................   $     (.13) $     (2.39)
Shares used in computing net income (loss) per
 share..............................................    9,659,360   10,835,309
Pro forma net income (loss) per common share(2).....   $     (.05) $      (.93)
Shares used in computing pro forma net income (loss)
 per share(2).......................................   26,110,081   27,963,726

Other Data:
EBITDA(3)...........................................   $   (1,430) $   (21,378)
Capital expenditures................................          701       41,550

Consolidated Cash Flow Data:
Provided by (used in) operating activities..........   $   (1,094) $   (11,363)
Provided by (used in) investing activities..........         (701)     (41,550)
Provided by (used in) financing activities..........       11,243       54,420

                                                   As of December 31, 1998
                                                ------------------------------
                                                           Pro    Pro Forma as
                                                Actual   Forma(4) Adjusted(5)
                                                -------  -------- ------------
Consolidated Balance Sheet Data:
Cash and cash equivalents...................... $10,956  $ 80,726
Property and equipment, net....................  46,078    46,078
Total assets...................................  60,502   130,272
Long-term obligations, including current
 portion.......................................  54,034    59,428
Total stockholders' equity (deficit)...........  (8,582)   55,794

--------
(1) Our revenues consist entirely of service revenues. We do not currently sell end-user modems or other electronic equipment.

(2) The pro forma net loss per share reflects the conversion of the preferred stock outstanding as of December 31, 1998 into common stock.

(3) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate EBITDA differently than other companies. For further information, see our financial statements and related notes elsewhere in this prospectus.

(4) The pro forma balance sheet information reflects:
  . the issuance of convertible debt and equity securities in February 1999;

  . the conversion upon the completion of this offering of all outstanding preferred stock and convertible debt into common stock; and

  . the anticipated closing of our $100,000,000 senior secured credit facility in April 1999 and our anticipated initial drawdown of $55,000,000 thereunder.

(5) In addition to the adjustment in Note (4) above, the pro forma as adjusted balance sheet information reflects the receipt of estimated net proceeds of
    $     from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by NorthPoint.

                                  RISK FACTORS

  An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase shares of common stock. This prospectus contains forward-looking statements. These statements include words such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate" or similar words. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary materially from those discussed in the forward-looking statements. We discuss risks and uncertainties that might cause such a difference below and elsewhere in this prospectus.

We Cannot Predict Our Success Because We Have a Limited Operating History

  We have a limited operating history. We were formed in May 1997 and entered into our first interconnection agreement with an incumbent local exchange carrier, or "ILEC," in August 1997. We began offering commercial services in the San Francisco Bay Area in March 1998 and have subsequently launched our services in 11 additional markets. Because of our limited operating history, you have limited operating and financial data about our company upon which to base an evaluation of our performance and an investment in our common stock.

  You should consider our prospects in light of the risks, expenses and difficulties encountered by new companies competing in rapidly evolving markets. Our ability to provide dedicated data services to our customers and to generate operating profits, positive cash flow and net income will depend on, among other things, our ability to:

  . develop our operational support systems, or "OSS," and other back office systems;

  . obtain collocation space in central offices and suitable copper wire loops;

  . build an adequate customer base;

  . raise additional capital;

  . maintain adequate operating margins;

  . attract and retain qualified personnel;

  . enter into and implement interconnection agreements with ILECs, some of which are our competitors or potential competitors;

  . expand the geographic coverage of our network;

  . obtain governmental authorizations to operate as a competitive local exchange carrier, or "CLEC," in new markets;

  . continue to upgrade our technologies and enhance our product features;
    and

  . respond to technological changes and competitive market conditions.

We may be unable to achieve any or all of these objectives.

We Expect Our Operating Losses, Net Losses and Negative Cash Flow to Continue

  We have generated substantial and increasing operating losses, net losses and negative cash flow from inception to date and in our most recent fiscal period. Our primary activities to date have included:

  . procuring governmental authorizations and collocation space in central offices;

  . acquiring equipment and facilities;

  . hiring management and other key personnel;

  . raising capital;

  . developing, acquiring and integrating our OSS and other back office systems; and

  . negotiating interconnection agreements.

  We will have to make significant capital expenditures to develop our business, deploy our services and systems, and generate significant revenue. We expect to continue to generate increasing operating losses, net losses and negative cash flow while we develop, construct and expand our business and until we establish a sufficient revenue-generating customer base.

  For the year ended December 31, 1998, we had operating losses of approximately $23,541,000, net losses of approximately $25,907,000, and negative cash flow from operating and investing activities of approximately $52,913,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We may be unable to achieve or sustain profitability or generate sufficient operating profit to meet our working capital and debt service requirements, which could have a material adverse effect on our business, prospects, financial condition and results of operations. See "--Our Debt Creates Financial and Operating Risk."

We Cannot Predict Our Success Because Our Business Model is Unproven and Our Market Is Developing

  Our business strategy is unproven. To be successful, we must, among other things, develop and market data networks and services that are widely accepted by our NSP customers and their end users at prices that will yield a profit. Because our business and the overall market for packet-based local data communications services are in the early stages of development, our services may not achieve commercial acceptance.

The Pricing for and Market Acceptance of Our Services Are Uncertain

  Prices for digital communication services have fallen historically. We expect prices in the industry in general, and for our existing and future services in particular, to continue to fall. Accordingly, we cannot predict whether our pricing schedule will prove to be viable, whether demand for our services will materialize at the prices we would like to charge or whether we will be able to sustain future pricing levels as competitors introduce competing services. In addition, the prices for our services are in some cases higher than those charged by our competitors, including services provided by ILECs. Many customers and end users may be unwilling to pay our prices. We cannot assure you that we will ever achieve profitability or generate positive cash flow. Our failure to achieve or sustain desired pricing levels or to achieve or sustain market acceptance could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Operating Results In One or More Future Periods Are Likely to Fluctuate Significantly and May Fail to Meet or Exceed the Expectations of Securities Analysts or Investors

  Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors. These factors include:

  . the rate at which we are able to add NSP customers;

  . the timing, ability and willingness of ILECs to provide and construct the required central office collocation facilities;

  . the timing, ability and willingness of the ILECs to provide suitable copper wire loops at favorable prices;

  . the success of our NSP customers in generating significant end user demand;

  . the prices our customers and, in turn, their end users are willing to pay for our services;

  . commercial availability of equipment and price of unbundled network elements, or "UNEs";

  . availability of financing to continue to fund expansion;

  . customer and end user churn rates;

  . co-marketing fees;

  . the loss of NSP customers, any of which could account for a substantial portion of our revenue;

  . consolidation of our NSP customers;

  . our ability to deploy our services on a timely basis to satisfy end user demand;

  . our ability to achieve and maintain targeted numbers of end users;

  . the mix of line orders between lower margin and higher margin lines;

  . the amount and timing of capital expenditures and other costs as we expand our network;

  . our or our competitors' introduction of new services;

  . technical difficulties or network downtime;

  . general economic conditions; and

  . economic conditions specific to our industry.

  Our operating results are sensitive to our prices and whether particular NSP customers fulfill their volume commitments to us. We believe our financial performance depends to a great extent on retaining NSP customers and on levels of end user churn, which can vary due to a variety of factors, including relocation of end users.

  We may experience delays in the commencement and recognition of revenue because the lead time to install telecommunication lines and to implement certain services is controlled by third parties. In addition, we plan to increase operating expenses to fund operations, sales, marketing, general and administrative activities and infrastructure. If these expenses are not accompanied by an increase in revenue, our business, prospects, financial condition and results of operations will be adversely affected.

  As a result, it is also likely that in some future quarters our operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely be materially adversely affected.

Our Customers are Concentrated and We Depend on Them to Market and Sell Our Network Services

  We sell our services on a wholesale basis to NSPs. As of       , 1999, we
were providing or had agreements to provide data transport solutions to more
than    NSP customers. Our top           NSP customers accounted for more than
  % of our end user lines and   % of our revenue. We anticipate that, as we
expand our business, our largest customers will continue to account for a significant portion of our business. As a result of this concentration of our customer base, a loss of or decrease in business from one or more of our NSP customers could have a material adverse effect on our business, prospects, financial condition and results of operations. We may be unable to attract adequate numbers of new NSP customers or retain our existing NSP customers.

  Many of our agreements with our NSP customers are non-exclusive, and many of our NSP customers are also customers of our competitors. Some of our NSP customers have invested in our competitors. In addition, a number of our NSP customers have committed to provide large numbers of end users in exchange for price discounts. If the number of business and consumer end users of our services provided through the NSP channel is significantly lower than our forecast for any reason, or if the NSPs with which we have entered into such arrangements are unsuccessful in competing for end users in their own intensely competitive markets or experience other financial or operating difficulties, our business, prospects, financial condition and results of operations would be materially adversely affected.

We Will Need Significant Additional Funds, Which We May Be Unable to Obtain

  We have raised approximately $130,000,000 in debt and equity since inception. We believe our current capital resources, together with the proceeds of this offering, the investments from our strategic partners and our anticipated $100,000,000 senior secured credit facility, will be sufficient to fund our aggregate capital requirements, including requirements to fund capital expenditures, working capital, debt service and cash flow deficits, and for the deployment and operation of our networks in targeted markets through the end of 1999. We intend to use the net proceeds from this offering, together with our existing capital resources and credit facilities, to fund the buildout of our networks and for working capital and general corporate purposes. However, we may decide to seek additional capital during 1999 or 2000, the timing of which will depend on market conditions, among other things. The actual amount and timing of our future capital requirements may differ materially from our current estimates as a result of, among other things, the demand for our services and regulatory, technological and competitive developments, including additional market developments and new opportunities, in our industry. We may also need additional financing if:

  . we alter the schedule, targets or scope of our network rollout plan;

  . our plans or projections change or prove to be inaccurate; or

  . we acquire other companies or businesses.

We may obtain additional financing through commercial bank borrowings, equipment financing or the private or public sale of equity or debt securities.

  We may be unsuccessful in raising sufficient additional capital at all or on terms that we consider acceptable. In addition, the terms of additional indebtedness may not be permitted by the terms of our financing agreements and the terms of this indebtedness may impair our ability to develop our business. If we fail to raise sufficient funds, we may be required to modify, delay or abandon some of our expansion plans, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

  Our debt agreements and other financing agreements contain and will contain restrictions on our activities and financial covenants that we will be required to meet. If we fail to comply with these requirements, we would be in default and our obligations could be declared immediately due and payable. We may be unable to make such required payments, or to raise sufficient funds from other sources.

We May Be Unable to Manage Growth Effectively

  If we are successful in implementing our business plan, our operations will expand rapidly. This rapid expansion could place a significant strain on our management, financial and other resources. Our ability to manage future growth, if it occurs, will depend upon our ability to:

  . control costs;

  . maintain regulatory compliance;

  . implement and significantly expand our financial and operating systems;

  . maintain our OSS; and

  . expand, train and manage our employee base.

We may be unable to do these things successfully. In addition, we may not successfully obtain, integrate and use our employees and management, operating and financial resources. Our business, prospects, financial condition and results of operations will be materially adversely affected if we are unable to manage our growth effectively.

The Data Communications Industry is Undergoing Rapid Technological Changes and New Technologies May Be Superior to the Technology We Use

  The data communications industry is subject to rapid and significant technological change. We cannot predict the effect of technological changes on our business, such as continuing developments in DSL technology and alternative technologies for providing high speed data communications, including cable modem technology. Additionally, DSL technology has not yet developed widely accepted standards.

  We will rely on third parties, including some of our competitors and potential competitors, to develop and provide us with access to communications and networking technology. Our future success will depend, in part, on our ability to anticipate or adapt to those changes. However, we may not obtain access to new technology on a timely basis or on satisfactory terms. We may be unable to adapt to technological changes or offer new services that meet evolving customer demands and industry standards on a timely basis. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important technologies, our business, prospects, financial condition and results of operations could be materially adversely affected.

  We expect that new products and technologies will emerge in the market in which we compete. These new products and technologies may be superior to the products and technologies that we use or render them obsolete. In addition, these products and technologies may not be compatible or operate in a manner sufficient for us to execute our business plan.

We Depend on ILECs for Collocation Space

  We believe the growth and success of our business will depend upon securing physical collocation space for our equipment in the ILECs' central offices in our target markets. We have experienced initial rejections of our applications to obtain collocation space in some central offices. We believe we will continue to receive rejections of requested physical collocation space as we expand our existing and planned networks. Although to date a majority of our collocation applications that were initially rejected have subsequently been accepted, we cannot assure you that we will be successful in reversing the pending rejections or any other rejected applications for collocation space in desired central offices. Nor can we predict the extent of these rejections or their impact on our ability to provide service availability in our target markets. The rejection of our applications for collocation space has in the past and could in the future result in delays and increased costs as we expand our services in our target markets. This may materially adversely affect our business, prospects, financial condition and results of operations.

  As we grow, we may be unable to secure collocation space on a timely basis or at all. In some cases, although physical collocation space is available, ILECs have claimed that they must refurbish space to make it suitable for collocation--for example, by adding separate entrances, removing asbestos or obsolete machinery, or increasing power supply and air conditioning--which in some cases has made the cost to obtain that physical collocation space prohibitively expensive. We expect physical collocation space to become increasingly scarce due to increasing demand from a growing number of CLECs.

  We may have the option of virtual collocation--which is a space within a central office where our equipment is intermingled with ILEC equipment and maintained by ILEC technicians--in some or all of the central offices in which we cannot obtain space for physical collocation. However, we believe that this is a less attractive solution because of restrictions relating to equipment ownership, installation and maintenance.

  Even when space is available, we may face delays ranging from four months to more than a year after we place an order before a collocation cage is made available. If our applications for physical collocation space are rejected, or the costs or delays associated with collocation become too expensive, our expansion plans could be adversely affected, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

  Broad service availability is also important to NSPs that want to provide Internet access or other data services on a national or regional basis. Our inability to obtain physical collocation space in a timely manner could have a material adverse effect on our ability to attract and retain NSP customers.

  Any disputes with ILECs over the types of equipment we seek to install in the collocated space could also delay our installation and even impair our ability to provide service in the manner we deem appropriate. These delays or refusals could have a material adverse effect on our business, prospects, financial condition and results of operations.

We Depend on ILECs for Transmission Facilities and the Provision of Copper
Lines

  Our strategy requires us to interconnect with and use an ILEC's local loops to service the end users of our customers. Loops are copper telecommunications lines between each central office and the premises of a particular end user. Accordingly, we are highly dependent upon the technology and capabilities of the ILEC to maintain our service standards. We are also dependent on cooperation from the ILECs, including the provision and repair of transmission facilities. The ILECs in turn rely significantly on unionized labor. Labor-related issues and actions on the part of the ILECs have in the past, and in the future may, adversely affect the ILEC's provision of services and network components that we order. Our dependence on the ILECs has caused and could continue to cause us to encounter delays in establishing our networks, provisioning lines and upgrading our services. These delays could adversely affect our relationships with our customers, harm our reputation or could otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

  In particular, we have not yet established a history of ordering and obtaining the provisioning and repair of very large volumes of DSL-capable loops from any ILEC. We may not be able to obtain loops in a timely fashion or the necessary loops in all instances. See "--The Quality, Pricing and Availability of the ILEC Copper Lines Are Uncertain." We are not certain whether we can successfully deploy DSL through digital loop carrier systems ("DLC") at higher speeds. DLC systems connect multiple copper lines to a fiber link, which currently limits DSL to a maximum speed of 144 kbps. We cannot assure you that we will be successful in doing so or whether the ordering and provisioning processes we achieve will be satisfactory to retain and grow our end user base and customer base. Any failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

  Any types of disputes with ILECs over the types and speeds of DSL that we seek to run over these copper lines could impair our ability to provide service in the manner we deem appropriate. These delays or refusals could have a material adverse effect on our business, prospects, financial condition and results of operations.

  We also do not have an established history of addressing the billing practices of the different ILECs. As our network and customer base grow, we may encounter billing disputes with the ILECs that could have a material adverse effect on our business, prospects, financial condition and results of operations.

We Depend on Interconnection Agreements with ILECs for the Success of Our
Strategy

  The success of our strategy depends on our ability to enter into and renew interconnection agreements with ILECs in each of our target markets on a timely basis. We have entered into 21 interconnection agreements. Delays in obtaining additional interconnection agreements would postpone our entry into a market, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Interconnection agreements have limited terms of two to three years and we cannot assure you that existing or new agreements will be extended or negotiated on terms favorable to us. Additionally, interconnection agreements are subject to interpretation by both parties and differences in interpretation may arise that may not be resolved on favorable terms to us. Interconnection agreements are also subject to state commission, FCC and judicial oversight. These government bodies may modify the terms or prices of our interconnection agreements in ways that adversely affect our business, prospects, financial condition and results of operations. For more information, see "Business--Government Regulation."

The Quality, Pricing and Availability of the ILEC Copper Lines Are Uncertain

  Our strategy requires us to interconnect with and use an ILEC's copper telecommunications lines to service the end users of our customers. Therefore, we depend upon the technology and capabilities of the ILECs to maintain our service standards. We are highly dependent on the quality and availability of the ILECs' copper lines and the ILECs' maintenance of such lines. We cannot assure you that we will be able to obtain the copper lines and the services we require from the ILECs at all, or at quality levels, rates, terms and conditions satisfactory to us. Our failure to obtain these lines and services and satisfactory quality levels, rates, terms and conditions would have a material adverse effect on our business, prospects, financial condition and results of operations.

  The nonrecurring and recurring monthly charges for DSL-capable lines that we need vary greatly by market. These rates have been subject to the approval of the appropriate state regulator, but a recent Supreme Court decision pertaining to the FCC's rules interpreting the Telecommunications Act of 1996 has reaffirmed the FCC's authority to govern the pricing of local telecommunication services and unbundled network elements. The consequences of this Supreme Court decision are presently unclear. Possible effects include substantial changes in the prices of the unbundled network elements, including unbundled copper loops, that we lease from the ILECs.

  The rate approval processes for DSL-capable lines have typically involved a lengthy review of the ILEC-proposed rates in each state. The rates approved typically depend greatly on the ILEC's initial rate proposals and such factors as the geographic deaveraging/averaging policy of the state regulator. These rate approval proceedings are time-consuming and absorb scarce resources, including legal personnel and cost experts as well as participation by our management. In any event, we are subject to the risk that the nonrecurring and recurring charges for DSL-capable lines will increase based on new rates proposed by the ILECs and approved by the applicable regulator.

We Depend on Growth in Demand for DSL-Based Services

  The market for small- and medium-sized business, telecommuter and residential Internet access is in the early stages of development. Because packet-based high-speed digital communications services using copper telephone lines is a relatively new and evolving market and because current and future competitors are likely to introduce competing services, it is difficult for us to predict the rate at which these markets will grow, if at all, or whether new or increased competition will result in market saturation. Various providers of high-speed digital communications services are testing products from various suppliers for various applications, and it is unclear if DSL will offer the same or more attractive price-performance characteristics. Certain critical issues concerning commercial use of DSL for Internet access, including security, reliability, ease, costs of access and quality of service, remain unresolved and may impact the growth of DSL services. If the markets for our services fail to develop, grow more slowly than anticipated or become saturated with competitors, our business, prospects, financial condition and results of operations could be materially adversely affected.

We Depend on Billing, Customer Service and Information Systems

  Sophisticated back office information and processing systems are vital to our growth and ability to monitor costs, bill customers, process customer orders and achieve operating efficiencies. Our plans for the development and implementation of our OSS rely, for the most part, on acquiring products and services offered by third-party vendors and integrating those products and services in-house to produce efficient operational solutions. However, we may not successfully implement these systems on a timely basis or at all, and these systems may not perform as expected. Failure of these vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs, our failure to adequately identify all of our information and processing needs, failure of our related processing or information systems, our failure to effectively integrate these products or services, or our failure to upgrade systems as necessary could have a material adverse effect on our business, prospects, financial condition and results of operations. In addition, our right to use these systems is dependent upon license agreements with third-party vendors. Some of those agreements may be cancelable by the vendor and the cancellation or nonrenewal of these agreements may have a material adverse effect on our business, prospects, financial condition and results of operations. Similar issues are applicable to the OSS and other back office systems of our NSP customers, and to the interface between our systems and those of our NSP customers. Therefore, failures at our NSP customers could also have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Failure and the Failure of Third Parties to be Year 2000 Compliant Could Negatively Impact Our Business

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, our computer programs that have date-sensitive software and software of companies into which our network is interconnected may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. We have assessed our systems and believe them to be year 2000 compliant. However, if the systems of other companies on whose services we depend or with whom our systems interconnect are not year 2000 compliant, it could have a material adverse effect on our business, prospects, financial condition and results of operations. The year 2000 issue is discussed at greater length in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue."

We May Be Unable to Expand Our Network Services Effectively and Provide High Performance to a Substantial Number of End Users

  Due to the limited deployment of our services, the ability of our DSL network to connect and manage a substantial number of end users at high transmission speeds is still unknown. While peak digital data transmission speeds across our DSL network to and from the central office and the end user can exceed 1.5 megabits per second ("Mbps"), the actual data transmission speeds over our network could be significantly slower and will depend on a variety of factors, including:

  . the type of DSL technology deployed;

  . the distance an end user is located from a central office;

  . the configuration of the telecommunications line being used;

  . the existence of analog load coils;

  . the number of bridged taps;

  . the gauge of the copper wires; and

  . the presence and severity of interfering transmissions on nearby lines.

As a result, our network may not be able to achieve and maintain the highest possible digital transmission speed. Our failure to achieve or maintain high speed digital transmissions would have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Success Depends on Our Retention of Certain Key Personnel and Our Ability to Hire Additional Key Personnel

  We are managed by a small number of key executive officers. Competition for qualified employees and personnel in the data communications services industry is intense, and there are a limited number of persons with knowledge of, and experience in, this industry. We do not have employment agreements with any of our employees. Any of our employees, including our senior management team members, may terminate his or her employment with us at any time. We do not have "key person" life insurance policies on any of our employees. The loss of services of one or more of these key individuals could have a material adverse effect on our business, prospects, financial condition and results of operations.

  We believe that our success will depend in large part on our ability to develop an effective sales force and attract and retain other highly skilled and qualified personnel. The industry in which we compete is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We may be unable to hire or retain necessary personnel in the future. Our inability to attract and retain key technical, sales, marketing, managerial and other personnel would have a material adverse effect on our business, prospects, financial condition and results of operations.

Industry Consolidation Could Adversely Affect Us

  Consolidation of companies offering high speed local data transport is occurring through acquisitions, joint ventures and licensing arrangements involving our competitors and our NSP customers' competitors. We cannot predict with any certainty how industry consolidation will affect us or our competitors. We cannot assure that we will be able to compete successfully in an increasingly consolidated industry. Any heightened competitive pressures that we may face may have a material adverse effect on our business, prospects, financial condition and results of operations. Additionally, because we rely on our NSP customers' marketing channels to provide our services to business and residential end users, if our NSP customers are adversely affected by consolidation among and integration in the NSP market, our business, prospects, financial condition and results of operations could be materially adversely affected. See "--Our Customers Are Concentrated and We Depend on Them to Market and Sell Our Network Services."

  We also cannot predict how industry consolidation and integration will affect our NSP customers' demand for our services. Because many of our agreements with our NSP customers are non-exclusive, and because many of our NSP customers are also customers of our competitors, consolidation of our NSP customers with NSPs who contract with our competitors could decrease our NSP customers' demand for our services or result in our NSP customers terminating our strategic agreements with them.

The Market in Which We Operate is Highly Competitive, and We May Not Be Able to Compete Effectively, Especially Against Established Industry Competitors with Significantly Greater Financial Resources

  We face competition from many competitors with significantly greater financial resources, well-established brand names and larger customer bases. We also expect competition to intensify in the future. We expect significant competition from other CLECs, ILECs, traditional and new national long distance carriers ("IXCs"), cable modem service providers ("CMSPs"), ISPs, on-line service providers ("OSPs"), and wireless and satellite data service providers ("WSDSPs").

  Other Competitive Local Exchange Carriers. Other CLECs have entered and may continue to enter the market and offer high speed data services using a business strategy similar to ours. Some CLECs, including CLECs focusing on data transport such as Rhythms NetConnections Inc., Covad Communications Group, Inc., HarvardNet Inc., Dakota Services, Prism and Network Access Solutions, have begun to offer DSL-based access services, and others are likely to do so in the future. Certain of our customers, such as Concentric, have made investments in our competitors, which may enhance their relationships with these competitors at our expense. The Telecommunications Act of 1996 specifically grants any and all CLECs the right to negotiate interconnection agreements with ILECs. The Telecommunications Act also allows CLECs to enter into interconnection agreements which are identical in all respects to ours. In addition, some CLECs have extensive fiber networks in many metropolitan areas primarily providing high speed digital and voice circuits to large corporations, and have interconnection agreements with ILECs pursuant to which they have acquired collocation space in many of our markets.

  Incumbent Local Exchange Carriers. The ILECs have an established brand name and reputation for high quality in their service areas, possess significant capital to deploy DSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. In addition, most ILECs have established or are establishing their own ISP businesses, and all of the largest ILECs that are present in our target markets are conducting market trials of or have commenced offering DSL-based access services. For example, Pacific Bell and Southwestern Bell are offering commercial services in some territories in which we offer services, U S WEST is offering DSL commercial services and Ameritech has announced commercial DSL services in some areas of Michigan and Illinois. We recognize that the ILECs have the potential to quickly deploy DSL services and are in a position to offer service from central offices where we may be unable to secure collocation space. In addition, the FCC is considering establishing requirements for separate subsidiaries through which the ILECs could provide DSL service on a largely deregulated basis. As a result, we expect ILECs to be strong competitors in each of our target markets.

  National Long Distance Carriers. Many of the leading traditional IXCs, including MCI Communications Corporation (now known as MCI WorldCom, Inc./MFS, UUNET Technologies, Inc.), AT&T Corp. (with Teleport Internet Services/TCG CERFnet, Inc. and through its pending acquisition of Tele-Communications, Inc. and joint venture with Time Warner, Inc.) and Sprint Communications Company, L.P. (with EarthLink Network, Inc. and its announced ION network architecture), are expanding their capabilities to support high speed, end-to-end data networking services. They also have interconnection agreements with many of the ILECs and a number of collocation spaces from which they could begin to offer competitive DSL services. The newer IXCs, such as The Williams Companies, Inc., IXC Communications, Inc., Qwest Communications International, Inc. and Level 3 Communications, Inc. are building and managing high bandwidth, nationwide IP-based packet networks and partnering with ISPs to offer services directly to the public. These companies could modify their current business focus to include small- and medium-sized business customers using DSL or other technologies in combination with their current fiber networks.

  Cable Modem Service Providers. CMSPs, such as @Home and Road Runner, Inc. (with their cable partners), are deploying high speed Internet access services over hybrid fiber coaxial cable networks. Where deployed, these networks provide similar and in some cases higher speed Internet access than we provide. They also offer these services at lower price points than our services. Actual or prospective CMSP competition may have a significant negative effect on our ability to secure customers and may create downward pressure on the prices we can charge for our services.

  Internet Service Providers. ISPs, such as GTE Internetworking (previously known as BBN Corporation prior to its acquisition by GTE Corporation), UUNET (a subsidiary of WorldCom, Inc.), Sprint (with EarthLink Network, Inc.), Concentric Network Corporation, MindSpring Enterprises, Inc. and PSINet, Inc., provide Internet access to residential and business customers, generally using the existing PSTN at ISDN speeds or below. Some regional ISPs, such as HarvardNet Inc., InterAccess Co., Vitts Networks Inc. and Prism Solutions, Inc., have begun offering DSL-based services. ISPs could become competing DSL service providers if they attain CLEC certification in the states in which they planned to operate.

  On-line Service Providers. OSPs, such as America Online, Inc., Compuserve (a subsidiary of America Online), Microsoft Service Network (a subsidiary of Microsoft Corp.), Prodigy, Inc., and WebTV Networks, Inc. (a subsidiary of Microsoft), provide, over the Internet and on proprietary on-line services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable digital services to be provided to the significant number of consumers who have personal computers with modems. In addition, OSPs provide Internet connectivity, ease-of-use and consistency of environment. Many of these OSPs have developed their own access networks for modem connections. AOL has announced that it will purchase DSL services from Bell Atlantic. If these OSPs were to extend their owned access networks to DSL, they would be our competitors.

  Wireless and Satellite Data Service Providers. WSDSPs are developing wireless and satellite-based Internet connectivity. We may face competition from terrestrial wireless services, including Multi-channel Multipoint Distribution System ("MMDS"), Local Multipoint Distribution System ("LMDS"), Wireless Communication Service ("WCS") and point-to-point microwave systems. The FCC is currently considering new rules to permit MMDS licensees to use their systems to offer two-way services, including high speed data, rather than solely to provide one-way video services. The FCC also has auctioned LMDS licenses in all markets for wireless systems, which can be used for high speed data services. In addition, companies such as Teligent, Inc., Advanced Radio Telecom Corp., WNP (which recently agreed to be acquired by NEXTLINK), and WinStar Communications, Inc. hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and video conferencing.

  We also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Space and Communications Group (a subsidiary of General Motors Corporation), Teledesic LLC and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services.

  In January 1997, the FCC allocated 300 MHz of spectrum in the 5 GHz band for unlicensed devices to provide short-range, high speed wireless digital communications. These frequencies must be shared with incumbent users without causing interference. Although the allocation is designed to facilitate the creation of new wireless LANs, it is too early to predict what kind of equipment might ultimately be manufactured and for what purposes it might be used.

  The telecommunications industry is subject to rapid and significant changes in technology, and we cannot predict the effect of technological changes on our business, such as continuing developments in DSL technology and alternative technologies for providing high speed data communications. These technological developments in the telecommunications industry could have a material adverse effect on our competitive position and therefore on our business, prospects, financial condition and results of operations.

Our Services are Subject to Government Regulation, and Changes in Current or Future Laws or Regulations Could Restrict the Way We Operate Our Business

  We are subject to federal, state and local regulation of our telecommunications business. For more information see "Business--Government Regulation." In general, regulation of the telecommunications industry is in a state of flux. With the passage of the Telecommunications Act, Congress sought to foster competition in the telecommunications industry. Congress also enacted the Telecommunications Act for the purpose of promoting the deployment of advanced telecommunications capabilities to all Americans. Implementation of the Telecommunications Act is the subject of ongoing administrative proceedings at the federal and state levels, litigation in federal and state courts, and legislation in federal and state legislatures. We cannot predict the outcome of the various proceedings, litigation and legislation or whether these proceedings, litigation and legislation may adversely affect our business and operations.

  The Telecommunications Act has caused fundamental changes in the structure of the markets for local exchange services. On January 25, 1999, the Supreme Court largely reversed earlier decisions of the U.S. Court of Appeals for the Eighth Circuit and held that the FCC has general jurisdiction to implement the local competition provisions of the Telecommunications Act. The Supreme Court stated that the FCC has authority to set pricing guidelines for CLECs to use various portions of the ILEC's network to provide service. These portions of the ILEC's network are called unbundled network elements. The Supreme Court also affirmed the FCC's authority to prevent ILECs from refusing to sell to CLECs the ILECs' existing combinations of network elements. The Supreme Court approved the FCC's establishment of "pick and choose" rules regarding interconnection agreements between ILECs and CLECs, which would permit a CLEC to "pick and choose" among various terms of service in different interconnection agreements between the ILEC and other CLECs. Although the Supreme Court affirmed the FCC's authority to develop pricing guidelines, the Court did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. The Eighth Circuit has not yet reinstated the FCC rules that the Supreme Court affirmed, and several ILECs have asked the Eighth Circuit not to reinstate those rules until further challenges have been resolved. In its decision, the Supreme Court also vacated the FCC's rule that identifies the unbundled network elements that ILECs must provide to CLECs. The Supreme Court found that the FCC had not adequately considered certain statutory criteria for requiring ILECs to make those network elements available to CLECs. Thus, while the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC, and we cannot predict the ultimate disposition of these matters. We cannot determine at this time the possible impact of this decision, including the portion dealing with unbundled network elements, on existing interconnection agreements between ILECs and CLECs or on agreements that may be negotiated in the future.

  Recently, various regional Bell operating companies, or "RBOCs," have filed petitions with the FCC requesting regulatory relief in connection with the provision of data services, including DSL services. In response to these petitions, the FCC issued a decision that data services generally are telecommunications services that, when provided by ILECs, are subject to the FCC's interconnection rules, including the rule requiring that an ILEC's data services be subject to unbundling and resale requirements. Petitions have been filed with the FCC asking it to reconsider its decision in this regard. The FCC has also initiated a proceeding to determine whether:

  . ILECs will be able to escape their ILEC obligations by providing data services through "truly" separate affiliates;

  . new rules should be adopted to increase ILEC competitors access to collocation and ILEC loops;

  . the FCC will specifically require ILECs to unbundle their DSL equipment and resell DSL services; and

  . the FCC will grant the RBOCs relief in local access and transport areas, or "LATAs," for the provision of data services.

  A decision by the FCC on these issues is expected shortly. In addition, three RBOCs have filed petitions with the FCC seeking relief from dominant carrier regulation for their data services in certain regions. We cannot predict the effect that these proceedings will have on our ability to obtain facilities and services from ILECs and on the competition that we will face from ILECs.

Our Debt Creates Financial and Operating Risk

  As of December 31, 1998, we had approximately $55,000,000 of indebtedness. We anticipate incurring additional indebtedness in the future, including a $100,000,000 senior secured credit facility that we expect to close in April 1999. See "Capitalization." After this offering and repayment of certain existing indebtedness, and assuming we draw the entire $100,000,000 available to us under our anticipated senior secured credit facility, we will have raised
approximately $            in equity securities and will have approximately
$105,000,000 of debt outstanding.

  The degree to which we are leveraged could have important consequences to holders of our common stock, including, but not limited to, the following:

  . our ability to obtain additional financing or refinancing in the future for capital expenditures, repayment of outstanding indebtedness, working capital, acquisitions, general corporate or other purposes may be materially limited or impaired;

  . our cash flow, if any, may be unavailable for building our business, as a substantial portion of our cash flow may be dedicated to the payment of principal and interest on our indebtedness or other indebtedness that we may incur in the future, and our failure to generate sufficient cash flow to service such indebtedness could result in a default;

  . our debt agreements will contain restrictions and financial covenants which, if we fail to meet them, could result in our indebtedness being declared due prematurely, at a time when we could not make the required payments;

  . our leverage may make us more vulnerable to economic downturns, may limit our ability to withstand competitive pressures and may reduce our flexibility in responding to changing business and economic conditions; and

  . we may be more highly leveraged than many of our competitors, which may place us at a competitive disadvantage.

A System Failure or Breach of Network Security Could Delay or Interrupt Service to Our Customers

  Our operations depend on our ability to avoid damages from fire, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts and similar events. A natural disaster or other unanticipated problems at our owned or leased facilities could cause interruptions in our services. Additionally, failure of an ILEC or other service provider, such as a CLEC, to provide communications capacity required by us, as a result of a natural disaster, operational disruption or for any other reason, could cause interruptions in our services. Any damage or failure that causes interruptions in our services could have a material adverse effect on our business, prospects, financial condition and results of operations.

  Despite the implementation of security measures, our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Corporate networks and NSPs have experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might result in liability to our customers, and also might deter potential customers. Although we intend to implement security measures that are standard within the telecommunications industry, we may be unable to implement such measures in a timely manner or, if and when implemented, our security measures may be circumvented. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and these customers' end users. Any of the foregoing factors relating to network security could have a material adverse effect on our business, prospects, financial condition and results of operations.

We Depend on Third Parties for Equipment, Installation and Provision of Field Service

  We plan to purchase all of our equipment from various vendors and outsource the installation and field service of our networks to third parties. We also depend on the availability of fiber optic transmission facilities from third parties to connect our equipment within and between metropolitan areas. Any reduction or interruption in supply from any of our suppliers, such as Copper Mountain Network, Inc., from which we purchase most of our digital subscriber line access multiplexers ("DSLAMs"), or interruption in service from any significant installer or field service provider, such as Lucent Technologies, Inc., which will install and maintain our equipment in all of our markets, could have a disruptive effect on our business, prospects, financial condition and results of operations. Our suppliers may be unable to manufacture and deliver the amount of equipment ordered or such supply may be insufficient to meet demand. In addition, the pricing of the equipment we purchase may substantially increase over time, increasing the costs we pay in the future, or decrease over time, providing later market entrants with a cost advantage over us. The availability and pricing of the equipment we purchase would be adversely affected if our suppliers were to compete with us, or if our competitors enter into exclusive or restrictive arrangements with our suppliers. Although we believe that there are alternative suppliers for our technologies, it could take a significant period of time to establish relationships with alternative suppliers for each of our technologies and substitute their technologies into our network. Any shortages in supply of equipment or personnel, failures by suppliers to deliver quality products on a timely basis, or our inability to develop alternative sources if and as required would have a material adverse effect on our business, prospects, financial condition and results of operations.

Uncertain Federal and State Tax and Other Surcharges on Our Services May Increase Our Payment Obligations

  Telecommunications providers are subject to a variety of complex federal and state surcharges and fees on their gross revenues from interstate and intrastate services, including regulatory fees, and surcharges related to the support of universal service. A finding that we misjudged the applicability of the surcharges and fees could increase our payment obligations and have a material adverse effect on our business, prospects, financial condition and results of operations.

Interference or Claims of Interference Could Harm Our Services

  Certain technical laboratory tests and field experience indicate that some types of DSL, in particular, asymmetrical digital subscriber line ("ADSL"), may cause interference with and be interfered with by other signals present in an ILEC's copper plant, usually with lines in close proximity. However, other laboratory tests indicate that this equipment does not cause interference. Citing this potential interference, some ILECs have imposed restrictions on the use of ADSL technology for data transport over their copper lines based upon end users' distance from the central office. We do not believe that our symmetrical DSL ("SDSL") technology equipment poses the same types of compatibility issues usually associated with ADSL because SDSL uses line coding identical to that currently in use for ISDN and T1 lines. However, compatibility complaints may be brought against our SDSL equipment. If ILECs attempt to restrict our use of SDSL equipment or any technology or equipment we seek to use in the future, our business, prospects, financial condition and results of operations could be materially adversely affected.

Our Stock Price May Be Volatile

  The price at which our common stock will trade will depend on many factors, including:

  . our historical and anticipated quarterly and annual operating results;

  . variations between our actual results and analyst and investor expectations;

  . announcements by us or others and developments affecting our business;

  . investor perceptions of our company and comparable public companies;

  . changes in our industry; and

  . general market and economic conditions.

Some of these factors are beyond our control. You should be aware that the stock market has from time to time experienced extreme price and volume fluctuations.

There Has Been No Prior Market for Our Common Stock

  Prior to this offering, there has not been a public market for the common stock. We are applying to list the common stock for trading on the Nasdaq National Market. We do not know whether investor interest in NorthPoint will lead to the development of a trading market or, if a trading market develops, how liquid that market will be. We will determine the initial public offering price for the shares of common stock through our negotiations with the underwriters. You may not be able to sell your shares at or above the initial public offering price. See "Underwriting."

The Price of Our Common Stock May Decline Due to Shares Eligible for Future
Sale

  Sales of a large number of shares of common stock in our market after the offering or the perception that sales may occur could cause the market price of our common stock to drop.

      shares of common stock will be outstanding immediately after the
offering, including     shares of common stock to be issued upon completion of
the offering upon automatic conversion of preferred stock. The     shares sold
in this offering (plus any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradeable, except for any such shares held at any time by an "affiliate" of NorthPoint, as defined under Rule 144 under the

Securities Act. Of the remaining shares,     are subject to lock-up agreements
in which the holders of the shares have agreed not to sell any shares for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. The shares not subject to lock-up agreements are "restricted securities" as defined in Rule 144 under the Securities Act. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act.

  After this offering, we intend to file registration statements on Form S-8 under the Securities Act to register the 7,500,000 shares of common stock that are reserved for issuance under our 1997 Stock Option Plan, including shares
currently subject to outstanding options, and the     shares reserved for
issuance under our 1999 Employee Stock Purchase Plan. We expect the registration statements on Form S-8 to become effective immediately upon filing. Options to purchase 1,690,286 shares of common stock either are vested or vest within 60 days of February 26, 1999. Shares covered by the registration statements on Form S-8 will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates as well as to the limitations on sale and vesting described above. See "Management."

You Will Incur Immediate and Substantial Dilution

  We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. Therefore, you will incur immediate and substantial net tangible book value dilution. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase common stock. See "Dilution" for more information.

Our Principal Stockholders and Management Own a Significant Percentage of NorthPoint, and Will Be Able to Exercise Significant Influence Over NorthPoint

  Our executive officers and directors and principal stockholders together will
beneficially own   % of the common stock after completion of this offering, or
  % if the over-allotment option is exercised in full. Accordingly, these stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. See "Principal Stockholders" for information about the ownership of common stock by our executive officers, directors and principal stockholders.

Anti-Takeover Provisions Could Negatively Impact Our Stockholders

  Certain provisions of our Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire control of NorthPoint, even if a change in control would be beneficial to stockholders. Prior to completion of this offering, we will amend our Certificate of Incorporation to allow our Board of Directors to issue, without stockholder approval, preferred stock with terms set by the Board of Directors. The preferred stock could be issued quickly with terms that delay or prevent the change in control of NorthPoint or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of the common stock to decrease. See "Description of Capital Stock" for more information.

Forward-Looking Statements are Inherently Uncertain

  This prospectus contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the safe harbor provisions of Section 27A and Section 21E are not applicable to any forward looking statements made in connection with the initial issuance of the common stock offered by this prospectus, the safe harbors do apply to forward looking statements made in connection with resales of the shares. Generally, they can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates" or similar terms, or by discussion of strategy that involves risks and uncertainties. We wish to caution you that these forward-looking statements, such as our plans and strategies, our anticipation of revenues from designated markets, statements regarding the development of our business, the markets for our services and products, our anticipated capital expenditures, possible changes in regulatory requirements and other statements contained in this prospectus regarding matters that are not historical facts, are only predictions and estimates regarding future events and circumstances. Cautionary statements are disclosed in this prospectus, including without limitation in connection with the forward-looking statements included in this prospectus and under "Risk Factors." We may not achieve future results, and actual events or results may differ materially, as a result of risks we face. Such risks include, but are not limited to, our ability to:

  . successfully market our services to current and new NSP customers;

  . interconnect with ILECs;

  . further develop efficient OSS and other back office systems;

  . provision new NSP customers and their end users;

  . raise additional capital;

  . maintain adequate operating margins;

  . attract and retain qualified personnel;

  . expand the geographic coverage of our network;

  . respond to technological changes and competitive market conditions; and

  . obtain collocation space and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions.

  Risks also include regulatory, legislative and judicial developments that could cause our actual results to differ materially from the future results indicated. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

  We estimate that our net proceeds from the sale of common stock in this
offering will be approximately $    ($    if the underwriters exercise their
over-allotment option in full), based upon an assumed offering price per share
of $    and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

  We intend to use the net proceeds from this offering to fund the buildout of our networks, and for working capital and general corporate purposes.

  Prior to the application of the net proceeds from the offering as described above, the net proceeds from the offering will be invested in marketable, investment-grade securities.

                                DIVIDEND POLICY

  We have never paid any dividends and do not anticipate declaring or paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, to reinvest in our business and repay indebtedness. Any determination to declare or pay cash dividends will be at the discretion of our Board of Directors, subject to compliance with our debt financing arrangements, and will depend on our financial condition, results of operations, capital requirements and such other factors as the Board of Directors considers relevant. Certain covenants in our financing agreements will prohibit or limit our ability to declare or pay cash dividends.

                                 CAPITALIZATION

  The following table sets forth (A) our capitalization as of December 31, 1998; (B) our pro forma capitalization after giving effect to (1) the issuance of preferred stock in February 1999, (2) the issuance to strategic investors of subordinated debt convertible into common stock and (3) a stock split of certain shares of preferred stock; (C) our pro forma capitalization after also giving effect to (1) the automatic conversion of the outstanding convertible preferred stock and convertible subordinated debt upon the closing of this offering, and (2) the anticipated closing of our $100,000,000 senior secured credit facility in April 1999 and our anticipated initial drawdown of $55,000,000 thereunder; and (D) our as adjusted capitalization to reflect, in addition, the receipt of the estimated net proceeds from the sale of common stock in this offering, after deducting estimated underwriting discounts and estimated offering expenses payable by NorthPoint. You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                As of December 31, 1998
                                           -------------------------------------
                                             (A)      (B)       (C)       (D)
                                                      Pro       Pro        As
                                           Actual    Forma     Forma    Adjusted
                                           -------  --------  --------  --------
                                             (dollars in thousands, except
                                                   per share amounts)
Cash and cash equivalents................  $10,956  $ 75,726  $ 80,726
Short term debt:
  Current portion of capital lease
   obligations...........................    1,191     1,191     1,191
  Line of credit borrowings, net of
   unamortized debt discount ............   49,606    49,606       --
                                           -------  --------  --------
    Total short term debt................   50,797    50,797     1,191
Long term debt:
  Capital lease obligations..............    3,237     3,237     3,237
  Senior secured credit facility.........      --        --     55,000
  Convertible subordinated debt..........      --      5,600       --
                                           -------  --------  --------
    Total long term debt.................    3,237     8,837    58,237
Stockholders' equity (deficit):
Convertible Preferred Stock, $.001 par
 value; 21,804,556 shares authorized,
 17,110,691 shares issued and outstanding
 (A) actual; 34,460,127 shares issued or
 outstanding (B) pro forma; no shares
 issued and outstanding (C) pro forma,
 and (D) as adjusted(1)..................       17        35         0
Common Stock, $.001 par value; 75,000,000
 shares authorized and 10,930,200 shares
 issued and outstanding (A) actual; and
 (B) pro forma; 45,644,872 shares issued
 and outstanding (C) pro forma; and
        shares issued and outstanding (D)
 as adjusted(2)..........................       11        11       301
Common Stock Warrants(3).................    2,065     2,065     2,065
Additional paid-in capital...............   22,117    81,260    86,614
Deferred compensation....................   (5,589)   (5,589)   (5,589)
Accumulated deficit......................  (27,203)  (27,203)  (27,597)
                                           -------  --------  --------
  Total stockholders' equity (deficit)...   (8,582)   50,579    55,794
                                           -------  --------  --------
    Total capitalization.................  $45,452  $110,213  $115,222
                                           =======  ========  ========

--------
(1) Excludes 407,902 shares of Series B preferred stock issuable upon exercise of outstanding warrants as of December 31, 1998, assuming full vesting. See note 8 to our consolidated financial statements.

(2) Excludes 7,130,132 total shares of common stock issuable upon exercise of outstanding options under our 1997 Stock Option Plan as of February 24,
    1999;       shares of common stock reserved for issuance under our 1999
    Employee Stock Purchase Plan; and 2,029,426 shares of common stock issuable upon exercise of outstanding and contingent warrants.

(3) Reflects the attribution of value to certain warrants issued in conjunction with the bridge loan.

                                    DILUTION

  The pro forma net tangible book value of NorthPoint as of December 31, 1998
was $       or $       per share of outstanding common stock, after giving
effect to the adjustments shown in column (C) under Capitalization. The pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding on a pro forma basis. Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after the offering. After giving effect
to this offering at an assumed initial public offering price of $       per
share resulting in estimated net proceeds to NorthPoint of approximately
$       (after deducting estimated underwriting discounts and commissions and offering expenses payable by NorthPoint), the as adjusted pro forma deficit in
net tangible book value at December 31, 1998 would have been $       or $
per share. This represents an immediate decrease in the net tangible book value
of $       per share to existing stockholders and an immediate dilution in net
tangible book value of $       per share to new investors purchasing shares at
the assumed initial public offering price. The following table illustrates this per share dilution:

   Assumed initial public offering price per share............         $
     Pro forma net tangible book value per share as of
      December 31, 1998....................................... $
     Increase per share attributable to new investors.........
                                                               -------
   As adjusted pro forma net tangible book value per share
    after the offering........................................
                                                                       -------
   Dilution per share to new investors........................         $
                                                                       =======

  The following table summarizes, on a pro forma basis as of December 31, 1998, the difference between the existing stockholders and new investors with respect to the number of shares of common stock purchased from NorthPoint, the total consideration paid and the average price per share paid at an assumed initial public offering price of $ per share (before deducting estimated underwriting discounts and commissions and offering expenses payable by NorthPoint):

                                        Shares          Total
                                       Purchased    Consideration
                                    --------------- -------------- Average Price
                                    Number  Percent Amount Percent   per Share
                                    ------- ------- ------ ------- -------------
   Existing stockholders...........               % $            %    $
   New investors...................
                                    -------  -----  ------  -----
     Total.........................          100.0% $       100.0%
                                    =======  =====  ======  =====

  The foregoing table assumes no exercise of stock options or warrants. As of February 24, 1999, there were options and warrants outstanding to purchase 9,159,558 shares of common stock at a weighted average exercise price of $ per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data for the period from May 16, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 have been derived from our audited financial statements and the related notes, which are included elsewhere in this prospectus. You should read the following consolidated summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                      Inception to  Year Ended
                                                      December 31, December 31,
                                                          1997         1998
                                                      ------------ ------------
                                                       ($ in thousands, except
                                                                share
                                                         and per share data)
Consolidated Statement of Operations Data:
Revenues(1).........................................   $      --   $       931
Operating expenses:
  Network expenses..................................           56        3,970
  Selling, marketing, general and administrative....        1,374       18,339
  Amortization of deferred compensation.............           29          844
  Depreciation and amortization.....................           27        1,319
                                                       ----------  -----------
    Total operating expenses........................        1,486       24,472
                                                       ----------  -----------
Income (loss) from operations.......................       (1,486)     (23,541)
Interest income (expense)...........................          190       (2,366)
                                                       ----------  -----------
Net income (loss)...................................   $   (1,296) $   (25,907)
                                                       ==========  ===========
Net income (loss) per common share..................   $     (.13) $     (2.39)
Shares used in computing net income (loss) per
 share..............................................    9,659,360   10,835,309
Pro forma net income (loss) per common share(2).....   $     (.05) $      (.93)
Shares used in computing pro forma net income (loss)
 per share(2).......................................   26,110,081   27,963,726

Other Data:
EBITDA(3)...........................................   $   (1,430) $   (21,378)
Capital expenditures................................          701       41,550

Consolidated Cash Flow Data:
Provided by (used in) operating activities..........   $   (1,094) $   (11,363)
Provided by (used in) investing activities..........         (701)     (41,550)
Provided by (used in) financing activities..........       11,243       54,420

                                                  As of December 31, 1998
                                                ------------------------------
                                                           Pro    Pro Forma as
                                                Actual   Forma(4)  Adjusted(5)
                                                -------  -------  ------------
Consolidated Balance Sheet Data:
Cash and cash equivalents...................... $10,956  $80,726
Property and equipment, net....................  46,078   46,078
Total assets...................................  60,502  130,272
Long-term obligations, including current
 portion.......................................  54,034   59,428
Total stockholders' equity (deficit)...........  (8,582)  55,794

--------
(1) Our revenues consist entirely of service revenues. We do not currently sell end user modems or other electronic equipment.

(2) The pro forma net loss per share reflects the conversion of the preferred stock outstanding as of December 31, 1998 into common stock.

(3) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate EBITDA differently than other companies. For further information, see our consolidated financial statements and related notes elsewhere in this prospectus.

(4) The pro forma balance sheet information reflects:

  . the issuance of convertible debt and equity securities in February 1999;

  . the conversion upon the completion of this offering of all outstanding preferred stock and convertible debt into common stock; and

  . the anticipated closing of our $100,000,000 senior secured credit facility in April 1999 and our anticipated initial drawdown of $55,000,000 thereunder.

(5) In addition to the adjustment in Note (4) above, the pro forma as adjusted balance sheet information reflects the receipt of estimated net proceeds of
    $    from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by NorthPoint.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of NorthPoint's financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our financial statements and related notes included elsewhere in this prospectus. In the discussion below, we refer to the period from inception to December 31, 1997 as "1997."

Overview

  Since inception on May 16, 1997, our principal activities have included developing our business plans, procuring governmental authorizations and collocation space in central offices, raising capital, hiring management and other key personnel, working on the design and development of our network architecture and OSS, acquiring equipment and facilities, and negotiating interconnection agreements. As a result of our development activities, we have experienced operating losses. We expect to experience increasing operating losses as we expand our operations.

  We introduced our commercial services in March 1998 in the San Francisco Bay Area. We subsequently launched service in eleven additional markets, including the greater Los Angeles area, Boston, New York, Chicago, San Diego, Washington, D.C., Dallas, Detroit, Houston, Cleveland and Austin. We intend to offer our services in 16 additional metropolitan areas by year-end. Deployment of our networks will require significant upfront capital expenditures. We have
targeted an initial    central offices necessary to roll out services in our 28
targeted markets and an additional    central offices that will allow us to
broaden our coverage in these markets. We have already secured and purchased
space in    of these initial central offices.

  The principal expenditures we incur when we enter any market include: the establishment of a metropolitan node and the purchase and installation of electronic switching equipment for that node; the procurement, design and construction of the collocation cage in each central office; the purchase and installation of the initial DSLAM and other network management equipment in those cages. In addition, we will incur operations, sales and market development expenses in order to enter a new market. Once we have deployed our network in a market, the majority of our additional capital expenditures will be dependent upon orders to connect new end users. These success-based capital expenditures include DSL line cards, incremental DSLAM and network test equipment, and nodal line cards. In addition to the capital expenditures required to enter a market, we will be required to fund each market's cash flow deficit as we build our customer base.

  Financial performance will vary from market to market, and the time when we will achieve positive EBITDA, if at all, will depend on factors such as the size of the addressable market, the level of upfront sales and marketing expenses, the number and sequencing of central offices built out, the cost of the necessary infrastructure, the timing of market entry and the commercial acceptance of our services.

Factors Affecting Future Operations

  Revenues. We will derive our revenues from monthly recurring and nonrecurring charges to our wholesale customers. Monthly recurring revenues consist of end-user line fees for the NSPs' end users connected to our networks and interconnection fees for each NSP connection to our node in each market. Nonrecurring revenues include charges for the installation and activation of new end users. Our revenues consist exclusively of service revenues. We do not currently sell end user modems or other electronic equipment.

  We seek to price our services competitively in relation to those of the ILECs and other CLECs in each market. Current standard end user line prices that we charge to our NSP customers for our services range from $75 per month for 160 kilobits per second ("kbps") service to $250 per month for 1.5 Mbps service, before volume discounts. Although pricing will be an important part of our strategy, we believe that customer relationships, customer care and consistent quality will be the key to generating customer loyalty. During the past several years, market prices for many telecommunications services have been declining, which is a trend that we believe will likely continue. As prices decline for any given speed of service, we expect that the total number of end users and the proportion of our end users purchasing our higher-speed, higher-priced services will increase. The cost to upgrade an end user's speed is minimal.

  Network Expenses. Our network expenses consist of nonrecurring and monthly recurring charges for the commodity transport elements we choose to lease rather than own. Nonrecurring network expenses include inside wiring, transport turn-up, circuit maintenance and repair, and loop start-up fees. We expect these costs will be largely related to the activation of new central offices and new end users. Monthly recurring network expenses include loop fees, rent, power and other fees charged by ILECs, CLECs and other providers. As our customer and end user base grows, we expect the largest element of network expenses to be ILEC charges for leased copper lines, which have historically been $3 to $40 per line per month, depending on the identity of the ILEC and the location of the lines.

  Selling, Marketing, General and Administrative Expenses. Our selling, marketing, general and administrative expenses primarily consist of costs related to selling, marketing, customer care, provisioning, billing, regulatory, corporate administration, network engineering and maintenance. Additionally, we incur other costs associated with administrative overhead, office leases and bad debt. We expect that our selling, marketing, general and administrative costs will grow significantly as we expand our operations and that administrative overhead will be a large portion of these expenses during the start-up phase of our business. However, we expect these expenses to decline as a percentage of our revenue as we build our customer base and the number of end users connected to our networks increases.

  We plan to employ a regional sales team in each market we enter. To attract and retain a highly qualified sales force, we plan to offer our sales and customer care personnel a compensation package consisting of commissions and stock options. We expect to incur significant selling and marketing costs as we continue to expand our operations. In addition, we plan to offer sales promotions, especially in the first few years as we establish our market presence.

  Amortization of Deferred Compensation. Deferred compensation arose as a result of the granting of stock options to employees with exercise prices per share subsequently determined to be below the fair values per share for financial reporting purposes of our common stock at dates of grant. The deferred compensation is being amortized over the vesting period of the applicable options.

  Depreciation and Amortization. We expect depreciation and amortization expense to increase significantly as more of our network becomes operational and as we increase capital expenditures to expand our network. Depreciation and amortization expense includes: (1) depreciation of network infrastructure equipment, (2) depreciation of information systems, furniture and fixtures, (3) amortization of improvements to central offices, Network Control Center facilities and corporate facilities, (4) amortization of central office collocation space and improvements and (5) amortization of software.

  Taxation. We have not generated any taxable income to date and therefore have not paid any federal income taxes since inception. Use of our net operating loss carryforwards, which begin to expire in 2003, may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. We have recorded a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its recoverability.

Results of Operations

  Revenues. We commercially introduced our services in March 1998. Accordingly, we recognized no revenues in 1997. Revenues for the year ended December 31, 1998 were approximately $931,000, 75% of which consisted of recurring revenues and did not include sales of end user modems or other electronic equipment.

  Network Expenses. Network expenses were approximately $56,000 in 1997 and $3,970,000 in the year ended December 31, 1998. These costs consisted primarily of monthly rental costs for lines between end users and central offices, between central offices and our metropolitan nodes, between our metropolitan nodes and our NSPs, and end-user line installation and costs charged to us by the ILECs.

  Selling, Marketing, General and Administrative Expenses. Selling, marketing, general and administrative expenses were approximately $1,374,000 for 1997 and $18,340,000 for the year ended December 31, 1998. These expenses consisted primarily of salaries and related expenses for the development of our business, network architecture and software, the establishment of our management team and the development of corporate identification, promotional and advertising materials.

  Amortization of Deferred Compensation. Amortization of deferred compensation was $29,000 in 1997, and $844,000 for the year ended December 31, 1998. The unamortized balance of $5,589,000 at December 31, 1998 will be amortized over the vesting period of each grant.

  Depreciation and Amortization. Depreciation and amortization expenses were approximately $27,000 for 1997 and $1,319,000 for the year ended December 31, 1998. Such expenses consisted primarily of depreciation of network equipment, information systems, office equipment, furniture and fixtures and amortization of leasehold improvements.

  Interest Income and Expense. We incurred minimal interest expense in 1997. Interest expense was approximately $2,575,000. Interest expense for the year ended December 31, 1998 includes amortization of $946,000 related to debt discount recorded in conjunction with the issuance of bridge loan warrants (see note 6 to our consolidated financial statements). Interest income was approximately $190,000 for 1997 and $209,000 for the year ended December 31, 1998. This interest income was earned primarily from the proceeds raised in the Series B preferred stock financing in August 1997.

Quarterly Financial Information

  The following table sets forth certain consolidated statements of operations data for our most recent six quarters. This information has been derived from our unaudited consolidated financial statements. In our management's opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                          Three Months Ended (dollars in 000's)
                         -------------------------------------------------------------------------
                         September 30, December 31, March 31, June 30,  September 30, December 31,
                             1997          1997       1998      1998        1998          1998
                         ------------- ------------ --------- --------  ------------- ------------
Revenues................    $  --         $  --      $    35  $   128      $   237      $    531
                            ------        ------     -------  -------      -------      --------
Operating expenses:
 Network expenses.......         5            51         145      263          851         2,711
 Selling, marketing,
  general and
  administrative........       513           890       1,542    2,565        4,505         9,727
 Amortization of
  deferred
  compensation..........         2            27          51      105          277           411
 Depreciation and
  amortization..........         6            22          77      195          321           726
                            ------        ------     -------  -------      -------      --------
  Total operating
   expenses.............       524           963       1,815    3,128        5,954        13,575
                            ------        ------     -------  -------      -------      --------
  Loss from operations..      (524)         (963)     (1,780)  (3,000)      (5,717)      (13,044)
Interest income.........        64           126         106       50           19            34
Interest expense........       --             (0)        (30)     (42)        (806)       (1,697)
                            ------        ------     -------  -------      -------      --------
    Net loss............    $ (460)       $ (837)    $(1,704) $(2,992)     $(6,504)     $(14,707)
                            ======        ======     =======  =======      =======      ========

  We have generated greater revenues in each successive quarter in the last four quarters, reflecting increases in the number of customers and end users. Our network expenses have increased in every quarter, reflecting costs associated with customer and end user growth and the deployment of our networks in existing and new markets. Our selling, marketing, general and administrative expenses have increased in every quarter and reflect sales and marketing costs associated with the acquisition of customers and end users, including sales commissions, and the development of regional and corporate infrastructure. Depreciation and amortization has increased in each quarter, primarily reflecting the purchase of equipment associated with the deployment of the our networks. We have experienced increasing net losses on a quarterly basis as we increased our capital expenditures and operating expenses. See "Risk Factors-- We Expect Our Operating Losses, Net Losses and Negative Cash Flow to Continue."

  Liquidity and Capital Resources. Our operations have required substantial capital investment for the procurement, design and construction of our central office collocation cages, the purchase of telecommunications equipment and the design and development of our networks. Capital expenditures were approximately $41,550,000 for the year ended December 31, 1998. We expect that our capital expenditures will be substantially higher in future periods in connection with the purchase of infrastructure equipment necessary for the development and expansion of our networks and the development of new markets.

  We will have to make significant upfront capital expenditures to develop our networks. In each market, we will initially target the central offices with the highest density of small- and medium-sized businesses. We will expand into other central offices when we obtain adequate demand or volume commitments from our NSP customers. We will incur additional capital expenditures for building a metropolitan node in each market and to expand the Network Control Center in San Francisco.

  From inception to December 31, 1998, we financed our operations primarily through private placements of $15,700,000 of equity securities, $50,700,000 of debt securities and $5,200,000 of lease financings. As of December 31, 1998, we had an accumulated operating deficit of $25,000,000 and cash and cash equivalents of $10,956,000.

  Net cash used in operating activities was $1,094,000 for 1997 and $11,363,000 for the year ended December 31, 1998. The net cash used in operations was primarily due to net losses, offset in part by increases in accrued expenses. The net cash used in investing activities was $701,000 in 1997 and $41,550,000 in the year ended December 31, 1998, primarily due to acquisitions of property and equipment. Net cash provided by financing activities was $11,200,000 for 1997 related to the issuance of common and preferred stock. Net cash provided by financing activities was approximately $54,420,000 for the year ended December 31, 1998, of which $4,400,000 related to the issuance of preferred stock and $50,700,000 related to borrowings, offset in part by the repayment of certain capital lease obligations of approximately $745,000.

  In July 1998, we entered into a bridge loan agreement with Morgan Stanley Bridge Loan Fund, L.L.C. ("MSBLF") under which MSBLF agreed to provide up to $50,000,000 of debt financing. The MBLSF bridge loan allows us to draw funds and issue notes on an as needed basis. MSBLF received fees consisting of cash and warrants. The MBLSF bridge loan requires us to issue warrants to MSBLF from time to time under certain circumstances. As of December 31, 1998, we had drawn down all $50,000,000 under the bridge loan and issued 1,150,000 warrants to MSBLF (the "Bridge Warrants"). Proceeds from our anticipated $100,000,000 senior secured credit facility (described below) will be used to repay principal (approximately $51,000,000 as of December 31, 1998) and interest on all outstanding indebtedness under the bridge loan and other indebtedness. Upon repayment of the bridge loan, it is expected that MSBLF will own warrants to purchase 1,300,000 shares of common stock.

  In July and August 1998, we completed two rounds of private financing involving the issuance and sale of an aggregate of $4,402,000 of Series C preferred stock. The terms of a subsequent investment were thereafter documented and conditions precedent to the subsequent closing were fulfilled. In February 1999, the subsequent round of Series C financing involved the issuance and sale of an aggregate of $59,171,000 of Series C preferred stock. Purchasers of our Series C preferred stock included, among others, funds affiliated with @Home Corporation, Intel Corporation, Carlyle Partners II, L.P. and Vulcan Ventures Incorporated.

  In February 1999, we accepted a commitment letter from Goldman Sachs Credit Partners L.P. and Newcourt Commercial Finance Corporation under which Goldman Sachs and Newcourt agreed, subject to certain conditions, to provide a five-year senior secured credit facility consisting of (A) a $50,000,000 senior secured term loan facility and (B) a $50,000,000 senior secured revolving credit facility that will convert into a senior secured term loan within six months. The commitment letter contains a number of conditions to initial funding. We expect the senior secured credit facility to close in April 1999. We will use the proceeds of the senior secured credit facility to continue the buildout of our networks, to repay the MBLSF bridge loan, to fund working capital and for general corporate purposes. In connection with the senior secured credit facility, we will merge NorthPoint Communications, Inc. with and into NorthPoint Merger Sub, Inc., a wholly owned subsidiary of NorthPoint Communications Holdings, Inc. We expect to complete this reorganization in March 1999. We also expect to pledge to the lenders under the senior secured credit facility the capital stock in NorthPoint Communications held by NorthPoint Communications Holdings.

  We believe that proceeds from this offering, together with existing capital resources, the investments from our strategic partners and proceeds from our anticipated senior secured credit facility, will be sufficient to fund our expansion and operating deficits through the end of 1999. However, we may decide to seek additional capital during 1999 or 2000, the timing of which will depend upon market conditions, among other things. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and regulatory, technological and competitive developments, including additional market developments and new opportunities, in our industry. We may also need additional financing if:

  . we alter the schedule, targets or scope of our network rollout plan;

  . our plans or projections change or prove to be inaccurate; or

  . we acquire other companies or businesses.

We may obtain additional financing through commercial bank borrowings, equipment financing or the private or public sale of equity or debt securities.

  We may be unsuccessful in raising sufficient additional capital. In particular, we may be unable to raise additional capital on terms that we consider acceptable, that are within the limitations contained in our financing agreements and that will not impair our ability to develop our business. If we fail to raise sufficient funds, we may need to modify, delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

  Impact of Year 2000 Issue. We believe that our computer systems and software are year 2000 compliant. However, we cannot assess the impact of potential year 2000 problems on operators of public switched telephone networks, or "PSTNs," or other service providers (such as electric and utility) in the markets in which we operate. Because our systems will be interconnected with those of ILECs and other service providers, any disruption of operations in the computer programs of these service providers would likely have an impact on our systems in our markets. We cannot assure you that this impact will not have a material adverse effect on our business, prospects, financial condition and results of operations.

  We have inventoried and tested our internally developed applications, vendor developed applications, off-the-shelf software and hardware and believe that our systems are year 2000 compliant. We have not reviewed our non-information technology systems for year 2000 issues relating to embedded microprocessors. To the extent that year 2000 issues exist, these systems may need to be replaced or upgraded. Because our non-information technology systems were implemented within the last two years, we do not expect to experience significant year 2000 issues, although we cannot be certain about this.

  We use third-party equipment and software and interact with ILECs that have equipment and software that may not be year 2000 compliant. Failure of their software or equipment to be year 2000 compliant could require us to incur expenses and use our resources to correct problems. This would impact our business, prospects, operating results and financial condition. We could also be impacted by our business partner's year 2000 issues and their needs to change their systems. We have not made any assessment of the year 2000 risks associated with our third-party or ILEC equipment or software or with our NSP customers, have not determined the risks associated with the reasonably likely worst-case scenarios and have not made any contingency plans. However, we intend to devise a year 2000 contingency plan prior to December 1999 and have developed a year 2000 strategy.

  In the normal course of doing business with our partners and suppliers, we establish manual back-up processes (fax, phone, e-mail, etc.) for all critical interconnections and business functions. These manual processes are designed to replace our automated interfaces and processes in the event of a failure. We plan to test these contingency procedures on a frequent basis to ensure that they work properly in support of our business. Our contingency procedures will be available if year 2000 problems occur in any of our partner or supplier environments. In addition, we plan to conduct back-ups of all of our mission-critical systems in advance, with the ability to revert to previous day transactions to ensure minimal loss of corporate data if year 2000 problems occur in our environment.

Recently Issued Accounting Pronouncements

  On January 1, 1998, we adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income as defined in SFAS No. 130 includes all changes in equity (net assets) during a period from nonowner sources. SFAS No. 130 is effective for years beginning after December 15, 1997. Adoption of SFAS No. 130 did not have any material impact on our financial statements.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. We have not yet determined the impact of adopting SOP 98-1, which will be effective for our year ending December 31, 1999.

  On April 3, 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5 ("SOP 98-5"), Reporting on the Costs of Start-Up Activities. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. As we have not capitalized such costs to date, the adoption of SOP 98-5 is not expected to have an impact on our financial statements.

                                    BUSINESS

Overview

  We are a national, facilities-based provider of high speed, local data network services. Our networks use digital subscriber line, or DSL, technology to transport data at guaranteed speeds up to 25 times faster than common dial-up modems. We market our network and data transport services to Internet service providers, broadband data service providers and long-distance local telephone companies, whom we call network service providers, or NSPs. Our NSP customers can use our fast, secure and reliable data networks to provide economical, "always on" Internet access and other data-intensive applications to end users, who are typically small- and medium-sized businesses, people who work in home offices and telecommuters.

  We are currently providing services in 12 metropolitan areas in the United States and intend to offer service in a total of 28 metropolitan areas by the end of this year. We have been and expect to be the first, or one of the first, to offer DSL services in these markets. Our networks consist principally of digital communications equipment that we own and install in telephone company offices known as "central offices" and existing copper telephone lines that we lease to connect our equipment with end users' premises. We will initially
install our equipment in the    central offices with the highest density of
small- and medium-sized businesses in our 28 markets. We have already secured
and purchased space in    of those central offices and intend to expand the
coverage of our networks in these markets over time by installing equipment in additional central offices.

  Upon completion of our planned expansion, our networks will be able to reach approximately four million businesses and 30 million households, including more than 80% of the small- and medium-sized businesses in our 28 markets. We have already obtained required regulatory approvals, including CLEC authorizations, to offer services in each of those markets. We are currently providing or have
entered into agreements to provide our services to more than   NSPs and have
connected over   of their end users to our networks.

Industry Overview

  Data communications is the fastest growing segment of the telecommunications industry. Home offices and telecommuters are increasingly demanding high-speed data connections for applications such as Internet access, intranets, extranets, telecommuting, virtual private networks, IP telephony, e-commerce, e-mail, video conferencing and multimedia.

  Internet penetration has increased substantially over the last several years, and the number of Internet users worldwide reached nearly 140 million in 1998. Forrester Research, Inc. projects that the total market for data networking services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002, of which approximately $27.9 billion will be from services to businesses. Further, Forrester Research estimates that Internet commerce revenue could reach $3.2 trillion by 2003.

  Small- and Medium-Sized Businesses. We expect that a significant portion of the growth in data communications will be generated by small- and medium-sized businesses. Data communications, including the Internet, allow these businesses to compete more effectively by streamlining communications among employees, customers and suppliers. However, to take full advantage of these productivity-enhancing applications and the Internet, small- and medium-sized businesses need high-speed, secure and dedicated data connectivity.

  Home Offices and Telecommuters. We expect that people using computers from their homes to connect to corporate networks or to the Internet for in-home business purposes will also be a significant source of demand for high-speed data connectivity.

According to International Data Corporation, or IDC, there were 26 million residences with computers in their home offices in the U.S. in 1998, growing to an estimated 40 million by 2002. A significant portion of people who work in home offices and telecommuters need access to corporate networks and/or the Internet for a variety of applications, including e-mail, databases and corporate intranets. According to the Yankee Group, the market for remote access services is expected to grow from $460 million in 1998 to $2 billion by 2002.

  Traditionally, small- and medium-sized businesses, people who work in home offices and telecommuters have relied on low-speed lines for data transport. For example, according to IDC, approximately 78% of Internet access revenues derived from small- and medium-sized businesses in 1997 were generated via the public switched telephone network, or PSTN, and relatively slow 28.8 kbps to 56 kbps or ISDN modems. For higher speed connections, these end users have had to purchase T1 or fractional T1 service, which is fast (up to 1.544 Mbps) and "always on," but expensive (typically $300 to $1000 per month depending upon distance and region).

  Neither the slow PSTN nor the expensive T1 option is an adequate solution for most small- and medium-sized businesses, people who work in home offices and telecommuters. The lack of optimal price-performance solutions has left these end users underserved: Often unwilling or unable to pay for expensive T1 service, they have been forced to settle for the PSTN and tolerate the local data bottleneck.

Our Solution

  We believe that our DSL networks and the wide range of price-performance data transport options we provide meet the demands of this large, underserved group of end users. We attach high-speed digital equipment at both ends of a copper loop, allowing data transmission to bypass the components of the PSTN that are responsible for creating the local data bottleneck. By using our services with their own Internet access and other data applications, our NSP customers can offer small- and medium-sized businesses, people who work in home offices and telecommuters:

  . A Range of Speed Options. We offer a wide range of data transport speeds, each with price performance characteristics that are superior to traditional options.

  . Scaleable Services. End users have the ability to upgrade service to higher performance levels without adding hardware.

  . "Always On" Connectivity. Voice networks require a user or system to dial a phone number and wait while the modem connects to a data service provider. Our service is always on, providing instantaneous connections and the capability to receive or transmit information continuously.

  . Reliability. We can remotely monitor and troubleshoot an end user's connection and can therefore ensure reliable performance.

  . Secure Transport of Sensitive Business Data. We offer our services over dedicated copper lines.

  Our networks and services offer a number of advantages to our NSP partners over alternative local access solutions, including:

  . A Rapid, Capital-Efficient Method for Providing Service in a Metropolitan
    Area. By connecting at one point to each of our metropolitan networks, an NSP can immediately offer service to any end user within the geographic boundaries served by central offices in which we have installed our equipment. Using our networks in this way reduces the capital and operating investment an NSP would otherwise need to reach end users in our metropolitan areas.

  . Electronic Interfaces to Our National Operational Support Systems. We provide our customers an electronic connection to our national pre-qualification, order entry, customer support, provisioning, accounting and billing systems. This provides streamlined operations and lower overhead costs for our customers.

  . Guaranteed Data Throughput and Service Quality. We guarantee data throughput and low latency on our networks.

  . Continuously Monitored Networks. We have triple-redundant remote monitoring capabilities and continuously monitor the entire network from our network control center.

Strategy

  Our objective is to become the leading national provider of local data networks and transport services to NSPs serving small- and medium-sized businesses, people who work in home offices and telecommuters. To achieve this objective, we will:

  . Focus Initially on Business District Central Offices. Before entering a market, we prepare a detailed, "bottom-up" analysis of that market's central office service areas using industry data and business demographic statistics. We use this analysis to identify attractive service areas and develop a schedule for network deployment and expansion. We have initially targeted central offices in our 28 target markets with the highest density of small- and medium-sized businesses. Based upon our analysis, we believe that when complete, our networks will be able to reach approximately four million businesses, including more than 80% of the small- and medium-sized businesses in our 28 markets. By focusing initially on high-density business districts, we believe we can secure collocation space in scarce central offices, open markets more rapidly, maximize the return from network deployment capital costs and enable our NSP customers to address a significant portion of their target end users in each geographic market quickly.

  . Enter Markets Early. We seek to obtain a "first mover" advantage by being the first, or one of the first, DSL providers in our target markets to offer optimized local data transport solutions. We believe that the first mover advantage is valuable because after an NSP establishes a relationship with a local data network service provider, there are costs associated with adding additional providers or switching providers. We are already providing services to NSPs in 12 metropolitan areas.

  . Rapidly Establish a National Presence. Our goal is to offer local data network and transport services to our NSP customers in 28 metropolitan areas by year-end 1999. We expect that offering high speed local data transport solutions in many metropolitan areas will make our services more attractive to national and regional NSPs by enabling them to use our single system interface and consistent provisioning procedures in each of our markets. We are authorized to operate as a CLEC in all of our 28 target markets.

  . Design Networks for Business End Users. Our networks are designed for business users and business applications and have the appropriate security, reliability and performance characteristics for those users and applications. Currently, we are using a type of DSL technology that permits symmetric data transmission--the same speed of data transport to and from the end user--which we believe is the best-suited for most business applications. We believe that business end users will not compromise the security, reliability and performance of their data connections and are willing to pay for those features.

  . Focus On Wholesale Marketing. We market our local data transport solutions on a wholesale basis to NSPs who, in turn, sell to and support end users. By marketing to NSPs, we:

    . minimize sales and marketing expenses by enabling our sales force to focus on high-volume prospective wholesale customers;

    . amortize the cost of our fixed capital expenses over a large base of end users more rapidly;

    . minimize our end user support costs; and

    . are able to achieve a nationwide presence more quickly.

  . Provide Excellent Customer Service. We are dedicated to providing our NSP customers and their end users superior customer support and service. Our systems provide management reports and other critical, real-time data for NSPs.

  . Exploit Our Scaleable Systems. Our OSS has been designed to leverage efficiencies inherent in our digital networks and can grow with our business. We believe that these systems, including our electronic bonding to ILECs, will minimize our overhead and increase both NSP customer and end-user satisfaction. Our systems also give us the capability to monitor usage by our NSPs' end users and will provide our NSPs with notice when an end user's usage patterns indicate that an upgrade in speed is warranted. These upgrades can be performed remotely and require no additional capital expenditures.

  . Enter Into Strategic Relationships. We have entered into strategic relationships with @Work, Intel and Verio. We anticipate entering into additional relationships. We believe that these relationships are valuable because they involve guaranteed or targeted numbers of new end users as well as provide technical, marketing and distribution expertise and capital.

  . Develop New Data Products and Solutions. We intend to expand our product offerings by providing additional value-added services over our networks and enhanced transport solutions.

Our Markets

  We currently provide service in 12 metropolitan areas and intend to offer services in a total of 28 metropolitan areas by the end of this year. We believe that offering local data network and transport services in many areas makes our services more attractive to national and regional NSPs because they can use our single system interface and uniform provisioning procedures in each of our markets. Our existing and planned markets for 1999 are:

   West                          Central                  East
   ----                          -------                  ----
   Los Angeles(1)*               Austin*                  Atlanta
   Phoenix                       Chicago*                 Baltimore
   Portland                      Cleveland*               Boston*
   Sacramento                    Columbus                 Miami/Fort Lauderdale
   San Diego*                    Dallas*                  New York(3)*
   San Francisco Bay Area(2)*    Denver                   Philadelphia
   Seattle                       Detroit*                 Raleigh-Durham
                                 Houston*                 Tampa-St. Petersburg
                                 Minneapolis              Washington, D.C.(4)*
                                 Pittsburgh
                                 San Antonio
                                 St. Louis

--------
(1) Includes Orange County.
(2) Includes San Francisco, Oakland and San Jose.
(3) Includes Western Connecticut and Northern New Jersey.
(4) Includes Northern Virginia.
 *  current markets

Network Architecture

  We establish each of our regional networks by installing, or "collocating," digital communications equipment in the ILEC central offices with the highest density of small- and medium-sized businesses. Our equipment uses DSL technology to transmit high speed data over existing copper telephone lines between the central office and the end user. In turn, our equipment in each central office is connected to our metropolitan node, where we are interconnected to our NSP customers, typically with leased high speed fiber optic transmission lines. For our NSP customers, having a single point of interconnection with us in each city reduces their capital expenditures and local network costs because we aggregate and disseminate their traffic to and from a central place. By leasing and reusing the existing copper wire and fiber optic infrastructure, we are able to use our capital to purchase and develop value-added elements of the network, including packet switches, digital communications equipment for each central office, and operations support systems.

  Set forth below is a diagram depicting the flow of data traffic in a local metropolitan market.

                   [GRAPHIC DEPICTION OF NORTHPOINT'S NETWORK
                                 ARCHITECTURE]


  Our Equipment. We install DSL modems at the end user's premises and lease copper wires from the ILEC. These wires run from the end user's premises to the ILEC central office. Within each central office, we lease space and maintain equipment that connects to the local copper wires. Our central office equipment, known as a DSLAM, supplies the digital line code that enables high speed data transport over copper lines, organizes that data into packets and aggregates end-user traffic for transport to and from our metropolitan node. Aggregated data traffic is transported between the central office and our metropolitan node, where it is connected to an asynchronous transfer mode, or "ATM," switch. Data traffic is aggregated from various central offices at the metropolitan node and then transported to the NSPs over leased fiber optic lines.

  Central Office Installation. We have an contracted with Lucent to install our equipment in all ILEC central offices in which we have space nationwide. Lucent preconfigures this equipment in accordance with our blueprint and ships it to our central offices for installation by Lucent's field operations personnel. We maintain our own field operations personnel to oversee this process and for subsequent maintenance and upgrades of the central office equipment.

Sales and Marketing

  We provide local data network and transport services on a wholesale basis to Internet service providers, broadband data service providers and long distance and local telephone companies, whom we call network service providers, or "NSPs." Our NSP customers bundle our services with Internet access or other data-intensive applications for their customers, who are typically small- and medium-sized businesses, people who work in home offices and telecommuters. We
are providing our services to    NSPs and have connected     of their end
users.

  Our Sales Staff. We sell exclusively through wholesale channels. Our indirect sales and support model allows us to benefit from the sales and support organization of our NSP customers. Our sales organization currently consists of account executives who are responsible for securing new NSP customers and assisting NSP customers in increasing the number of end users. The account executives are supported by regional marketing managers who provide localized marketing, competitive analysis, cooperative marketing programs, and sales support within each of our 12 markets. We intend to increase the size of our sales and marketing staff as we enter an additional 16 markets by year-end.

                   [GRAPHIC OF SYMMETRICAL PRODUCT OFFERINGS]

  Our Services. Our networks and data transport services have been designed to enable our NSP customers to meet the rapidly increasing information needs of their end users. By using NorthPoint's network, NSPs can offer "always on" connections with better price-performance characteristics than dial-up and ISDN modems and T1 connections. Our current range of services and pricing (before volume discounts) in the San Francisco Bay Area (although pricing in other markets may vary) is as follows:


                                  Speed   Wholesale Maximum
                      Speed to  From End    Price    Range
        Service       End user    user      $/mo.    (feet)        Use/Market
------------------------------------------------------------------------------------
  NorthPoint DSL 144   144 kbps  144 kbps     75    35,000  . ubiquitous flat-rate
                                                              service at ISDN speeds
------------------------------------------------------------------------------------
  NorthPoint DSL 160   160 kbps  160 kbps     75    24,000  . always on e-mail and
                                                              web browsing solution
                                                              for individuals
------------------------------------------------------------------------------------
  NorthPoint DSL 200   200 kbps  200 kbps     90    22,850  . small businesses of
                                                              less than four
                                                              employees with
                                                              standard e-mail and
                                                              web usage
------------------------------------------------------------------------------------
  NorthPoint DSL 416   416 kbps  416 kbps    125    18,000  . e-mail and higher
                                                              bandwidth Internet
                                                              solution for small
                                                              businesses with less
                                                              than 10 employees
------------------------------------------------------------------------------------
  NorthPoint DSL 784   784 kbps  784 kbps    165    13,500  . remote LAN access, web
                                                              surfing for businesses
                                                              under 25 employees
                                                            . supports high-
                                                              bandwidth intensive e-
                                                              commerce and video-
                                                              conferencing
                                                              applications
------------------------------------------------------------------------------------
  NorthPoint DSL 1.04 1.04 Mbps 1.04 Mbps    199    12,350  . remote LAN access, web
                                                              surfing for businesses
                                                              under 50 employees
                                                            . supports large file
                                                              transfers and web
                                                              hosting
------------------------------------------------------------------------------------
  NorthPoint DSL T1   1.54 Mbps 1.54 Mbps    250    10,000  . T1 performance
                                                            . pricing not distance-
                                                              sensitive

  Each of our services is symmetric, providing the same speed to and from the end user. We believe that this design is well-suited for business data applications such as Internet access, intranets, extranets, telecommuting, virtual private networks, IP telephony, e-commerce, e-mail, video conferencing and multimedia.

  Performance Upgrades. We can remotely increase an end user's speed from 160 kbps through 1.54 Mbps using the same customer premise equipment ("CPE"). Remote upgrades allow an end user to have improved performance without service
interruptions or additional equipment investment. Approximately   % of the end
users currently connected to our networks are within 10,000 feet of the central office and can be upgraded to our fastest service. In general, we expect that end users' needs will evolve over time, resulting in demand for faster connections. The cost to upgrade an end user's speed is minimal and the cost to provide faster service is not substantial.

  The Value Proposition to NSPs. In addition to providing reliable, high quality data network services, we also offer our NSP customers:

  . Immediate, Capital-Efficient Access to Markets. In the past, NSPs would have had to make significant capital investments to provide dedicated data services in their targeted service areas.

   With a single connection to our metropolitan node, however, NSPs can immediately provide high speed dedicated data services to end users connected to each central office we serve in that metropolitan area. Using our networks in this way reduces the capital investment an NSP would otherwise need to reach end users in our metropolitan areas and enables NSPs to provide services in any or all of our markets more quickly than if they built their own network infrastructure.

  . Single-Source Provider. With us as a partner, an NSP has a single-source provider in each geographic market that we serve. Because we maintain the physical connection with the incumbent telephone carrier in each market and assume responsibility for managing all end-user installations and for monitoring and managing our data networks, the NSP does not need to have relationships with incumbent phone companies, inside wiring companies or equipment maintenance and monitoring service providers.

  . Avoidance of Regulatory Burden. In order to provide DSL service on their own, ISPs and other data service providers would have to be authorized as CLECs in each state in which they planned to provide service. NSPs who partner with us avoid the costs, delays and complexities of achieving CLEC status in each market.

  . Transparent Service Delivery to End Users. Our automated order entry, provisioning and maintenance systems are designed to allow NSPs to interface directly with our support systems and provide their end users with completely transparent service delivery. Our systems also enable our NSP customers to pre-qualify prospective end users. The end user receives a bill from the NSP and no bill from either the ILEC or NorthPoint.

  . Electronic Interfaces to Our OSS. We have designed our national OSS to interface directly with the NSP's existing provisioning, management, accounting and billing systems. Our OSS also enables two-way trouble ticketing and secure connections for both proactive and query-based status checking on all aspects of service delivery and billing.

  . Broad Range of Speeds and Prices. Our wide range of price-performance options enables the NSP to appropriately match its service offering with an end user's specific need for data transmission capacity. Options available today from incumbent phone companies are more limited and often fail to address the needs of small- and medium-sized businesses, people who work in home offices and telecommuters.

  . Identification of Service Upgrade Opportunities. As an end user's data transmission needs evolve, our OSS tracks end user usage and identifies opportunities on a timely basis for the NSP to recommend service upgrades to its end users.

  . Reliability and Guaranteed Data Throughput. We design our networks for business-quality service, including 24 hours a day, 7 days a week monitoring, triple-redundant network management links and guaranteed data throughput and low latency.

  . Secure Connections. Our network architecture enables NSPs to offer to their end users applications that require a secure connection for transmission of sensitive data.

  . Marketing Support. We support our NSP customers by providing sales leads, co-marketing programs and training for NSP sales and service representatives.

Operations Support Systems

  Our OSS is designed to be scaleable and provides us with significantly enhanced operational efficiencies.

  Connections to Our Customers. Our Web-based ordering system not only allows NSPs to place orders on-line, but assists them in marketing the service to new and existing end users, as well as pre-qualifying prospective end users for the maximum level of service that will be available to them. Our systems also interface with our customers' management, provisioning, accounting and billing systems. Our network statistics allow the NSP to track historical usage and suggest service upgrades based upon customer need.

  Connections to the ILECs. We are currently testing electronic bonding interfaces with Pacific Bell and Ameritech and plan to have similar interfaces to all our ILEC suppliers by the end of 1999. This will provide us with a single electronic ordering interface and will facilitate provisioning large volumes of orders.

Deployment and Operations

  To provide and monitor data transport services to end users, NSPs have traditionally been required to coordinate multiple service and equipment suppliers. We act as a single-source provider of an NSPs' local data networking and transport needs, eliminating both complexity and inconvenience for our NSP customers.

  Interconnecting With New NSPs. When an NSP decides to use our services in a metropolitan market, we arrange for the leasing, testing and monitoring of a fiber connection between our metropolitan node in the area and the NSPs' local point of presence. Our NSP customers pay a monthly fee for the connection and for our data traffic aggregation and monitoring services.

  Provisioning with the ILEC. We order from the ILECs and test copper wire loops that link central offices and end users. In most cases, if the line is not testing to our specifications at the time of provisioning or later, our Network Control Center is able to help the ILEC pinpoint the source of the problem.

  End User Installation. We contract with third parties for the installation of end users, including any necessary wiring inside end users' premises. Our contractors also deliver, install and test the customer premise equipment and test the connection over our DSL network. Our NSP customer generally pays an installation charge to us and sells the modem and/or other customer premise equipment to the end user.

  Network Monitoring. We monitor all of our metropolitan networks from our Network Control Center on a continuous basis, enabling us to identify and resolve network problems before they affect our customers or their end users. The Network Control Center maintains triple-redundant network management visibility into each element of our networks, allowing us to provide reliable service and efficient customer installation, as well as rapid responses to customer inquiries.

Strategic Relationships

  We have entered into strategic relationships with @Work, Intel and Verio. We anticipate entering into additional relationships. We believe that these relationships are valuable because they involve guaranteed or targeted numbers of new end-user lines as well as provide additional technical, marketing and distribution expertise and capital.

  @Work. We have entered into a two-year strategic agreement with @Work (a division of @Home) in which @Work has agreed to sell our services to its small- and medium-sized business customers in our current and future markets and meet targeted volume commitment levels. @Work offers businesses high speed data services. In July 1998, @Home purchased shares of our Series C preferred stock.

  Intel. We have entered into a strategic relationship with Intel, the world's largest chip maker, a leading manufacturer of computer, networking and communications products and a developer of the

G.lite ADSL standard. We are working with Intel to enhance our service offerings. In August 1998, Intel purchased shares of our Series C preferred stock and acquired contingent warrants to purchase 94,475 shares of our common stock at $3.53 per share, provided certain conditions are met.

  Verio. In February 1999, we entered into a DSL joint marketing development agreement with Verio Inc. Verio is a national Internet service provider. Under the agreement, Verio designated NorthPoint as its preferred provider in certain markets. Verio also committed to achieving certain numbers of end users in those markets within a defined time period. In connection with this agreement, Verio invested in a subordinated convertible promissory note of NorthPoint. This note will convert automatically to our common stock upon the completion of this offering.

Alternative Data Transport Technologies

  We believe that our DSL-enabled networks offer price-performance characteristics that are attractive to NSP customers for many of their end users when compared with other options:

  . Dial-up Analog Modems. Analog modems use the PSTN, and are the most commonly used data transport technology today. Because the electronic components of the PSTN limit data transmission speeds, however, these traditional modems rarely exceed data throughput of 56 kbps. In addition, modems generally require that the user or system dial a phone number to connect with a data service, which creates delays in making connections and may present security concerns.

  . ISDN. ISDN is a technology that works with the legacy public switched telephone network to send voice and data over existing copper wires at speeds up to 144 kbps. ISDN is equal in speed or slower than all of our services. ISDN is typically priced with usage charges, making an "always on" connection with an ISDN modem prohibitively expensive.

  . T1 Service. T1 service provides speeds up to 1.544 Mbps. T1 pricing has traditionally been sensitive to the distance between an end user and its service provider, creating marketing difficulties and pricing anomalies.

  . Cable Modems. Cable modem networks have penetrated certain residential markets, but only about half of all homes nationwide are wired for high-capacity cable. In addition, we believe that many of our target business end users are not passed by existing cable infrastructure. Moreover, although cable modems offer high speed services, they operate over a shared cable infrastructure and therefore cannot offer guaranteed bandwidth or the network security features that we believe a majority of our targeted end users demand. In addition, cable modems do not offer symmetric bandwidth, which we believe is important for business applications.

  . Fiber. Fiber optic lines provide high speed data transport, but today reach only a fraction of our target end users. Local fiber optic builds have generally targeted large corporations based in downtown office buildings. Moreover, even where fiber passes a building, our DSL-enabled network may be more cost effective for small- to medium-sized businesses.

  Wireless. Few of our target end users are served today by fixed wireless infrastructure. We believe further rollout will be slowed by the need for fixed wireless service providers to obtain roof rights and overcome technological limitations and interference from terrain, obstructions and weather.

  For more information about the highly competitive market in which we operate, see "Risk Factors--The Market in Which We Operate is Highly Competitive, and We May Not Be Able to Compete Effectively, Especially Against Established Industry Competitors with Significantly Greater Financial Resources."

Government Regulation

  Overview. Our telecommunications services are subject to varying degrees of federal, state and local regulation. The FCC and state utility commissions regulate telecommunications common carriers. A telecommunications common carrier is a company which offers telecommunications services to the public or to all prospective users on standardized rates and terms. Our data transport services are common carrier services.

  The FCC exercises jurisdiction over telecommunications common carriers, and their facilities and services, to the extent they are providing interstate or international communications. The various state regulatory commissions retain jurisdiction over telecommunications carriers, and their facilities and services, to the extent they are used to provide communications that originate and terminate within the same state. The degree of regulation varies from state to state.

  In recent years, the regulation of the telecommunications industry has been in a state of flux as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The FCC and state utility commissions have adopted many new rules to implement these new laws and encourage competition. These changes, which are still incomplete, have created new opportunities and challenges for us and our competitors. The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Certain of these and other existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings nor their impact upon the telecommunications industry or us can be predicted at this time.

  Federal Regulation. Although we currently are not subject to price cap or rate of return regulation at the federal level and are not currently required to obtain FCC authorization for the installation, acquisition or operation of our network facilities, we nevertheless must comply with the requirements of common carriage under the Communications Act of 1934 (the "Communications Act"), as amended, to the extent we provide interstate services. Pursuant to the Communications Act, we are subject to the general requirement that our charges and regulations for communications services must be "just and reasonable" and that we may not make any "unjust or unreasonable discrimination" in our charges or regulations. Certain other specific regulations applicable to us are discussed below. The FCC also has jurisdiction to act upon complaints against any common carrier for failure to comply with its statutory obligations.

  Comprehensive amendments to the Communications Act were made by the Telecommunications Act, which was signed into law on February 8, 1996. The Telecommunications Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the Telecommunications Act is to promote competition in all areas of telecommunications. While it may take years for the industry to feel the full impact of the Telecommunications Act, it is already clear that the legislation provides us with both new opportunities and new challenges.

  The Telecommunications Act greatly expands the FCC's interconnection requirements on the ILECs. The Telecommunications Act requires the ILECs to:
(i) provide physical collocation, which allows companies such as us and other interconnectors to install and maintain their own network termination equipment in ILEC central offices, and virtual collocation only if requested or if physical collocation is demonstrated to be technically infeasible; (ii) unbundle components of their local service networks so that other providers of local service can compete for a wide range of local services customers; (iii) establish "wholesale" rates for their services to promote resale by CLECs and other competitors; (iv) establish number portability, which will allow a customer to retain its existing phone number if it switches from the ILEC to a competitive local service provider; (v) establish dialing parity, which ensures that customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services; and (vi) provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way. In addition, the Telecommunications Act requires ILECs to compensate competitive carriers for traffic originated by ILECs and terminated on the competitive carriers' network.

  The FCC is charged with establishing national guidelines to implement certain portions of the Telecommunications Act. The FCC issued its Interconnection Order on August 8, 1996. On July 18, 1997, however, the United States Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing rules, as well as certain other portions of the FCC's interconnection rules, on the grounds that the FCC had improperly intruded into matters reserved for state jurisdiction. On January 25, 1999, the Supreme Court largely reversed the Eighth Circuit's order, holding that the FCC has general jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court stated that the FCC has authority to set pricing guidelines for unbundled network elements, to prevent ILECs from disaggregating existing combinations of network elements, and to establish "pick and choose" rules regarding interconnection agreements (which would permit a carrier seeking interconnection to "pick and choose" among the terms of service from various other interconnection agreements between the ILECs and other CLECs). This action reestablishes the validity of many of the FCC rules vacated by the Eighth Circuit. Although the Supreme Court affirmed the FCC's authority to develop pricing guidelines, the Supreme Court did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. In its decision, however, the Supreme Court also vacated the FCC's rule that identifies the unbundled network elements that ILECs must provide to CLECs. The Supreme Court found that the FCC had not adequately considered certain statutory criteria for requiring ILECs to make those network elements available to CLECs and must reexamine the matter. Thus, while the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC. The Eighth Circuit has not yet reinstated the FCC's rules that were affirmed by the Supreme Court, and several ILECs have asked the Eighth Circuit not to reinstate those rules until further legal challenges have been resolved. We cannot predict the ultimate disposition of those matters. The possible impact of this decision, including the portion dealing with unbundled network elements, on existing interconnection agreements between ILECs and CLECs or on agreements that may be negotiated in the future also cannot be determined at this time.

  As a result of the pro-competitive provisions of the Telecommunications Act, we have been able to obtain authorizations to operate as a CLEC in California, Colorado, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oregon, Pennsylvania, Texas, Virginia, Washington and Washington D.C., and we have filed for CLEC status in Arizona. We have signed interconnection agreements in all these states except Illinois and Michigan, where we are procuring unbundled network elements out of tariff.

  The FCC has established different levels of regulation for dominant and non-dominant carriers. Of domestic common carrier service providers, only GTE, the RBOCs and other ILECs are classified as dominant carriers and all other providers of domestic common carrier services, including us, are classified as non-dominant carriers. As a non-dominant carrier, we are subject to less FCC regulation than dominant carriers.

  The Telecommunications Act also directs the FCC, in cooperation with state regulators, to establish a Universal Service Fund that will provide subsidies to carriers that provide service to under-served individuals and in high cost areas. A portion of carriers' contributions to the Universal Service Fund also will be used to provide telecommunications related facilities for schools, libraries and certain rural health care providers. The FCC released its initial order in June 1997. This order will require us to contribute to the Universal Service Fund, but may also allow us to receive payments from the Fund if we are deemed eligible. We also may provide service to under-served customers in lieu of making Universal Service Fund payments. The FCC's implementation of universal service requirements remains subject to judicial and additional FCC review. Additional changes to the universal service regime, which would increase our costs, could have adverse consequences for us.

  Recently, various RBOCs have filed petitions with the FCC requesting regulatory relief in connection with the provision of data services, including DSL services. In response to these petitions, the FCC issued a decision that data services generally are telecommunications services that, when provided by ILECs, are subject to the FCC's interconnection rules, including the rule requiring that an ILEC's data services be subject to unbundling and resale requirements under the Telecommunications Act. Petitions have been filed with the FCC asking it to reconsider its decision in this regard. The FCC has also initiated a proceeding to determine whether ILECs will be able to avoid certain of their obligations by providing data services through "truly" separate affiliates, whether new rules should be adopted to increase ILEC competitors' access to collocation and ILEC loops, whether the FCC will specifically require ILECs to unbundle their DSL equipment and resell DSL services, and whether the FCC will grant the RBOCs interLATA relief for the provision of data services. A decision by the FCC on these issues is expected shortly. In addition, three RBOCs have filed petitions with the FCC seeking relief from dominant carrier regulation for their data services in certain regions. The effect that these proceedings will have on our ability to obtain facilities and services from ILECs and on the competition that we will face from ILECs cannot be predicted.

  State Regulation. To the extent that we provide telecommunications services which originate and terminate within the same state, we are subject to the jurisdiction of that state's public service commission. As noted above, we have obtained authorizations to operate as a CLEC in all of our 28 target markets. We are not subject to price cap or rate of return regulation in any state in which we are currently certificated to provide local exchange service.

  The Telecommunications Act preempts state statutes and regulations that prohibit or have the effect of prohibiting the provision of competitive local services. As a result of this sweeping legislation, we will be free to provide the full range of intrastate local and long distance services in all states in which we currently operate, and in any states into which we may wish to expand. While this action greatly increases our addressable customer base, it also increases the amount of competition to which we may be subject.

  Although the Telecommunications Act's prohibition of state barriers to competitive entry took effect on February 8, 1996, various legal and policy matters still must be resolved before the Telecommunications Act's policies promoting local competition are fully implemented.

  To the extent we provide intrastate services, we may be required to file tariffs with the state public service commission setting forth the terms, conditions and prices for services classified as intrastate. Like the FCC, most states also consider complaints relating to a carrier's intrastate services or rates.

  As we expand our operations into other states, we may become subject to the jurisdiction of their respective public service commissions for certain services offered by us.

  Local Government Authorizations. We may be required to obtain from municipal authorities street opening and construction permits to install our facilities in certain cities. In some of the areas where we provide service, we also may be subject to municipal franchise requirements and may be required to pay license or franchise fees based on a percentage of gross revenue or other formula. The Telecommunications Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which we operate or plan to operate or whether it will be implemented without a legal challenge.

Employees

  As of February 24, 1999, NorthPoint had 318 employees (including 13 hourly personnel and consultants), employed in engineering, sales, marketing, customer support and related activities, and general and administrative functions. None of our employees are represented by a labor union, and we consider our relations with our employees to be good. See "Risk Factors--Our Success Depends on Our Retention of Certain Key Personnel and Our Ability to Hire Additional Key Personnel."

Facilities

  We are headquartered in facilities consisting of approximately 50,000 square feet in the San Francisco Bay Area which we occupy under five-year leases. In addition, we occupy 12,000 square feet in San Francisco under a two-year lease and have short-term leases for our 25 regional offices. We consider this space adequate for our current operations. We also lease space in a number of ILEC central offices and private facilities in which we locate our equipment.

Legal Proceedings

  We are not currently engaged in any material legal proceedings.

  We are, however, subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the Telecommunications Act, the interpretation of CLEC interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could have a material adverse effect on our business, prospects, financial condition and results of operations.

                                   MANAGEMENT

Executive Officers and Directors

  Our executive officers and directors, and their ages as of February 24, 1999, are as follows:

               Name                   Age               Positions
               ----                   ---               ---------
   Michael W. Malaga................   34 President, Chief Executive Officer
                                           and Chairman of the Board of
                                           Directors
   Herman W. Bluestein..............   52 Chief Development Officer
   William J. Euske.................   47 Chief Technical Officer
   Nathan T. Gregory................   47 Chief Network Architect
   Henry P. Huff....................   55 Chief Financial Officer and Vice
                                           President, Finance
   Robert F. Flood..................   57 Vice President, Operations
   Steven J. Gorosh.................   41 Vice President, General Counsel and
                                           Secretary
   Samuel M. Lamonica, Jr...........   47 Vice President, Information
                                           Technology and Application
                                           Development
   Timothy M. Monahan...............   33 Vice President, Corporate Development
   Richard J. Morris................   32 Vice President, Engineering and
                                           Program Management
   John H. Stormer..................   36 Vice President, Marketing
   Ann W. Zeichner..................   44 Vice President, Sales
   Robert K. Dahl...................   58 Director
   Reed E. Hundt....................   50 Director
   Andrew S. Rachleff...............   40 Director
   Dino J. Vendetti.................   37 Director
   J. Peter Wagner..................   33 Director
   Frank D. Yeary...................   35 Director

  Michael W. Malaga is a founder and has been the President and Chief Executive Officer and Chairman of NorthPoint since June 1997. From June 1995 to June 1997, Mr. Malaga was employed at MFS Communications Company, Inc., most recently as the Director of Strategic Development, where he led the strategic and development efforts for xDSL, small-business Internet access, and switched local services new business development. While at MFS, Mr. Malaga played a principal role in integrating its purchase of UUNET Technologies, Inc., a national ISP. Prior to joining MFS, Mr. Malaga worked at GenRad, Inc.'s Structural Test Products Division from 1988 to June 1995.

  Herman W. Bluestein has been the Chief Development Officer of NorthPoint since September 1998. From October 1997 until joining NorthPoint, Mr. Bluestein was Chief Executive Officer of Pacific Communications Services. From 1995 through 1997, Mr. Bluestein was Vice President of Wireless Strategy and Development for MCI Communications Corp. (now known as MCI WorldCom, Inc.) where he developed and executed MCI's wireless strategy, negotiated service agreements with cellular and PCS providers and managed strategic relationships with service providers. From 1994 to 1995, Mr. Bluestein was Vice President, Business Development and Alliance General Manager for MCI's alliance with British Telecommunications, plc. From 1989 to 1994, Mr. Bluestein was Vice President of Strategic Business Development and Geographic Expansion for Centex Telemanagement, Inc., a San Francisco-based telecommunications company that was acquired by MFS in 1994.

  William J. Euske is a founder and has been the Chief Technical Officer of NorthPoint since June 1997. From July 1992 to March 1997, he was the Senior Vice President of Advanced Networks and Technology at MFS, where he led the launch of MFS's xDSL services. As Vice President of Product Engineering for its Data Services unit, he built one of the first commercial ATM networks, which supported wire-speed LAN traffic, frame relay and variable bit rate voice traffic. Prior to his employment at MFS, Mr. Euske was the Head of North American Research and Development for British Telecom from November 1989 to July 1992.

  Nathan T. Gregory is a founder and has been the Chief Network Architect of NorthPoint since June 1997. Mr. Gregory was with MFS beginning in September 1992, where he was responsible for the data architecture for the xDSL product offering, including all equipment evaluation and testing, central office configuration design, and service offering engineering specifications. Mr. Gregory was also a principal member of the original MFS Data Services team responsible for releasing the first commercial ATM service in the United States as well as its worldwide frame relay product.

  Henry P. Huff has been the Vice President, Finance and Chief Financial Officer of NorthPoint since June 1998. Mr. Huff served as the Chief Financial Officer of Fabrik Communications, Inc., a messaging service provider, from October 1996 until June 1998 and as the Chief Financial Officer of Sierra Ventures, a Menlo Park-based venture capital firm, from February 1992 to September 1996. From August 1986 to February 1992, Mr. Huff was the Chief Financial Officer of Centex.

  Robert F. Flood is a founder and has been the Vice President, Operations of NorthPoint since June 1997. Prior to joining NorthPoint, Mr. Flood was the Vice President of Network Administration at MFS, where he was responsible for traffic engineering, switch translations, capacity planning and network infrastructure on both the local and long-distance portions of the network. From 1990 until joining MFS in June 1994, Mr. Flood was Director of Engineering and Customer Service at Centex where he was responsible for cost management, provisioning, traffic engineering and customer service.

  Steven J. Gorosh is a founder and has been the Vice President, General Counsel and Secretary of NorthPoint since June 1997. From June 1994 to June 1997, Mr. Gorosh was the Senior Counsel for MFS Intelenet, where he helped set regulatory strategy and obtain necessary local service regulatory authority for the nation's largest alternative local service provider. From June 1991 to June 1994, Mr. Gorosh served as the Senior Counsel at Centex prior to its acquisition by MFS. From April 1988 until joining Centex, Mr. Gorosh was an attorney in the FCC Common Carrier and General Counsel Bureaus.

  Samuel M. Lamonica, Jr. has been the Vice President, Information Technology and Application Development of NorthPoint since May 1998. From March 1995 until joining NorthPoint, Mr. Lamonica was employed at Network Equipment Technologies, Inc. as a Senior Manager of application development for N.E.T.'s customer service, engineering and sales and marketing organizations. From January 1980 to February 1995, Mr. Lamonica served in various technical capacities for Pacific Bell, including Pacific Bell Service Manager. He was responsible for the design, development and implementation of projects including 411 directory assistance systems, hotel billing systems, language assistance bureau, automated pay-by-phone, message center mass market voice mail and business market segmentation.

  Timothy M. Monahan is a founder and has been the Vice President, Corporate Development of NorthPoint since June 1998. From June 1997 until June 1998, Mr. Monahan served as NorthPoint's Vice President, Finance and Chief Financial Officer. Mr. Monahan was the Director of Corporate Development at MFS from 1996 to 1997, where he led the financial and planning aspects of its commercial xDSL product and internal ISP creation project, forming an evaluation basis for the purchase of UUNET by MFS. From 1993 to 1996, Mr. Monahan was Assistant Treasurer and Manager of Business Planning at MFS. Prior to joining MFS, from June 1988 to June 1991, Mr. Monahan was a consultant with Booz, Allen & Hamilton.

  Richard J. Morris has been the Vice President, Engineering and Program Management of NorthPoint since June 1997. From September 1994 until joining NorthPoint, Mr. Morris was the Director of Data Product Development at MFS, where he developed its xDSL product and led project teams in engineering design, operations, provisioning and product rollout. He was also responsible for the development of domestic and international data services of MFS, including LAN extension over ATM, MAE Internet connectivity, ATM and frame relay services. From 1990 until joining MFS, Mr. Morris was the Manager, Broadband Networks for British Telecom, where he served as deployment project manager and its representative on the European ATM deployment forums.

  John H. Stormer has been the Vice President of Marketing of NorthPoint since September 1998. Mr. Stormer was previously NorthPoint's Director of Business Development since November 1997. From August 1991 to April 1996, Mr. Stormer held several director positions at Sprint Corporation and later at Sprint Telecommunications Venture (now known as Sprint PCS). At Sprint PCS, Mr. Stormer led the early development of the consumer marketing strategy to launch integrated wireless and wireline services. Prior to Sprint, Mr. Stormer held management positions at AT&T Corporation in Business Marketing and Operator Services, and at Marion Merrell Dow (now known as Hoechst Marion Rousell) in Business Planning and Development.

  Ann W. Zeichner has been the Vice President, Sales of NorthPoint since September 1998. From September 1997 until September 1998, Ms. Zeichner served as NorthPoint's Vice President, Sales and Marketing. From June 1995 to May 1997, Ms. Zeichner was President and Chief Executive Officer of Cambio Networks, Inc., a supplier of network infrastructure documentation solutions. From August 1993 to May 1995, Ms. Zeichner served as a Vice President of Sales at Centrum, a remote-access startup company acquired by 3Com Corporation. After the acquisition, she joined 3Com as Vice President of Sales for the Personal Office Division in July 1994 and later was appointed as 3Com's Corporate Director of Industry Marketing. Prior to that, she held Vice President Sales positions at Ascend Communications, Inc., ADC Fibermux Corp. and Micom Communications Corp.

  Robert K. Dahl has served as a member of the Board of Directors since March 1998. Mr. Dahl has been a General Partner at Riviera Ventures, an Alameda-based private investment and management firm, since February 1998, where he specializes in investing in companies in the communications sector. From December 1993 to July 1997, Mr. Dahl served as the Executive Vice President and Chief Financial Officer for Ascend Communications, Inc. and from July 1997 to January 1998, Mr. Dahl served as Ascend's Executive Vice President of Corporate Planning. Mr. Dahl also serves as a director of Ascend, Momentum Business Applications, Inc., the Bank of Alameda and several privately held companies.

  Reed E. Hundt has served as a member of the Board of Directors since May 1998. Mr. Hundt served as Chairman of the FCC from 1993 to 1997. He currently serves as senior advisor at McKinsey & Company, Inc., an international consulting firm. Prior to joining the FCC, Mr. Hundt was a partner at Latham & Watkins, an international law firm. Mr. Hundt also serves on the board of directors of Allegiance Telecom, Inc., Ascend Communications and Novell, Inc.

  Andrew S. Rachleff has served as a member of the Board of Directors since August 1997. Since 1995, Mr. Rachleff has been a General Partner at Benchmark Capital, a Menlo Park-based venture capital firm, where he specializes in investing in companies in the communications industry. Prior to co-founding Benchmark Capital, Mr. Rachleff spent ten years as a general partner with Merrill, Pickard, Anderson & Eyre, a Menlo Park-based venture capital firm. Mr. Rachleff serves on the boards of directors of several privately held companies.

  Dino J. Vendetti has served as a member of the Board of Directors since February 1999. Mr. Vendetti has managed investments in the telecommunications, cable and data networking industries for Vulcan Ventures, Inc. since May 1998. From August 1997 until joining Vulcan Ventures, Mr. Vendetti was Vice President and Research Analyst at Dain Rauscher covering the telecommunications industry. From July 1996 to April 1997, Mr. Vendetti was Vice President of Product Management at Metawave Communications Corporation. From October 1994 to July 1996, Mr. Vendetti served as Director of Business Development and Product Management for Qualcomm, Inc., where he was responsible for the global infrastructure product line.

  J. Peter Wagner has served as a member of the Board of Directors since August 1997. Mr. Wagner joined Accel Partners, a San Francisco-based private equity investing firm, in July 1996, and has been a General Partner since January 1998, where he specializes in investing in companies in the communications sector, including networking, telecommunications and wireless technology. From September 1992 to July 1996, Mr. Wagner was a Product Line Manager for Silicon Graphics, Inc. Mr. Wagner also serves on the boards of directors of several privately held companies.

  Frank D. Yeary has served as a member of the Board of Directors since February 1999. Mr. Yeary joined The Carlyle Group in 1998 as a Managing Director and is in charge of Carlyle's domestic and global telecommunications and media investments. From January 1995 to June 1998, Mr. Yeary was Managing Director, Global Head of Telecommunications & Media and was a member of the Investment Banking Management Committee at Salomon Smith Barney.

Board of Directors

  Prior to the completion of this offering, we will amend our Certificate of Incorporation in order to divide our Directors into three classes. Two Class I Directors will hold office initially for a term expiring at the annual meeting of stockholders in 1999. Three Class II Directors will hold office initially for a term expiring at the annual meeting of stockholders in 2000. Three Class III Directors will hold office initially for a term expiring at the annual meeting of stockholders in 2001. The members of each class will hold office until their successors are duly elected and qualified. At each annual meeting of NorthPoint stockholders, the successors to the class of Directors whose term expires at the meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Committees of the Board of Directors

  In February 1999, the Board of Directors established an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Dahl, Rachleff and Yeary, all of whom are outside directors of the Company. The Audit Committee recommends engagement of NorthPoint's independent auditors and approves the services performed by such auditors and reviews and evaluates NorthPoint's accounting policies and its systems of internal accounting controls. The Compensation Committee consists of Messrs. Hundt, Wagner and Vendetti, all of whom are outside directors of NorthPoint. The Compensation Committee makes recommendations to the Board of Directors in connection with matters of compensation, including determining the compensation of NorthPoint's executive officers.

Compensation Committee Interlocks and Insider Participation

  No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Messrs. Hundt, Wagner and Vendetti are affiliated with Charles Ross Partners, Accel Partners and Vulcan Ventures, respectively, which are holders of our Preferred Stock. See "Certain Transactions."

Executive Compensation

  The following table sets forth information concerning compensation of our Chief Executive Officer and the top four other highly compensated executive officers whose salary and incentive compensation exceeded $100,000 for the year ended December 31, 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                   Annual          Long-Term
                                Compensation     Compensation
                              ---------------- -----------------
                                               Shares Underlying  All Other
 Name And Principal Position   Salary   Bonus       Options      Compensation
 ---------------------------  -------- ------- ----------------- ------------
Michael W. Malaga............ $140,000 $14,215          --              --
 President, CEO and Chairman
  of the Board
 of Directors
Herman W. Bluestein.......... $ 60,769 $20,000      350,000        $105,491(1)
 Chief Development Officer
Robert F. Flood.............. $125,000 $12,692          --              --
 Vice President, Operations
Samuel M. Lamonica, Jr. ..... $138,769 $13,877       15,000             --
 Vice President, Information
  Technology
 and Application Development
Richard J. Morris............ $124,846 $12,485          --              --
 Vice President, Engineering
  and Program
 Management

--------
(1) Consists of relocation expenses for which we reimbursed Mr. Bluestein.

Option Grants and Exercises

  The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 1998 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                Potential Realizable
                                 % of Total                       Value At Assumed
                                  Options                       Annual Rates of Stock
                                 Granted To Exercise             Price Appreciation
                         Options Employees  or Base              For Option Term(1)
                         Granted In Fiscal   Price   Expiration ---------------------
          Name             (#)      Year     ($/SH)     Date      5% ($)    10% ($)
          ----           ------- ---------- -------- ---------- ---------- ----------
Michael W. Malaga.......     --      --        --         --           --         --
Herman W. Bluestein..... 350,000     8.7%    $1.25    9/14/08   $1,354,284 $2,285,930
Robert F. Flood.........     --      --        --         --           --         --
Samuel M. Lamonica,
 Jr.....................  15,000    0.04%    $1.25    8/27/08       64,556    107,872
Richard J. Morris.......     --      --        --         --           --         --

--------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the SEC rules. Actual gains if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option-holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

  The following table provides information concerning exercises of options to purchase our common stock in the fiscal year ended December 31, 1998, and unexercised options held as of December 31, 1998, by the Named Executive Officers.

             AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                                 Value of Unexercised
                           Number of Unexercised Options        In-The-Money Options at
                             Held at December 31, 1998           December 31, 1998(1)
                         --------------------------------- ---------------------------------
        Name             Exercisable (#) Unexercisable (#) Exercisable ($) Unexercisable ($)
        ----             --------------- ----------------- --------------- -----------------
Michael W. Malaga.......         --               --               --               --
Herman W. Bluestein.....         --           350,000         $      0         $675,500
Robert F. Flood.........         --               --               --               --
Samuel M. Lamonica,
 Jr.....................      11,250           48,750           34,988          133,913
Richard J. Morris.......     300,000          100,000          933,000          311,000

--------
(1) The value of the unexercised in-the-money options is based on fair market value at December 31, 1998, as determined by the Board of Directors, and is net of the exercise price of such options.

1997 Stock Option Plan

  Our 1997 Stock Option Plan (the "Plan") was adopted by the Board of Directors and approved by the stockholders in September 1997. A total of 7,500,000 shares of common stock has been reserved for issuance under the Plan. As of February 24, 1999, options to purchase 7,130,132 shares of common stock were outstanding under the Plan, and no shares had been issued upon exercise of previously granted options.

  The Plan provides for grants to employees of NorthPoint (including officers and employee directors) of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants of nonstatutory stock options ("NSOs") to employees (including officers and employee directors) and consultants (including non-employee directors) of NorthPoint.

  The Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). The Plan is currently being administered by the Board of Directors. The Administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option. The Administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants.

  Options generally have a term of ten years. One-fourth of the shares subject to the option vest on the one-year anniversary of the vesting commencement date and 1/48th of the shares subject to the option vest on each monthly anniversary of the vesting commencement date thereafter.

  The option exercise price may not be less than 100% of the fair market value of the common stock on the date of grant; provided, however, that NSOs may be granted at exercise prices of not less than 85% of the fair market value on the date the option is granted. In the case of an ISO or NSO granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of stock of NorthPoint, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of common stock on the date of grant of such option.

  The term of an option is determined by the specific option agreement; provided, however, the term may not be longer than ten years. Furthermore, the maximum term for an option granted to an optionee is five years, if at the time of the grant the optionee owns more than 10% of the total combined voting power of all classes of stock of NorthPoint. No option may be exercised by any person after its term expires.

  In the event of a sale of all or substantially all of the assets of NorthPoint, or the merger of NorthPoint with or into another corporation, each option must be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the option will terminate upon the consummation of the merger or sale of assets; provided, however, the Administrator has the discretion to decide to accelerate the vesting of the option to make it exercisable as to some or all of the shares subject to the option.

1999 Employee Stock Purchase Plan

  NorthPoint's 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan") was
adopted by the Board of Directors in          1999 and approved by the
stockholders in          1999. A total of           shares of common stock have
been reserved for issuance under the 1999 Purchase Plan. As of the date of this prospectus, no shares have been issued under the 1999 Purchase Plan.

  The 1999 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive six-month offering periods. The offering periods generally start on January 1 and July 1 of each year, except for the first offering period, which will commence on the effective date of this offering and will end on June 30, 1999.

  Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, no employee may be granted a right to purchase stock under the 1999 Purchase Plan (1) to the extent that, immediately after the grant of the right to purchase stock, the employee would own (or be treated as owning) stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of NorthPoint or (2) to the extent that his or her rights to purchase stock under all employee stock purchase plans of NorthPoint (or any subsidiary or parent corporation of NorthPoint), accrues at a rate which exceed $25,000 worth of stock for each calendar year. The 1999 Purchase Plan permits participants to purchase common
stock through payroll deductions of up to   % of the participant's base
compensation. Base compensation is defined as the participant's gross base compensation, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. The maximum number of shares a participant may purchase with
respect to a single offering period is       shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the 1999 Purchase Plan is 85% of the lesser of the fair market value of the common stock (1) at the beginning of the offering period or (2) at the end of the offering period. Participants may end their participation at any time other than the final ten days of an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with NorthPoint.

  Rights to purchase stock granted under the 1999 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1999 Purchase Plan. The 1999 Purchase Plan provides that, in the event of a merger of NorthPoint with or into another corporation or a sale of substantially all of NorthPoint's assets, each outstanding right to purchase stock may be assumed or substituted for by the successor corporation.

  The Board of Directors has the authority to amend or terminate the 1999 Purchase Plan. However, no such action by the Board of Directors may adversely affect any outstanding rights to purchase stock under the 1999 Purchase Plan, except that the Board of Directors may terminate an offering period on any exercise date if the Board determines that the termination of the 1999 Purchase Plan is in the best interests of NorthPoint and its stockholders. Notwithstanding anything to the contrary, the Board of Directors may in its sole discretion amend the 1999 Purchase Plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants.

Limitation on Liability and Indemnification Matters

  NorthPoint's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. NorthPoint's Bylaws provide that NorthPoint shall indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer of NorthPoint or serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at NorthPoint's request. NorthPoint has also entered into agreements to indemnify directors and certain executive officers.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of February 24, 1999 with respect to the beneficial ownership of our common stock and as adjusted to reflect the conversion of outstanding preferred stock into common stock immediately prior to the completion of this offering by:

  . each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock, assuming the conversion of all preferred stock into common stock,

  .  our directors and our Named Executive Officers, and

  .  all executive officers and directors as group.

Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of February 24, 1999 as described in the footnotes below. Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1). Certain of the outstanding shares of our capital stock are subject to a voting agreement. The address for all executive officers and directors is c/o NorthPoint Communications, Inc., 222 Sutter Street, San Francisco, CA 94108.

                                                         Percent Ownership
                                            Shares    -----------------------
                                         Beneficially Before the   After the
                Name                       Owned(1)   Offering(1) Offering(1)
                ----                     ------------ ----------- -----------
Accel Partners(2).......................   5,333,154     11.7%
 428 University Avenue
 Palo Alto, CA 94301
Benchmark Capital(3)....................   5,333,153     11.7%
 2480 Sand Hill Road, Suite 200
 Menlo Park, CA 94025
The Carlyle Group(4)....................  10,623,229     23.4%
 9 West 57th Street, 32nd Floor
 New York, NY 10019
Greylock IX Limited Partnership.........   5,333,152     11.7%
 One Federal Street
 Boston, MA 02110
Vulcan Ventures Incorporated(5).........   4,552,811     10.0%
 110 110th Avenue, N.E., Suite 650
 Bellevue, WA 98004
Michael W. Malaga.......................   3,318,114      7.3%
Herman W. Bluestein.....................           0        *
Robert K. Dahl(6).......................      91,032        *
Robert F. Flood.........................   1,839,739      4.1%
Reed E. Hundt(7)........................      56,657        *
Samuel M. Lamonica, Jr. ................      15,000        *
Richard J. Morris.......................     366,667        *
Andrew S. Rachleff(3)...................   5,333,153     11.7%
Dino J. Vendetti(8).....................      14,164        *
J. Peter Wagner(2)......................   5,333,154     11.7%
Frank D. Yeary(4).......................  10,623,229     23.4%
All directors and executive officers as
 a group (19 persons)(9)(10)............  33,573,680     74.0%

--------
 * Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations before and after the offering are
     based on 45,390,326 shares and           shares, respectively, of common
     stock outstanding.

 (2) Consists of 5,333,154 shares held by various affiliates of Accel Partners. Mr. Wagner, a General Partner of Accel Partners, may be deemed to have voting and investment power over the shares held by Accel Partners and its affiliates. Mr. Wagner disclaims beneficial interest in such shares, except to the extent of his interest in Accel Partners.

 (3) Consists of 4,679,170 shares held by Benchmark Capital Partners, L.P. ("BCP") and 653,983 shares held by Benchmark Founders' Fund, L.P. ("BFF"). Mr. Rachleff, a Managing Member of Benchmark Capital Management Co., LLC, the General Partner of BCP and BFF, may be deemed to have voting and investment power over the shares held by BCP and BFF and its affiliates. Mr. Rachleff disclaims beneficial interest in such shares, except to the extent of his interest in Benchmark Capital Management Co., LLC.

 (4) Consists of 10,623,229 shares held by various affiliates of The Carlyle Group. Mr. Yeary, a director of NorthPoint, is a General Partner of The Carlyle Group. Mr. Yeary disclaims beneficial interest in such shares, except to the extent of his interest in The Carlyle Group and its affiliates.

 (5) Consists of 4,552,811 shares held by Vulcan Ventures Incorporated.

 (6) Consists of 56,657 shares held by The Dahl Family Trust dated October 31, 1989, as amended May 3, 1990. Mr. Dahl is the Trustee of The Dahl Family Trust.

 (7) Consists of 56,657 shares held by Charles Ross Partners Investment Fund Number 1. Mr. Hundt, a General Partner of Charles Ross Partners, may be deemed to have voting and investment power over the shares held by Charles Ross Partners Investment Fund Number 1. Mr. Hundt disclaims beneficial interest in such shares, except to the extent of his interest in Charles Ross Partners.

 (8) Mr. Vendetti was appointed by Vulcan Ventures as its representative on NorthPoint's Board of Directors.

 (9) Includes 1,023,852 shares of common stock subject to options that are exercisable within 60 days of February 24, 1999.

(10) Includes 4,679,170 shares held by BCP; 653,983 shares held by BFF; 5,333,154 shares held by affiliates of Accel Partners; 10,623,229 shares held by various affiliates of the Carlyle Group; and 117,329 shares held by Ellmore C. Patterson Partners. Andrew Rachleff, a director of NorthPoint, is a Managing Member of Benchmark Capital Management Co., LLC, the General Partner of BCP and BFF. Peter Wagner, a director of NorthPoint, is a General Partner of Accel Partners. Frank Yeary, a director of NorthPoint, is a General Partner of The Carlyle Group.

                              CERTAIN TRANSACTIONS

Issuance of Stock Options

  On September 23, 1997, we adopted our 1997 Stock Option Plan. We have reserved 7,500,000 shares of common stock for issuance under the Plan. On February 26, 1998, we granted an option to purchase 110,000 shares of common stock at an exercise price of $0.07 per share to Robert Dahl, a Director of NorthPoint. On May 15, 1998, we granted an option to purchase 110,000 shares of common stock at an exercise price of $0.20 per share to Reed Hundt, a Director of NorthPoint. On June 1, 1998, we granted an option to purchase 325,000 shares of common stock at an exercise price of $0.20 per share to Henry P. Huff, Vice President, Finance and Chief Financial Officer of NorthPoint. On September 14, 1998, we granted an option to purchase 350,000 shares of common stock at an exercise price of $1.25 per share to Herman W. Bluestein, Chief Development Officer of NorthPoint.

Issuance of Series C Preferred Stock

  On February 19, 1999, we sold 16,762,381 shares of Series C preferred stock at a purchase price of $3.53 per share. Purchasers of the Series C preferred stock included funds affiliated with The Carlyle Group (10,623,229 shares). Other purchasers of the Series C preferred stock included Vulcan Ventures Incorporated (4,552,811 shares), Benchmark Capital Partners, L.P. (124,274 shares), Benchmark Founders' Fund, L.P. (17,369 shares), funds affiliated with Accel Partners (141,643 shares), The Dahl Family Trust Dated October 31, 1989, as amended May 3, 1990 (56,657 shares), Dino Vendetti (14,164 shares) and The Sierra Ventures Mgmt. Co. 1989 Deferred Savings Plan FBO Henry P. Huff (7,082 shares). Andrew Rachleff, Frank Yeary, Peter Wagner and Dino Vendetti, each of whom currently serves as a member of the Board of Directors, are affiliated with Benchmark Capital, The Carlyle Group, Accel Partners and Vulcan Ventures, respectively. Upon the completion of this offering, all outstanding shares of Series C preferred stock will automatically convert into shares of common stock.

Registration Rights

  Some holders of common stock issuable upon conversion of preferred stock and upon exercise of certain warrants are entitled to registration rights. See "Description of Capital Stock--Registration Rights."

Vendor Relations

  Greylock IX Limited Partnership, a principal stockholder of NorthPoint, owns more than 10% of the capital stock of Copper Mountain, a vendor of NorthPoint. Our payments to Copper Mountain for the year ended December 31, 1998 totaled approximately $8,490,467. We believe that the transactions with Copper Mountain were completed on an arm's-length basis.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have    shares of common stock
outstanding. The shares sold in the offering (         shares assuming no
exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of NorthPoint, as this term is defined under Rule 144 under the Securities Act.

  We issued and sold the remaining 45,390,326 shares in private transactions. This number of shares does not include shares that may be issued upon conversion of convertible debt. These shares may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent (1%) of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to manner of sale limitations, notice requirements and the availability of current public information about NorthPoint. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. Of the 45,390,326 remaining shares outstanding, affiliates beneficially own approximately 95% of such shares. Of the shares owned by non-affiliates, no shares have been held by such non-affiliates in excess of two years. See "Risk Factors--The Price of Our Common Stock May Decline Due to Shares Eligible for Future Sale."

  Any employee, officer, director, advisor or consultant to NorthPoint who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after NorthPoint becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

  As of February 24, 1999, there were outstanding stock options to purchase an aggregate of 7,044,237 shares of common stock, of which 1,641,444 are presently exercisable or exercisable within 60 days. All outstanding stock options are held by our executive officers or employees. Following the offering, we intend to file registration statements on Form S-8 covering the 7,500,000 shares of common stock issuable under our Stock Option Plan (including shares subject to
outstanding options) and the        shares reserved for issuance under our 1999
Employee Stock Purchase Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act.

  NorthPoint, and NorthPoint's executive officers and directors and its large stockholders, have agreed with the underwriters, subject to certain exceptions, not to sell or otherwise dispose of any shares of NorthPoint's common stock for a period of 180 days from the completion of this offering without the prior written consent of the representatives of the underwriters. The lock-up
agreements by persons other than NorthPoint cover an aggregate of     shares.

  Prior to this offering, there has been no public market for the common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by existing stockholders could adversely affect prevailing market prices.

                          DESCRIPTION OF CAPITAL STOCK

  The following summary describes the material terms of our capital stock. However, it does not purport to be complete and is qualified in its entirety by reference to the actual terms of the capital stock contained in our Certificate of Incorporation and other agreements referenced below. The following summary gives effect to the conversion of all outstanding shares of preferred stock into common stock upon the completion of this offering.

  Upon the completion of this offering, after giving effect to the amendment of our Certificate of Incorporation, the authorized capital stock of NorthPoint
will consist of 75,000,000 shares of common stock and          shares of
preferred stock. As of February 24, 1999, there were nine holders of record of common stock. The common stock and the preferred stock each have a par value of $0.001 per share. As of February 24, 1999, there were 45,390,326 shares of common stock outstanding. As of February 24, 1999, options to purchase 7,044,237 shares of common stock were outstanding. Upon the completion of this offering, no shares of preferred stock will be outstanding. We also have certain other warrants and contingent warrants as described below.

Common Stock

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of NorthPoint's liquidation, dissolution or winding up or NorthPoint's acquisition by another entity (including any reorganization, merger or consolidation or sale of stock) or sale of all or substantially all of NorthPoint's assets, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of the holders of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered hereby will, upon the completion of this offering, be fully paid and non-assessable.

Preferred Stock

  Upon the completion of this offering, all outstanding shares of Series B and Series C preferred stock will automatically convert on a one-for-one basis into 34,460,127 shares of common stock. See notes 9 and 14 of the notes to our financial statements for a description of the currently outstanding preferred stock.

  Prior to the completion of this offering, we will amend our Certificate of Incorporation in order to provide that our preferred stock will be divisible into and issuable in one or more series. The rights and preferences of the different series may be established by the Board of Directors without further action by the stockholders. The Board of Directors will be authorized with respect to each series to fix and determine, among other things:

  . its dividend rate;

  . its liquidation preference;

  . whether or not the shares will be convertible into, or exchangeable for, any other securities; and

  . whether or not the shares will have voting rights, and, if so, the conditions under which the shares will vote as a separate class.

  We believe that the Board of Directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, the Board of Directors could issue all or part of the preferred stock with (among other things) substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by the Board of Directors likely to support current management in a contest for control of the company, either as a precautionary measure or in response to a specific takeover threat. NorthPoint has no current plans to issue preferred stock for any purpose.

Bridge Warrants

  Holders of Bridge Warrants may purchase shares of common stock for an exercise price of $.01 per share for up to 250,000 shares, $6.67 per share for an additional 942,857 shares and, it is expected, $6.67 per share for an additional 107,143 shares. The Bridge Warrants expire in July 2003. Holders of unexercised Bridge Warrants are not entitled to receive dividends or other distributions or to receive notice of any meeting of stockholders. Holders of unexercised Bridge Warrants also do not have voting or any other rights of stockholders. The exercise price and number of shares of common stock issuable upon exercise of the Bridge Warrants are subject to adjustment under certain circumstances.

Other Warrants

  In connection with an equipment lease, we have issued warrants to purchase an aggregate of 407,902 shares of Series B preferred stock at an exercise price of $0.675 per share. We have issued contingent warrants to Intel to purchase 94,475 shares of common stock at an exercise price of $3.53 per share, provided certain conditions are met. Certain other holders of our warrants will be entitled to an increase in the number of their warrants under antidilution provisions. These provisions are expected to cause the issuance of warrants to purchase approximately 227,000 shares of common stock at a weighted average exercise price of $6.41 per share.

Registration Rights

  Pursuant to the Fourth Amended and Restated Rights Agreement dated February 19, 1999 (the "Rights Agreement"), as of February 24, 1999, holders of 47,085,560 shares of common stock issued or issuable upon conversion of Series B preferred stock and Series C preferred stock or exercise of Bridge Warrants and certain other outstanding warrants (collectively, the "Rights Holders") are entitled to certain registration rights with respect to such shares ("Registrable Securities").

  Company Registration. If we propose to register any of our or a holder's common stock under the Securities Act, the Rights Holders are entitled to notice of such proposed registration and the opportunity to include the Registrable Securities in the registration. If the registration involves an underwriting, the underwriters have the right to limit shares proposed to be included in the registration and underwriting by the Rights Holders to 20% of the total number of securities included in such registration and underwriting, unless such offering is the initial public offering of our securities in which case the Rights Holders may be excluded if no other stockholders' securities are included.

  Requested Registration. At any time after the earlier of (1) six months after the effective date of the first registration statement for a public offering of common stock or (2) June 30, 2001, if the holders of at least 20% of the Registrable Securities relating to the Series B preferred stock and Series C preferred stock or the holders of at least 40% of the Registrable Securities relating to the Bridge Warrants request that we file a registration statement, we are required to use our best efforts to cause such shares to be registered, subject to certain conditions and limitations. The holders of the Registrable Securities relating to the Series B preferred stock and Series C preferred stock and of the Registrable Securities relating to the Bridge Warrants are each entitled to two such demand registrations. If, in an underwritten public offering, the underwriters require a limitation on the number of securities to be included in the registration, then the number of shares of Registrable Securities that may be included in the registration and underwriting will be allocated (1) among all Rights Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by the Rights Holders at the time of filing the registration statement in the case of a registration requested by the holders of Registrable Securities relating to the Series B preferred stock and Series C preferred stock, and (2) first to the holders of Registrable Securities relating to the Bridge Warrants and then among all other Rights Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Rights Holders at the time of filing the registration statement in the case of a registration requested by the holders of Registrable Securities relating to the Bridge Warrants.

  Registration on Form S-3. The Rights Holders have the right to require us to register all or a portion of their Registrable Securities on Form S-3 when this form becomes available to us, provided that the aggregate proceeds of such registration are expected to exceed $1,000,000 or cover all remaining Registrable Securities relating to the Bridge Warrants and provided that we are not required to effect more than one such registration in any twelve-month period.

  Termination of Registration Rights. The registration rights terminate as to any Rights Holder five years following a bona fide firm underwritten public offering of shares of common stock registered under the Securities Act, provided the per share public offering price is not less than $5.75 as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations and the aggregate offering price, net of underwriting discounts and commissions, exceeds $50,000,000.

Certificate of Incorporation, Bylaw and Statutory Provisions Affecting Stockholders

  Prior to completion of this offering, we will amend our Certificate of Incorporation in order to divide the Board of Directors into three classes of directors serving staggered three-year terms. Under the Delaware General Corporation Law ("DGCL"), directors serving on a classified board can be removed only for cause.

  Our Certificate of Incorporation and Bylaws will also provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and Bylaws will also:

  . provide that special meetings of the stockholders may be called only by a resolution adopted by a majority of the Board of Directors;

  . establish an advance notice procedure for stockholder proposals;

  . require that certain business combinations be approved by supermajority vote; and

  . reserve to the Board the exclusive right to change the number of directors or to fill vacancies on the Board.

  NorthPoint is a Delaware corporation and is subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

  . before such time the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

  . at or after such time the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

  A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's outstanding voting stock within three years.

  The provisions of the Certificate of Incorporation, Bylaws and DGCL described above would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our stock or the removal of the incumbent Board of Directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of NorthPoint, even though such an attempt might be beneficial to us and our stockholders.

  Our Certificate of Incorporation and Bylaws also:

  . eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by the DGCL; and

  . indemnify directors and officers to the fullest extent permitted by
    Section 145 of the DGCL, including in circumstances in which indemnification is otherwise discretionary.

  We believe that these provisions are necessary to attract and retain qualified directors and officers. We have also entered into agreements to indemnify our directors and certain of our officers.

Transfer Agent and Registrar

           is the transfer agent and registrar for the common stock.

                                 LEGAL MATTERS

  The validity of the common stock being offered hereby will be passed upon for NorthPoint by Latham & Watkins, Menlo Park, California and for the underwriters by Sullivan & Cromwell, Los Angeles, California. Certain legal matters will be passed upon for NorthPoint by Steven J. Gorosh, our General Counsel. Certain Latham & Watkins attorneys hold shares of NorthPoint's common stock.

                                    EXPERTS

  The financial statements of NorthPoint Communications, Inc. as of December 31, 1997 and 1998, for the period from May 16, 1997 (date of inception) to December 31, 1997, and for the year ended December 31, 1998 have been included in this registration statement and the related prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information about NorthPoint and the shares offered by this prospectus, you should refer to the Registration Statement, including the exhibits and schedules filed with the Registration Statement. Statements made in this prospectus regarding the contents of any contract or any other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. You may obtain copies of the Registration Statement (of which this prospectus is a part), together with such exhibits and schedules, upon payment of the fee prescribed by the SEC, or you may examine these documents without charge at the office of the SEC.

  After the offering is completed, NorthPoint will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by NorthPoint with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including NorthPoint, that file electronically with the SEC.

                         NORTHPOINT COMMUNICATIONS INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Accountants' Report........................................... F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998.............. F-3

Consolidated Statements of Operations for the period from May 16, 1997
 (date of inception) through December 31, 1997 and for the year ended
 December 31, 1998........................................................ F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the period from May 16, 1997 (date of inception) through December 31, 1997 and for the year ended December 31, 1998......................................... F-5

Consolidated Statements of Cash Flows for the period from May 16, 1997
 (date of inception) through December 31, 1997 and for the year ended
 December 31, 1998........................................................ F-6

Notes to Consolidated Financial Statements................................ F-7

                        NORTHPOINT COMMUNICATIONS, INC.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of NorthPoint Communications, Inc.:

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of NorthPoint Communications, Inc. and its wholly-owned subsidiary (the Company) as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998 and for the period from May 16, 1997 (date of inception) through December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                        /s/ PricewaterhouseCoopers LLP

San Francisco, California
February 24, 1999

                        NORTHPOINT COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                   December 31,
                                       ---------------------------------------
                                          1997          1998          1998
                                       -----------  ------------  ------------
                                                                  (Pro Forma)
Assets                                                            (unaudited)
Current assets:
 Cash and cash equivalents............ $ 9,448,259  $ 10,955,655
 Accounts receivable, net of an
  allowance of $0 and $18,640,
  respectively........................         --        523,261
 Prepaid expenses and other assets....      59,005     2,649,268
                                       -----------  ------------
  Total current assets................   9,507,264    14,128,184

Property and equipment, net...........   1,775,732    46,077,796
Deposits..............................      72,941       295,520
                                       -----------  ------------
  Total assets........................ $11,355,937  $ 60,501,500
                                       ===========  ============

Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Accounts payable, including related
  party payables of $86,423 and
  $5,189,469, respectively............ $   277,820  $  9,379,322
 Accrued expenses.....................         --      5,481,033
 Deferred revenue.....................         --        188,754
 Capital lease obligations, current
  portion.............................     236,339     1,190,739
 Line of credit borrowings, net of
  unamortized debt discount of $0 and
  $1,118,542, respectively............         --     49,606,458
                                       -----------  ------------
  Total current liabilities...........     514,159    65,846,306
                                       -----------  ------------
Capital lease obligations, long-term
 portion..............................     865,558     3,237,340
Line of credit borrowings, long-term
 portion..............................       1,000           --
                                       -----------  ------------
  Total liabilities...................   1,380,717    69,083,646
                                       -----------  ------------

Commitments and contingencies (Note
 7).

Stockholders' equity (deficit):
 Convertible preferred stock, $0.001
  par value, 21,804,556 shares
  authorized, 16,450,721 and
  17,110,691 shares issued and
  outstanding at December 31, 1997 and
  1998, respectively, zero shares
  proforma; liquidation preference of
  $15,492,710......................... $    16,451  $     17,111  $        --
 Common stock, $0.001 par value,
  50,000,000 shares authorized,
  10,820,000 and 10,930,200 shares
  issued and outstanding at December
  31, 1997 and 1998, respectively, and
  28,040,891 proforma.................      10,820        10,930        28,041
 Common stock warrants................         --      2,065,000     2,065,000
 Additional paid-in capital...........  11,417,036    22,116,727    22,116,727
 Deferred compensation................    (172,957)   (5,588,714)   (5,588,714)
 Accumulated deficit..................  (1,296,130)  (27,203,200)  (27,203,200)
                                       -----------  ------------  ------------
  Total stockholders' equity
   (deficit)..........................   9,975,220    (8,582,146) $ (8,582,146)
                                       -----------  ------------  ------------
  Total liabilities and stockholders'
   equity (deficit)................... $11,355,937  $ 60,501,500
                                       ===========  ============

   The accompanying notes are an integral part of these financial statements.

                        NORTHPOINT COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             May 16, 1997
                                        (date of inception) to    Year ended
                                          December 31, 1997    December 31, 1998
                                        ---------------------- -----------------
Revenues..............................       $       --          $    930,776

Operating expenses:
  Network expenses....................            55,553            3,970,339
  Selling, marketing, general and
   administrative.....................         1,373,782           18,339,817
  Amortization of deferred
   compensation.......................            29,473              843,519
  Depreciation and amortization.......            27,179            1,318,575
                                             -----------         ------------

  Total operating expenses............         1,485,987           24,472,250
                                             -----------         ------------

  Loss from operations................        (1,485,987)         (23,541,474)
Interest income.......................           189,874              209,124
Interest expense......................               (17)          (2,574,720)
                                             -----------         ------------

  Net loss............................       $(1,296,130)        $(25,907,070)
                                             ===========         ============
Net loss per common share--basic and
 diluted..............................       $     (0.13)        $      (2.39)
                                             ===========         ============
Weighted average shares used in
 computing net loss per common share--
 basic and diluted....................         9,659,360           10,835,309
                                             ===========         ============


   The accompanying notes are an integral part of these financial statements.

                        NORTHPOINT COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     Convertible
                   Preferred Stock      Common Stock    Additional     Common                                     Total
                  ------------------ ------------------   Paid-in      Stock      Deferred    Accumulated     Stockholders'
                    Shares   Amount    Shares   Amount    Capital     Warrants  Compensation    Deficit     Equity  (Deficit)
                  ---------- ------- ---------- ------- -----------  ---------- ------------  ------------  -----------------
Balances at
inception (May
16, 1997)........        --  $   --         --  $   --  $       --   $          $       --    $        --     $        --
 Issuance of
 common stock....                     5,000,000   5,000      95,000                                                100,000
 Common stock
 split of 2.0178
 for 1...........                     5,089,000   5,089      (5,089)                                                   --
 Issuance of
 preferred stock
 Series B........ 16,450,721  16,451                     11,074,256                                             11,090,707
 Issuance of
 common stock....                       731,000     731      50,439                                                 51,170
 Deferred
 compensation....                                           202,430                (202,430)                           --
 Amortization of
 deferred
 compensation....                                                                    29,473                         29,473
 Net loss........                                                                               (1,296,130)     (1,296,130)
                  ---------- ------- ---------- ------- -----------  ---------- -----------   ------------    ------------
Balances at
December 31,
1997............. 16,450,721  16,451 10,820,000  10,820  11,417,036                (172,957)    (1,296,130)      9,975,220
 Issuance of
 common stock....                       110,200     110      39,075                                                 39,185
 Issuance of
 preferred stock
 Series C........    659,970     660                      4,401,340                                              4,402,000
 Issuance of
 common stock
 warrants in
 conjunction with
 bridge loan.....                                                     2,065,000                                  2,065,000
 Deferred
 compensation....                                         6,259,276              (6,259,276)                           --
 Amortization of
 deferred
 compensation....                                                                   843,519                        843,519
 Net loss........                                                                              (25,907,070)    (25,907,070)
                  ---------- ------- ---------- ------- -----------  ---------- -----------   ------------    ------------
Balances at
December 31,
1998............. 17,110,691 $17,111 10,930,200 $10,930 $22,116,727  $2,065,000 $(5,588,714)  $(27,203,200)   $ (8,582,146)
                  ========== ======= ========== ======= ===========  ========== ===========   ============    ============


  The accompanying notes are an integral part of these financial statements.

                        NORTHPOINT COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    May 16, 1997
                                                      (date of
                                                    inception) to   Year ended
                                                    December 31,   December 31,
                                                        1997           1998
                                                    -------------  -------------
Cash flows from operating activities:
 Net loss.........................................  $ (1,296,130)  $ (25,907,070)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization...................        27,179       1,318,575
  Amortization of deferred compensation...........        29,473         843,519
  Amortization of debt discount...................           --          946,458
 Changes in assets and liabilities:
  Accounts receivable.............................           --         (523,261)
  Prepaid expenses and other assets...............       (59,005)     (2,590,263)
  Deposits........................................       (72,941)       (222,579)
  Accounts payable................................           --        9,101,502
  Accrued expenses................................       277,820       5,481,033
  Deferred revenue................................           --          188,754
                                                    ------------   -------------
   Net cash used in operating activities..........    (1,093,604)    (11,363,332)
                                                    ------------   -------------
Cash flows from investing activities:
 Purchase of property and equipment...............      (701,014)    (41,549,724)
                                                    ------------   -------------
   Net cash used in investing activities..........      (701,014)    (41,549,724)
                                                    ------------   -------------
Cash flows from financing activities:
 Proceeds from issuance of common and preferred
  stock...........................................    11,241,877       4,441,185
 Borrowings from line of credit...................         1,000      50,724,000
 Principal payments on capital lease obligations..           --         (744,733)
                                                    ------------   -------------
   Net cash provided in financing activities......    11,242,877      54,420,452
                                                    ------------   -------------
Net increase in cash and cash equivalents.........     9,448,259       1,507,396
Cash and cash equivalents at beginning of period..           --        9,448,259
                                                    ------------   -------------
Cash and cash equivalents at end of period........  $  9,448,259   $  10,955,655
                                                    ============   =============
Supplemental cash flow information and noncash ac-
 tivities:
 Fixed assets obtained through capital lease......  $  1,101,897   $   4,085,092
                                                    ============   =============
 Warrants issued for bridge loan..................  $        --    $   2,065,000
                                                    ============   =============
 Income taxes paid................................  $        800   $         800
                                                    ============   =============
 Interest paid....................................  $         17   $     992,437
                                                    ============   =============

   The accompanying notes are an integral part of these financial statements.

                        NORTHPOINT COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Organization and Basis of Presentation

 The Company

  NorthPoint Communications, Inc. was formed in May 1997 to provide high speed network and data transport services, allowing Internet Service Providers
(ISPs), broadband data service providers and long distance and local phone companies (collectively, network service providers or NSPs) to meet the rapidly increasing information needs of small and medium-sized businesses, people who work in home offices and telecommuters.

 Basis of Presentation

  The consolidated financial statements include the accounts of NorthPoint Communications, Inc. and its wholly-owned subsidiary (the Company). All material intercompany accounts and transactions have been eliminated.

  The Company was considered a development stage company in 1997. Although the Company was incorporated on May 16, 1997, principal operations did not effectively begin until August 1997. These principal activities included developing business plans, procuring governmental authorizations and central office collocation space and improvements, raising capital, hiring management and other key personnel, working on the design and development of the Company's network architecture and operations support system, acquiring equipment and facilities and negotiating interconnection agreements. In March 1998, the Company began generating revenue from providing transport services to NSP customers.

  Certain prior year balances have been reclassified to conform with the current year presentation.

 Pro Forma Balance Sheet (unaudited):

  The accompanying unaudited pro forma balance sheet at December 31, 1998 reflects the assumed conversion of the Series B and Series C preferred stock into common stock as of December 31, 1998.

2. Summary of Significant Accounting Policies

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Business Risks and Credit Concentrations

  The Company's operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, technological, regulatory and other risks associated with an emerging business.

  As of December 31, 1998, the Company's cash and cash equivalents are deposited with one financial institution in the form of demand deposits and money market accounts. At December 31, 1998, the Company had bank deposits of $10,855,655 in excess of federally insured limits.

                        NORTHPOINT COMMUNICATIONS, INC.

  The Company sells its services on a wholesale basis to NSPs. For the year ended December 31, 1998, two NSP customers accounted for 70% of revenue. These same customers accounted for 55% of accounts receivable at December 31, 1998.

  The Company is dependent upon a small number of major suppliers and service providers.

 Cash and Cash Equivalents

  The Company considers all highly liquid monetary instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

 Property and Equipment

  Property and equipment, including property and equipment under capital leases, are recorded at cost and depreciated using the straight-line method over the shorter of their useful lives or, for leased assets, the remaining lease term. The estimated useful life is three years for software, and five years for all other property and equipment. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

  Central office collocation space and improvements represent payments to secure central office space for location of certain Company equipment. These fees are amortized over their estimated useful lives of five years.

  The Company capitalizes costs associated with the design and implementation of the Company's network including internally and externally developed software. Capitalized external software costs include the actual costs to purchase existing software from vendors. Capitalized internal software costs generally include personnel costs incurred in the enhancement and implementation of purchased software packages. As of December 31, 1997 and 1998, no internal costs have been capitalized.

 Long-Lived Assets

  Statement of Financial Accounting Standards No. 121 (SFAS No. 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is to be recognized based on the fair value of the assets. No impairment losses have been recognized to date.

 Revenues

  Revenues from transport services are recognized when the services are provided. Payments received in advance of providing services are recorded as deferred revenue until the period such services are provided. Revenues related to equipment installation services is recognized when the installation is completed.

                        NORTHPOINT COMMUNICATIONS, INC.

 Advertising and Sales Promotion Costs

  Advertising and sales promotion costs are expensed as incurred and totaled $0 and $281,539 in 1997 and 1998, respectively.

 Income Taxes

  The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No.
109). Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Fair Value of Financial Instruments

  Amounts reported for cash and cash equivalents, accounts receivable, accounts payable, line of credit borrowings, and other accrued expenses are considered to approximate fair value primarily due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the capital lease obligations approximates fair value.

 Earnings (Loss) Per Share

  The Company computes net loss per share pursuant to SFAS No. 128, Earnings Per Share. Basic net loss per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period after having given consideration to shares subject to repurchase. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and conversion of the Company's convertible preferred stock.

  The following table presents the calculation of basic and diluted net loss per share:

                                            May 16, 1997
                                        (date of inception)     Year ended
                                        to December 31, 1997 December 31, 1998
                                        -------------------- -----------------
   Net loss............................     $ (1,296,130)      $(25,907,070)
                                            ------------       ------------
   Basic & Diluted:
     Weighted average shares of common
      stock outstanding................        9,659,360         10,853,035
     Less weighted average shares
      subject to repurchase............              --              17,726
                                            ------------       ------------
     Weighted average shares used in
      computing basic and diluted net
      loss per share...................        9,659,360         10,835,309
                                            ------------       ------------
       Basic and diluted net loss per
        share..........................     $      (0.13)      $      (2.39)
                                            ============       ============

                        NORTHPOINT COMMUNICATIONS, INC.

  The dilutive effect of options, warrants and convertible preferred stock has not been considered as their effect would be antidilutive for all periods presented. See Notes 9 and 10.

 Recently Issued Accounting Pronouncements:

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

  On April 3, 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, (SOP 98-5), Reporting on the Costs of Start-Up Activities, which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP-98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. As the Company has not capitalized such costs to date, the adoption of SOP 98-5 is not expected to have an impact on the financial statements of the Company.

3. Property and Equipment:

  Property and equipment consist of the following:

                                                      December 31, December 31,
                                                          1997         1998
                                                      ------------ ------------
Networking equipment.................................  $  146,890  $22,856,460
Central office collocation space and improvements....     459,051   14,706,047
Computers and software...............................      72,099    2,488,542
Leasehold improvements...............................       4,848    1,244,924
Furniture, fixtures and office equipment.............      18,126      938,877
Property and equipment under capital leases:
 Networking equipment................................     564,568    3,184,894
 Central office collocation space and improvements...     221,908      892,537
 Furniture, fixtures and equipment...................     285,032      987,888
 Leasehold improvements..............................      30,389      121,670
                                                       ----------  -----------
  Total property and equipment.......................   1,802,911   47,421,839

Less accumulated depreciation and amortization.......     (27,179)  (1,344,043)
                                                       ----------  -----------
  Property and equipment, net........................  $1,775,732  $46,077,796
                                                       ==========  ===========

  Included in accumulated depreciation and amortization is $22,759 and $630,121 of accumulated depreciation and amortization relating to property and equipment under capital leases as of December 31, 1997 and 1998, respectively (See Note
8).

  Depreciation and amortization expense was $27,179 and $1,318,575 for the period from May 16, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998, respectively, including amortization of software of $236 and $88,099, respectively.

                        NORTHPOINT COMMUNICATIONS, INC.

4.Income Taxes:

  The provision for income taxes is summarized as follows:

                                             May 16, 1997
                                               (date of
                                            (inception) to      Year ended
                                           December 31, 1997 December 31, 1998
                                           ----------------- -----------------
   Current tax expense:
     Federal..............................     $     --        $        --
     State................................           800                800
                                               ---------       ------------
                                                     800                800

   Deferred tax expense:
     Federal..............................      (542,607)        (8,461,154)
     State................................           --          (1,444,736)
     Valuation allowance for deferred tax
      assets..............................       542,607          9,905,890
                                               ---------       ------------

       Net tax expense....................     $     800       $        800
                                               =========       ============

  The primary components of temporary differences which give rise to deferred taxes are as follows:

                                                      December 31,
                                           -----------------------------------
                                                 1997              1998
                                           ----------------- -----------------
   Noncurrent deferred tax assets
    (liabilities):
     Net operating loss carryforwards.....     $ 632,091       $  9,827,384
     Depreciation.........................       (89,484)           (81,222)
     Accrued liabilities..................           --             702,335
                                               ---------       ------------
       Gross deferred tax asset...........       542,607         10,448,497

     Valuation allowance..................      (542,607)       (10,448,497)
                                               ---------       ------------

       Net deferred tax asset.............     $       0       $          0
                                               =========       ============

  Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a valuation allowance against its net deferred tax asset at both December 31, 1997 and 1998. Management evaluates the recoverability of the deferred tax asset and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax asset will be realizable, the valuation allowance will be reduced.

  At December 31, 1997 and 1998, the Company had net operating loss carryforwards of approximately $1,475,000 and $23,195,000, respectively, for both federal and state income tax purposes. The federal carryforwards expire in the years 2012 through 2018. For federal and state tax purposes, a portion of the Company's net operating loss may be subject to certain limitations on annual utilization in case of changes in ownership, as defined by federal and state tax laws.

                        NORTHPOINT COMMUNICATIONS, INC.

  A reconciliation of the provision for income taxes to the federal statutory rate is as follows:

                             May 16, 1997
                               (date of
                            (inception) to  Year ended
                             December 31,  December 31,
                                 1997          1998
                            -------------- ------------
   Provision computed at
    federal statutory
    rate...................   $ (542,607)  $ (8,808,404)
   State taxes, net of
    federal tax benefit....          --      (1,444,736)
   Change in valuation
    allowance..............      542,607      9,905,890
   Permanent difference....                     335,668
   Others..................          --          11,582
                              ----------   ------------
   Net tax provision.......   $        0   $          0
                              ==========   ============

5.Line of Credit

  The Company has a bank line of credit collateralized by accounts receivable, equipment, and inventories. The line requires monthly payments of interest only, at prime plus 1.5%, and any unpaid principal and interest will be due on May 1, 1999. The line has a maximum amount available of $1,000,000, of which $275,000 is designated under an available standby letter of credit at December 31, 1998. The letter of credit expires on February 28, 1999. The amount outstanding under the bank line of credit was $1,000 and $725,000 as of December 31, 1997 and 1998, respectively, and the interest rate in effect was 10% and 9.25%, respectively.

6.Bridge Loan

  In July 1998, the Company finalized a commitment from an investment bank to provide up to $50,000,000 of debt financing (the "Bridge Loan"). The Bridge Loan carries interest at 10% per annum through January 15, 1999. The interest rate increases to 11.5% by July 15, 1999 at which date the Bridge Loan is payable. If not paid by July 15, 1999, the Bridge Loan converts into Senior Rollover Notes, Series A and B with principal balances of $15,000,000 and $35,000,000 respectively and the interest rate increases by 50 basis points at the end of each three month period for which the Bridge Loan remains outstanding. As of December 31, 1998, the Company has drawn down the entire $50,000,000 available under its bridge loan commitment.

  The Bridge Loan contains various business and financial covenants including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions and (iii) limitations on capital expenditures.

  In connection with the Bridge Loan, the Company issued warrants (the Bridge Loan Warrants) to purchase 1,000,000 shares of common stock to this bank, at an exercise price of $0.01 per share for the first 250,000 shares, and $6.67 for the remainder. Upon draw down of funds in excess of $15,000,000, the Company is required to issue warrants to purchase up to 600,000 additional shares of common stock at a price of $6.67. The amount of additional warrants issued is based on the outstanding principal of the bridge loan, divided by $35 million and multiplied by 150,000, as of each three month anniversary of each draw date.

  In connection with the grant of these warrants, the Company has recognized a discount of $2,065,000 to the bridge loan, which is amortized over the life of the loan term. Amortization of this discount amounted to $0 and $946,458 in 1997 and 1998, respectively.

                        NORTHPOINT COMMUNICATIONS, INC.

  Under the terms of the loan, 1,150,000 warrants have been issued, none of which have been exercised as of December 31, 1998. (Note 10)

7. Commitments and Contingencies

  The Company is subject to state public utilities commission, Federal Communications Commission and court decisions as they relate to the interpretation and implementation of the Telecommunications Act, the interpretation of CLEC interconnection agreements in general and the Company's interconnection agreements in particular. In some cases the Company may be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to the Company's agreements. The Company cannot estimate the effect, if any, of these proceedings.

8. Capital and Operating Leases

  During 1997 and 1998, the Company entered into capital leases for computer and other telecommunications equipment. The equipment is pledged as collateral for the lease commitment.

  The Company leases office space under noncancelable operating leases. Rent expense under operating leases was $56,838 and $830,655 for the period from May 16, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998, respectively, which includes $3,879 and $272,983 in sublease rent expense, respectively. The following is a schedule of future minimum lease payments under capital and operating leases for the years ending December 31, 1998:

                                                           Capital   Operating
                                                            Leases     Leases
                                                          ---------- ----------
   1999.................................................. $1,512,058 $2,171,043
   2000..................................................  1,512,058  1,622,769
   2001..................................................  1,512,058  1,532,353
   2002..................................................    557,719  1,582,097
   2003..................................................        --     462,486
                                                          ---------- ----------
   Total minimum lease payments..........................  5,093,893 $7,370,748
                                                                     ==========
   Less amount representing interest.....................    665,814
                                                          ----------
   Present value of minimum lease payments...............  4,428,079
   Less current portion of capital lease obligations.....  1,190,739
                                                          ----------
   Long-term portion of capital lease obligations........ $3,237,340
                                                          ==========

9. Convertible Preferred Stock

  The Company has authorized 21,804,556 shares of Preferred Stock, of which 17,006,954 shares are designated Series B Preferred Stock (Series B Stock) and 4,797,602 shares are designated as Series C Preferred Stock (Series C Stock). At December 31, 1998, 16,450,721 shares of Series B Stock were outstanding and 659,970 shares of Series C Stock were outstanding.

                        NORTHPOINT COMMUNICATIONS, INC.

 Dividends

  The holders of Series B Stock and Series C Stock are entitled to receive noncumulative dividends in preference to any dividend on common stock, at an annual rate equal to the greater of (i) $0.08 or $0.80 per share, respectively, in the case of the Series B Stock or Series C Stock or (ii) a per share amount equal to the per share amount paid on any other outstanding shares of capital stock of the Company, when and if declared by the Board of Directors. No such dividends have been declared or paid to date.

 Liquidation Preference

  In the event of any liquidation, dissolution, or winding up of the Company, the holders of the preferred stock are entitled to receive, in preference to the holders of common stock, $.67417772 per share for each share of Series B stock and $6.67 per share for each share of Series C Stock ($15,492,710 in total), plus all declared but unpaid dividends, if any. Preferred Series B and Series C holders are then entitled to receive assets and funds of the Company in proportion to the number of shares as if converted pursuant to the following paragraph.

 Redemption Rights

  The convertible preferred stock is not redeemable.

 Conversion Rights

  The number of shares of common stock into which each share of Series B Stock and Series C may be converted is equal to the original purchase price of the stock divided by the conversion price in effect on the date of conversion. Each share of Preferred Stock will convert into common stock, at the then applicable conversion rate, (i) in the event of the closing of an underwritten public offering of any of the Company's equity securities, (ii) upon the election of the holders of at least a majority of the then outstanding shares of Preferred Stock, or (iii) at anytime at the option of the holder.

  The Preferred Stock also carries provisions which protect the holders of such securities from dilution caused by capital reorganizations, stock splits, or other such capital changes.

 Voting Rights

  The holders of preferred stock are entitled to vote on all matters and entitled to the number of votes equal to the number of shares of common stock into which the preferred stock could be converted pursuant to the conversion rights. Except as otherwise required by law, the holders of the preferred stock have voting rights equal to those of the common stockholders.

  The holders of preferred stock have the right to elect three members of the Board of Directors and the holders of the shares of common stock have the right to elect one member of the Board of Directors. Any additional directors shall be elected by holders of both classes of stock.

10.Stock Warrants

 Equipment Lease Warrants

  The Company has agreed to issue warrants to purchase up to 556,233 shares of Series B preferred stock to an equipment lease provider, at an exercise price of $0.675 per share. As of December 31, 1998, warrants to purchase 407,902 shares had been issued, all of which are immediately exercisable. As the fair value of these warrants was determined to be immaterial at date of issuance, no charge was recorded.

                        NORTHPOINT COMMUNICATIONS, INC.

  Warrants vest based on the aggregate amounts drawn under the lease facility up to $7,500,000 as follows: 37,082 fully paid and nonassessable shares of Preferred Stock vest upon the funding of any portion of each incremental $500,000 drawn in the aggregate under the facility, and any remaining unvested warrants will vest on March 31, 1999. In the event that (i) the Company terminates its right to draw down any unused portion available under the facility before March 31, 1999; and (ii) at the time of such termination the amounts drawn representing software and tenant improvements do not exceed 35% of the aggregate amount drawn under the facility, the remaining unvested warrants will be cancelled. If however at the time of termination the amounts drawn representing software and tenant improvements are in excess of 35% of the aggregate amount drawn under the facility warrants will vest to the maximum of 556,233 shares of Preferred Stock.

 Bridge Loan Warrants

  In conjunction with the Bridge Loan (Note 6) the Company issued warrants to purchase 250,000 shares of common stock for an exercise price of $.01 per share, and 900,000 shares of common stock for an exercise price of $6.67 per share. The Bridge Loan Warrants are exercisable immediately and expire in July 2003. The exercise price and number of shares of common stock issuable upon exercise of these warrants are subject to adjustment under certain circumstances.

 Contingent Warrants

  The Company has agreed to issue warrants to purchase up to 50,000 shares of its common stock at a price of $6.67 per share to one of its shareholders, contingent on the introduction of DSL services in certain markets by the Company and the placement of a purchase order by this shareholder for a certain number of DSL end users in those markets, prior to September 30, 1999. No warrants have been issued under this agreement at December 31, 1998. In February 1999, the Company increased the number of shares purchasable under the warrants to 94,475 and reduced the exercise price to $3.53 per share.

11. Stock Options

  In September 1997, the Company adopted the 1997 Stock Option Plan under which the Board of Directors may grant options to purchase common stock either as incentive stock options to employees and directors or nonstatutory stock options to employees, directors, and consultants. Options granted as incentive stock options are issued at an exercise price between 100% and 110% of fair market value, as determined by the Board of Directors. Nonstatutory options are issued at between 85% and 110% of their fair market value. At December 31, 1997 and 1998, 3,642,062 and 7,500,000 shares of common stock, respectively, have been authorized for the exercise of stock options.

  Generally, options granted under this plan become exercisable at a rate of 1/4 of the total at the end of twelve months from the vesting commencement date, and 1/48 of the total per month thereafter of employment. Options generally expire ten years from the date of the grant except in the case of an incentive stock option granted to an optionee who, at the time of the option is granted, owns stock representing more than ten percent of the voting power of all classes of stock outstanding. In this case, the term of the option is 5 years from the date of the grant.

                        NORTHPOINT COMMUNICATIONS, INC.

  The following table summarizes activity under the Company's stock option plan for the period from May 16, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998:

                                                                        Weighted
                                                  Shares     Number of  Average
                                                available     Options   Exercise
                                                for Grant   Outstanding  Price
                                                ----------  ----------- --------
   Reserved for issuance.......................  3,642,062         --
    Granted.................................... (2,280,000)  2,280,000   $0.07
    Exercised..................................        --          --
    Cancelled..................................        --          --
                                                ----------   ---------   -----
   Balances as of December 31, 1997............  1,362,062   2,280,000   $0.07
   Reserved for issuance.......................  3,857,938         --
    Granted.................................... (4,039,150)  4,039,150   $0.66
    Exercised..................................        --     (107,500)  $0.34
    Canceled...................................     96,875     (96,875)  $0.23
                                                ----------   ---------   -----
   Balances as of December 31, 1998............  1,277,725   6,114,775   $0.45
                                                ==========   =========   =====

  The following table summarizes information with respect to stock options outstanding and exercisable at December 31, 1998:

                  Options Outstanding                      Options Exercisable
   -----------------------------------------------------  -----------------------
                                  Weighted
                                   Average
                                  Remaining    Weighted                 Weighted
     Range of        Number      Contractual   Average      Number      Average
     Exercise      Outstanding      Life       Exercise   Exercisable   Exercise
      Prices       at 12/31/98     (Years)      Price     at 12/31/98    Price
     --------      -----------   -----------   --------   -----------   --------
       $.07         3,386,125       8.86        $ .07        905,842     $ .07
       $.20           708,500       9.41        $ .20        325,000     $ .20
    $.50 - $.80       480,500       9.51        $ .71            --        --
   $1.25 - $1.50    1,539,650       9.70        $1.33            --        --
                    ---------                              ---------
                    6,114,775       9.18        $ .45      1,230,842     $ .10
                    =========                              =========

  The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Options Issued to Employees and related interpretations in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of employee stock options was in excess of the exercise price of the options. As a result, the Company recorded deferred compensation of $202,430 and $6,259,276, for the period from May 16, 1997 to December 31, 1997 and for the year ended December 31, 1998, respectively. This amount was recorded as a reduction of stockholders' equity and is being amortized as a charge to operations over the vesting period of the applicable options.

  During the period from inception to December 31, 1997 and the year ended December 31, 1998, the Company recognized $29,473 and $843,519, respectively, of stock compensation expense.

                        NORTHPOINT COMMUNICATIONS, INC.

  SFAS No. 123, Accounting for Stock-Based Compensation, encourages adoption of a fair value-based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic value method under APB No. 25 for options granted to employees and disclose pro forma net earnings and earnings per share in accordance with SFAS No. 123. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net earnings and earnings per share would have been as follows:

                                                       1997          1998
                                                    -----------  ------------
   Net loss as reported............................ $(1,296,130) $(25,907,070)
   Pro forma net loss..............................  (1,309,238)  (26,395,384)
   Net loss per share as reported, basic and
    diluted .......................................       (0.13)        (2.39)
   Pro forma net loss per share, basic and
    diluted........................................       (0.14)        (2.44)

  The weighted average fair value of stock options granted during the period from May 16, 1997 (date of inception) to December 31, 1997 and during the year ended December 31, 1998 was $0.02 and $0.14, respectively.

  The effects of applying SFAS No. 123 for the pro forma disclosures are not representative of the effects expected on reported net earnings and earnings per share in future years, since valuations are based on highly subjective assumptions about the future, including stock price volatility and exercise patterns.

  The Company used the Black-Scholes option pricing model to determine the fair value of grants made in 1997 and 1998. The following assumptions were applied in determining the pro forma compensation cost:

                                                                      1997 1998
                                                                      ---- -----
   Weighted average risk-free interest rate.......................... 5.7% 5.25%
   Expected dividend yield...........................................   0%    0%
   Expected option life in years.....................................    5     5

  Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of stock-based awards to employees.

12.Employee Benefit Plan

  In January 1997, the Company established the NorthPoint Communications 401(k) plan (the Plan) which covers substantially all employees. Under the Plan, employees are permitted to contribute up to 20% of gross compensation not to exceed the annual 402(g) limitation for any plan year. Discretionary contributions may be made by the Company as determined by the Board of Directors. No contributions were made by the Company during 1997 and 1998.

13.Related Party Transactions

  In 1997 and 1998, legal fees of approximately $76,804 and $114,831, respectively, were paid to a law firm which, along with two partners of the firm, is a Series B preferred stockholder in the Company.

  A principal stockholder of the Company owns more than 10% of the capital stock of a vendor of the Company. The Company's payments to the vendor for the period from May 16, 1997 (date of inception) to December 31, 1997, and for the year ended December 31, 1998 totaled approximately $203,000 and $8,490,467, respectively.

                        NORTHPOINT COMMUNICATIONS, INC.

14.Subsequent Events

 Common Stock

  In January 1999, the Company increased the authorized number of shares of common stock to 75,000,000.

  From January 1, 1999 to February 24, 1999, the Company granted to certain employees options to purchase an aggregate of 976,857 shares of common stock at an exercise price of $1.50 to $14.00 per share. A compensation charge will be recorded in connection with certain of these grants.

  Pursuant to the terms of the Bridge Loan Agreement (Note 6), the Company has issued an additional 42,857 common stock warrants. Total common stock warrants issued through February 24, 1998 under the Bridge Loan Agreement are 1,192,857.

 Preferred Stock

  In January 1999, the Company declared a 1.889518-to-1 Series C preferred stock split and increased the authorized number of shares of preferred stock to 35,761,600.

  On February 19, 1999, the Company issued 16,762,381 shares of Series C preferred stock at a price of $3.53 per share. In connection with the issuance of Series C preferred stock the Company issued certain rights to holders of 47,085,560 shares of common stock issued or issuable upon conversion of Series B preferred stock and Series C preferred stock or exercise of Bridge Warrants and certain other outstanding options and warrants (collectively, the "Rights Holders"). The Rights Holders are entitled to notification if the Company proposes to register any of its or a holder's common stock under the Securities Act. In addition, subject to certain conditions and limitations, they can also require the Company to include their shares in such a registration, or a later registration, or use its best efforts to cause such shares to be registered.

  Certain other holders of warrants are entitled to an increase in the number of their warrants under antidilution provisions. These provisions are expected to cause the issuance of warrants to purchase approximately 227,000 shares of common stock at a weighted average exercise price of $6.41 per share.

 Credit Facility

  In February 1999, the Company accepted a letter of commitment from two banks under which the banks agreed to provide a five-year senior secured credit facility consisting of (a) a $50,000,000 senior secured term loan facility and
(b) a $50,000,000 senior secured revolving credit facility that will convert into a senior secured loan six months from the date of issuance. The Company expects the senior secured facility to close in April 1999.

 Joint Marketing Agreement

  In February 1999, the Company entered into a DSL joint marketing development agreement with a national Internet service provider. Under this agreement the Internet service provider designated the Company as its preferred supplier in certain markets, and has committed to achieving a certain number of end users within a defined time period. In connection with this agreement, the Company issued a subordinated convertible promissory note in the amount of $5.6 million to this Internet service provider. This note converts into common stock in the event of an initial public offering of the Company's stock or upon an earlier sale of the Company at a conversion rate equal to the then outstanding principal amount, plus accrued interest, of the note divided by the initial price of the Company's common stock to the public or other sale price.

                        NORTHPOINT COMMUNICATIONS, INC.

 NorthPoint Communications Holdings, Inc.

  On February 24, 1999, the Board of Directors approved the merger of NorthPoint Communications, Inc. with and into NorthPoint Merger Sub, Inc., a wholly owned subsidiary of NorthPoint Communications Holdings, Inc. This reorganization is expected to be completed in March, 1999.

                                  UNDERWRITING

  NorthPoint and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation are the representatives of the Underwriters.

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   Goldman, Sachs & Co.........................................
   Morgan Stanley & Co. Incorporated...........................
   Credit Suisse First Boston Corporation......................
                                                                      ---
     Total.....................................................
                                                                      ===

                               ----------------

  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from NorthPoint to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by NorthPoint. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                          Paid by NorthPoint
                                                          ------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

  Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $      per share
from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

  NorthPoint and NorthPoint's executive officers and directors and its largest stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives and except that (1) holders of warrants outstanding on the date of this prospectus may exercise those warrants and (2) we may issue our common stock or securities convertible into or exchangeable for shares of our common stock in connection with strategic relationships and acquisitions of businesses, technologies or products complementary to those of ours, so long as the recipients of such securities agree to be bound by a lock-up agreement for the remainder of the 180-day lock-up period. The lock-up agreement by NorthPoint does not apply to any existing employee benefit plans. The lock-up agreements by persons other than NorthPoint
cover an aggregate of    shares. See "Shares Eligible for Future Sale" for a
discussion of certain transfer restrictions.

  Prior to this offering, there has been no public market for the shares. The initial public offering price has been negotiated among NorthPoint and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be NorthPoint's historical performance, estimates of the business potential and earnings prospects of NorthPoint, an assessment of NorthPoint's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The common stock will be quoted on the Nasdaq National Market under the symbol "NPNT."

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq in the over-the-counter market or otherwise.

  The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  NorthPoint estimates that the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $        .

  Certain of the underwriters or their affiliates have in the past and may in the future provide investment banking or other services for the Company. In July 1998, an affiliate of Morgan Stanley & Co. Incorporated made a $50,000,000 bridge loan to NorthPoint, and in February 1999 an affiliate of Goldman, Sachs & Co. committed to provide half of a $100,000,000 secured credit facility to NorthPoint. These are described in greater detail in "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources." NorthPoint paid or will pay fees and other considerations in connection with these transactions.

  NorthPoint has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                                                        APPENDIX

                        NORTHPOINT COMMUNICATIONS, INC.

                               GLOSSARY OF TERMS

  ADSL (Asymmetrical Digital Subscriber Line)--A high speed transmission technology using existing twisted pair lines that permits simultaneous POTS and high speed data communication. A much higher data rate is employed downstream than upstream.

  Asynchronous Transfer Mode (ATM)--A protocol that segments digital information into 53-byte cells (5-byte header and 48-byte payload) that are switched throughout a network over virtual circuits. ATM can accommodate multiple types of media (voice, video, data).

  Bandwidth--Refers to the maximum amount of data that can be transferred through a communication channel at a given time. It is usually measured in bits per second for digital communication.

  Broadband--A transmission channel that has a bandwidth greater than a voice-grade line of 3 KHz. A broadband line can carry numerous voice, video and data channels simultaneously through digital or analog signals.

  CMSP--Cable Modem Service Provider such as @Home or Road Runner, Inc.

  Central Office--ILEC facility where end user lines are terminated.

  CLEC (Competitive Local Exchange Carrier)--Category of telephone service provider (carrier) that offers services similar to those of the ILEC, as allowed by recent changes in telecommunications law and regulation.

  Collocation--A location serving as the interface point for a CLEC network's interconnection to that of the ILEC. Collocation can be (1) physical, in which the CLEC places and directly maintains equipment in the ILEC central office, or
(2) virtual, in which the CLEC leases space in the ILEC central office but the equipment is owned and maintained by the ILEC.

  CPE (Customer Premise Equipment)--Terminal equipment supplied by either the customer or supplier, which is connected to the telecommunications network.

  DSLAM (Digital Subscriber Line Access Multiplexer)--A platform that provides for high-speed data transmission over traditional twisted-pair wiring.

  DSL (Digital Subscriber Line)--The non-loaded, local-loop cooper connection between the NSP and the customer premises. DSL provides high-speed digital data access over twisted-pair wiring.

  FCC (Federal Communications Commission)--The U.S. government agency charged with the oversight of interstate communications originating in the U.S.

  Frame Relay--A high-speed packet-switched data communications protocol.

  GHz (Gigahertz)--One billion cycles per second.

  G.lite--A specification to define a standard for a mass market version of ADSL which is interoperable with full rate ADSL but is not as fast. The specification is intended to reduce the installation complexity and cost of a consumer DSL solution.

  ILEC (Incumbent Local Exchange Carrier)--The local exchange carrier that was the monopoly carrier in a region, prior to the opening of local exchange services to competition.

  Interconnection (Co-Carrier) Agreement--A contract between an ILEC and a CLEC for the interconnection of the two networks and CLEC access to ILEC UNEs. These agreements set out the financial and operational aspects of such interconnection and access.

  ISP (Internet Service Provider)--A vendor that provides end users access to the Internet.

  ISDN (Integrated Services Digital Network)--Telecommunication service that uses digital transmission and switching technology to provide voice and data communications at speeds up to 144 Kbps.

  IXC (Interexchange Carrier)--Facilities-based long distance/interLATA carriers (e.g., AT&T, MCI WorldCom and Sprint), who also provide intraLATA toll service.

  Kbps (Kilobits per second)--One thousand bits per second.

  KHz (Kilohertz)--One thousand cycles per second.

  LMDS (Local Multipoint Distribution System)--A wireless two-way broadband technology, operating in the 28-GHz and 31-GHz frequency bands, designed to provide transmission of voice, high-speed data and video (wireless cable TV).

  Local Loop--A generic term for the connection between the customer's premises and the provider's serving central office.

  Mbps (Megabits Per Second)--One million bits per second.

  MMDS (Multi-channel Multiport Distribution System)--Also known as wireless cable. MMDS is a delivery system that delivers up to 33channels of video programming via microwave transmission. MMDS systems operate a band of radio spectrum that ranges from 2.5 billion cycles a second to 7 billion. That band can only be used for broadcast (one-way) communications.

  NSP (Network Service Provider)--A collective term for Internet access service providers (ISPs), broadband data service providers, long distance and local exchange carriers.

  OSS (Operations Support System)--A back office system that interfaces with existing NSP provisioning, management, accounting and billing systems, and provides a secure Web-based interface for order entry, order tracking, trouble-ticketing, billing, network management, reporting and marketing support.

  POTS (Plain Old Telephone Service)--Standard telephone service over the PSTN, with an analog bandwidth of less than 4 Khz.

  PSTN (Public Switched Telephone Network)--A network shared among many users who can use telephones to establish connections between two points. Also known as the dial network.

  PUC (Public Utility Commission)--A state regulatory administrative body, established in most states, which regulates utilities that include telephone companies providing intrastate services. It is also known as Public Service Commission.

  RBOCs (Regional Bell Operating Companies)--ILECs created by AT&T's divestiture of its local exchange business. The remaining RBOCs include BellSouth, Bell Atlantic Corporation, Ameritech Corporation, U S WEST Communications, Inc. and SBC Communications, Inc.

  SDSL (Symmetric Digital Subscriber Line)--A technology that provides high bandwidth, bi-directional transmission over one copper wire pair for speeds up to T1 services. SDSL is capable of accommodating applications that require identical downstream and upstream speeds, such as video conferencing or collaborative computing (i.e., remote LAN access).

  T1--A digital transmission link with a capacity of 1.544 Mbps.

  UNEs (Unbundled Network Elements)--The various portions of an ILEC's network that a CLEC can lease for purposes of building a facilities-based competitive network, including copper lines, central office collocation space, inter-office transport, operational support systems, local switching and rights of way.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Use of Proceeds..........................................................  27
Dividend Policy..........................................................  27
Capitalization...........................................................  28
Dilution.................................................................  30
Selected Consolidated Financial Data.....................................  31
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  33
Business.................................................................  40
Management...............................................................  54
Principal Stockholders...................................................  62
Certain Transactions.....................................................  64
Shares Eligible for Future Sale..........................................  65
Description of Capital Stock.............................................  66
Legal Matters............................................................  70
Experts..................................................................  70
Where You Can Find More Information......................................  70
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1
Appendix................................................................. A-1

   Through and including          , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                         Shares

                   NorthPoint Communications Holdings, Inc.

                                 Common Stock

                                 ------------

                                    [LOGO]

                                 ------------


                             Goldman, Sachs & Co.

Morgan Stanley Dean Witter

                          Credit Suisse First Boston


                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

   Securities and Exchange Commission Fee.............................. $34,750
   NASD Filing Fee.....................................................  13,000
   Nasdaq National Market Listing Fee..................................
   *Legal Fees and Expenses............................................
   *Accounting Fees and Expenses.......................................
   *Printing Expenses..................................................
   *Blue Sky Fees and Expenses.........................................
   *Registrar and Transfer Agent Fees and Expenses.....................
   *Miscellaneous......................................................
                                                                        -------
     *Total............................................................ $
                                                                        =======

--------
* Estimated.

Item 14. Indemnification of Directors and Officers

  As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its Stockholders for monetary damages for breach of fiduciary duty as a director.

  In addition, as permitted by the DGCL, the Bylaws of the Company provide that
(1) the Company shall indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company; (2) the Company shall have the power to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company; (3) expenses incurred in defending any action or proceeding for which indemnification is required or permitted by the Bylaws shall be paid by the Company in advance of final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if ultimately he is not entitled to indemnification; and (4) the rights conferred in the Bylaws are not exclusive and the Company is authorized to enter into indemnification agreements with its directors, officers and employees. The Bylaws permit the Company to maintain director and officer liability insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, office, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power or the obligation to indemnify him or her against such liability under the indemnification provisions of the DGCL.

  The Company has obtained a policy of directors' and officers' liability insurance for its directors and officers to insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Item 15. Recent Sales of Unregistered Securities

  Since February 1996, the Registrant has issued and sold unregistered securities as follows:

    (1) The Company issued an aggregate of 16,762,381 shares of Series C preferred stock in a private placement on February 19, 1999. The consideration received for such shares was $59,171,204.93.

    (2) The Company issued an aggregate of 680,169 (giving effect to a stock split effected in connection with the February 1999 Series C preferred stock issuance) shares of Series C preferred stock in a private placement in August 1998 to Intel Corporation and Mr. Howell. The consideration received for such shares was $2,400,996.57.

    (3) The Company issued an aggregate of 566,855 (giving effect to a stock split effected in connection with the February 1999 Series C preferred stock issuance) shares of Series C preferred stock in a private placement in July 1998 to At Home Corporation. The consideration received for such shares was $2,000,998.15.

    (4) The Company issued an aggregate of 16,382,921 shares of Series B preferred stock in a private placement in August 1997 to Benchmark Capital Partners, L.P., Benchmark Founder's Fund, L.P., Accel V. L.P., Accel Internet/Strategic Technology Fund, L.P., Accel Keiretsu V L.P., Accel Investors' 97 L.P., Ellmore C. Patterson Partners, Greylock lX Limited Partnership, Stanford University, Messrs. Euske, Flood, Gregory, Malaga and Monahan, VLG Investments and Ms. Chinn. The consideration received for such shares was $11,045,000.33.

    (5) The Company issued an aggregate of 50,000 shares of Series B preferred stock in a private placement in October 1997 to Mr. Larango and Ms. Zeichner, trustees of the Zeichner-Larango Family Trust, dated July 28, 1997. The consideration received for such shares was $33,708.89.

    (6) The Company issued an aggregate of 17,800 shares of Series B preferred stock in a private placement in December 1997 to Mr. Hall. The consideration received for such shares was $12,000.36.

    (7) The Company issued an aggregate of 5,820,000 shares of Series A preferred stock in a private placement in June 1997 to Benchmark Capital Partners, L.P., Benchmark Founder's Fund, L.P., Accel V. L.P., Accel Internet/Strategic Technology Fund, L.P., Accel Keiretsu V. L.P., Accel Investors' 97 L.P., Ellmore C. Patterson Partners, Greylock lX Limited Partnership, Stanford University, Messrs. Euske, Flood, Gregory, Malaga and Monahan, VLG Investments and Ms. Chinn. The consideration received for such shares was $582,000.00. All of such shares of Series A preferred stock were first sold to certain of the purchasers of Series B preferred stock and then exchanged for certain of the shares of Series B preferred stock. Since August 23, 1997, the Company has had no shares of Series A preferred stock outstanding.

    (8) From September 1997 through February 1999, the Company granted stock options to purchase an aggregate of 7,296,007 shares of common stock to employees, consultants and directors with exercise prices ranging from $0.07 to $1.50 per share pursuant to the Company's 1997 Stock Option Plan.

  No underwriters were used in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to (1) Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or (2) Section 4(2) thereof, on the basis that the transactions did not involve a public offering.

Item 16. Exhibits

  1.1  Form of Underwriting Agreement.*

  3.1  Fifth Amended and Restated Certificate of Incorporation of NorthPoint
       Communications, Inc.*

  3.2  Bylaws of NorthPoint Communications, Inc.*

  4.1  Form of Specimen Common Stock Certificate of NorthPoint Communications,
       Inc.

  5.1  Opinion of Latham & Watkins.*
  9.1  Amended and Restated Voting Agreement among NorthPoint Communications,
       Inc. and certain of its stockholders, dated February 19, 1999.

 10.1  1999 Equity Participation Plan of NorthPoint Communications, Inc.*

 10.2  1997 Stock Option Plan of NorthPoint Communications, Inc.

 10.3  Amended and Restated Series C Preferred Stock Purchase Agreement among
       NorthPoint Communications, Inc. and certain of its stockholders, dated
       January 20, 1999.

 10.4 Third Amended and Restated Right of First Refusal and Co-Sale Agreement among NorthPoint Communications, Inc. and certain of its stockholders, dated February 19, 1999.

 10.5  Fourth Amended and Restated Rights Agreement among NorthPoint
       Communications, Inc. and certain of its stockholders, dated February 19, 1999.*

 10.6 Side letter relating to the purchase of Series C preferred stock between NorthPoint Communications, Inc. and Vulcan Ventures Incorporated, dated
       February 19, 1999.

 10.7 Side letter relating to the purchase of Series C preferred stock among NorthPoint Communications, Inc. and certain of its stockholders, dated
       February 19, 1999.

 10.8 Side letter relating to mirror warrants among NorthPoint Communications, Inc. and certain of its stockholders, dated February 19, 1999.

 10.9  Series B Preferred Stock Purchase Agreement among NorthPoint
       Communications, Inc. and certain of its stockholders, dated August 13, 1997.*

 10.10 Second Series B Preferred Stock Purchase Agreement among NorthPoint
       Communications, Inc. and certain of its stockholders, dated August 13, 1997.*

 10.11 Board Observer Agreement between NorthPoint Communications, Inc. and
       Intel Corporation, dated August 26, 1998.

 10.12 Subordinated Convertible Promissory Note made by NorthPoint
       Communications, Inc. in favor of Verio, Inc., dated February 1999.*

 10.13 Note Purchase Agreement between NorthPoint Communications, Inc. and
       Morgan Stanley Senior Funding, Inc., dated July 10, 1998.*

 10.14 Form of Indemnification Agreement.

 10.15 Series C Preferred Stock Purchase Warrant Agreement between NorthPoint
       Communications, Inc. and Intel Corporation, dated August 26, 1998.

 10.16 Side letter relating to information rights between NorthPoint
       Communications, Inc. and Intel Corporation, dated January 19, 1999.

 10.17 Addendum to Series C Preferred Stock Purchase Agreement among NorthPoint
        Communications, Inc. and certain of its stockholders, dated August 26, 1998.

 10.18 Subscription Agreement between NorthPoint Communications, Inc. and CNA
        Trust FBO Michael W. Hall, dated December 31, 1997.

 10.19 401(k) Plan of NorthPoint Communications, Inc.*

 11.1 Statement regarding Computation of Per Share Earnings.

 21   Subsidiaries.*

 23.1 Consent of PricewaterhouseCoopers LLP.

 23.2 Consent of Latham & Watkins (included in Exhibit 5.1).*

 24.1 Powers of Attorney (contained on the signature page of this Registration Statement).

 27.1 Financial Data Schedule.

--------
* To be filed by amendment.

Item 17. Undertakings

  The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on February 26, 1999.

                                          NORTHPOINT COMMUNICATIONS, INC.

                                                 /s/ Michael W. Malaga
                                          By: _________________________________
                                                     Michael W. Malaga
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Henry P. Huff and Steven J. Gorosh, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated:

             Signature                           Title                   Date
             ---------                           -----                   ----


     /s/ Michael W. Malaga           President, Chief Executive     February 26, 1999
____________________________________  Officer and Director
         Michael W. Malaga            (Principal Executive
                                      Officer)

       /s/ Henry P. Huff             Chief Financial Officer and    February 26, 1999
____________________________________  Vice President, Finance
           Henry P. Huff              (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)
       /s/ Robert K. Dahl            Director                       February 26, 1999
____________________________________
           Robert K. Dahl

       /s/ Reed H. Hundt             Director                       February 26, 1999
____________________________________
           Reed H. Hundt

             Signature                           Title                   Date
             ---------                           -----                   ----

     /s/ Andrew S. Rachleff          Director                       February 26, 1999
____________________________________
         Andrew S. Rachleff

      /s/ Dino J. Vendetti           Director                       February 26, 1999
____________________________________
          Dino J. Vendetti

      /s/ J. Peter Wagner            Director                       February 26, 1999
____________________________________
          J. Peter Wagner

       /s/ Frank D. Yeary            Director                       February 26, 1999
____________________________________
           Frank D. Yeary

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement.*

  3.1    Fifth Amended and Restated Certificate of Incorporation of NorthPoint
         Communications, Inc.*

  3.2    Bylaws of NorthPoint Communications, Inc.*

  4.1    Form of Specimen Common Stock Certificate of NorthPoint
         Communications, Inc.

  5.1    Opinion of Latham & Watkins.*
  9.1    Amended and Restated Voting Agreement among NorthPoint Communications,
         Inc. and certain of its stockholders, dated February 19, 1999.

 10.1    1999 Equity Participation Plan of NorthPoint Communications, Inc.*

 10.2    1997 Stock Option Plan of NorthPoint Communications, Inc.

 10.3    Amended and Restated Series C Preferred Stock Purchase Agreement among
         NorthPoint Communications, Inc. and certain of its stockholders, dated
         January 20, 1999.

 10.4    Third Amended and Restated Right of First Refusal and Co-Sale
         Agreement among NorthPoint Communications, Inc. and certain of its stockholders, dated February 19, 1999.

 10.5    Fourth Amended and Restated Rights Agreement among NorthPoint
         Communications, Inc. and certain of its stockholders, dated February
         19, 1999.*

 10.6 Side letter relating to the purchase of Series C preferred stock between NorthPoint Communications, Inc. and Vulcan Ventures
         Incorporated, dated February 19, 1999.

 10.7 Side letter relating to the purchase of Series C preferred stock among NorthPoint Communications, Inc. and certain of its stockholders, dated
         February 19, 1999.

 10.8    Side letter relating to mirror warrants among NorthPoint
         Communications, Inc. and certain of its stockholders, dated February
         19, 1999.

 10.9    Series B Preferred Stock Purchase Agreement among NorthPoint
         Communications, Inc. and certain of its stockholders, dated August 13, 1997.*

 10.10   Second Series B Preferred Stock Purchase Agreement among NorthPoint
         Communications, Inc. and certain of its stockholders, dated August 13, 1997.*

 10.11   Board Observer Agreement between NorthPoint Communications, Inc. and
         Intel Corporation, dated August 26, 1998.

 10.12   Subordinated Convertible Promissory Note made by NorthPoint
         Communications, Inc. in favor of Verio, Inc., dated February 1999.*

 10.13   Note Purchase Agreement between NorthPoint Communications, Inc. and
         Morgan Stanley Senior Funding, Inc., dated July 10, 1998.*

 10.14   Form of Indemnification Agreement.

 10.15   Series C Preferred Stock Purchase Warrant Agreement between NorthPoint
         Communications, Inc. and Intel Corporation, dated August 26, 1998.

 10.16   Side letter relating to information rights between NorthPoint
         Communications, Inc. and Intel Corporation, dated January 19, 1999.


 Exhibit
 Number  Description
 ------- -----------
 10.17   Addendum to Series C Preferred Stock Purchase Agreement among
          NorthPoint Communications, Inc. and certain of its stockholders, dated August 26, 1998.

 10.18   Subscription Agreement between NorthPoint Communications, Inc. and CNA
          Trust FBO Michael W. Hall, dated December 31, 1997.

 10.19   401(k) Plan of NorthPoint Communications, Inc.*

 11.1    Statement regarding Computation of Per Share Earnings.

 21      Subsidiaries.*

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2    Consent of Latham & Watkins (included in Exhibit 5.1).*

 24.1 Powers of Attorney (contained on the signature page of this Registration Statement).

 27.1    Financial Data Schedule.

--------
* To be filed by amendment.